UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

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Soliciting Material under §240.14a-12

CARDINAL HEALTH, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CardinalHealth™

Proxy Statement

Notice of Annual Meeting of Shareholders

23

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GREGORY B. KENNY Chairman of the Board

LETTER TO CARDINAL HEALTH SHAREHOLDERS

SEPTEMBER 27, 2023

The past year brought about key changes at Cardinal Health and, with them, strong results. The Board and management remain committed to our refreshed strategic priorities, and we look forward to continuing this work in the year ahead.

FISCAL 2023 PERFORMANCE

We delivered strong financial performance in fiscal 2023, growing revenue and earnings at the enterprise level. We grew Pharmaceutical segment profit an impressive 13%, and, in the Medical segment, we drove significant sequential improvement in operating performance — from a segment loss in the first quarter to over $80 million of segment profit in the fourth quarter. We also generated $2.8 billion of operating cash flow and returned $2.5 billion to shareholders through share repurchases and dividends.

TAKING ACTION TO MAXIMIZE AND SUSTAIN VALUE

As a result of the Board’s succession planning process, in August 2022, we named Jason Hollar as the company’s new CEO. Under Jason’s leadership, we took decisive action this year to advance our three strategic priorities: building on the growth and resiliency of our Pharmaceutical segment; executing our Medical Improvement Plan initiatives; and relentlessly focusing on shareholder value creation. Consistent with what we shared at our Investor Day in June, our strong fiscal 2023 results were achieved through a commitment to prioritize the core of our business and to better serve our customers, so they, in turn, could focus on caring for their patients.

We simplified our operations by streamlining our organizational structure, exiting non-core product lines, and rationalizing our geographic and manufacturing footprints to meet our current business needs. We made key leadership changes, adding talent in critical positions across the enterprise. We formed and recently extended the term of the Board’s Business Review Committee tasked with evaluating our strategy, portfolio, capital allocation framework, and operations. Key outputs of this review to date include the completion of a review of the Pharmaceutical segment and the launch of our new NavistaTM Network supporting community oncologists, our recent announcement of further investment in our Nuclear and Precision Health Solutions business, and the merger of the segment’s OutcomesTM business into Transaction Data System.

UPDATES TO THE COMPOSITION OF OUR BOARD

The cooperation agreement we entered into with Elliott Management last September included the addition of four new independent directors, each of whom bring a depth of experience and skills, including healthcare and technology, which are core to our strategic direction. These new directors were welcomed by our existing directors, and they contributed to the Board’s dialogue over the past year.

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As noted in the proxy statement, Carrie Cox and Bruce Downey will be departing the Board when their terms expire this year. Both Carrie and Bruce have provided indispensable guidance over the past 14 years, helping to position Cardinal Health well for the future. On behalf of the Board, I would like to thank Carrie and Bruce for their many years of service and valuable contributions.

Following Carrie’s and Bruce’s departures, the total number of directors will be reduced to eleven, ten of whom are independent and seven of whom are gender or racially or ethnically diverse.

OPERATING SUSTAINABLY

The Board is highly engaged on our environmental, social, and governance, or ESG, priorities and provides oversight of the company’s overall efforts through our Governance and Sustainability Committee. As detailed in our robust ESG report released this past January, we remain steadfast in our strategic approach to deliver a sustainable future. We believe that our existing ESG initiatives align well with, and can help drive, our existing business strategies. Our ESG priorities are organized into four broad categories focused on empowering our people, creating value for our customers and communities, operating sustainably and responsibly, and having strong governance, ethics, and compliance. These priorities inform our ESG strategies, goals, and disclosure. Details on progress against key goals are available in our ESG reports and on our website.

SHAREHOLDER ENGAGEMENT

This past summer, the company contacted shareholders representing 52% of our outstanding shares and met with shareholders representing 37% of our outstanding shares. Another independent director and I participated in select meetings with shareholders. In these discussions, we provided updates on our strategy and ongoing business review process, Board composition and refreshment, senior leadership transitions, executive compensation, and sustainability topics. These are important conversations, and we greatly value the insights that our shareholders provide.

LOOKING FORWARD

Our success would not be possible without the commitment of our employees, who remain focused on our mission to improve the lives of people every day. They continue to deliver for our customers and are foundational to our success.

On behalf of our Board, I thank you for your share ownership and continued support of Cardinal Health. Following a strong first year under Jason Hollar’s leadership, the Board is excited to oversee execution of the company’s strategic priorities designed to achieve our targeted growth for fiscal 2024 and beyond. We look forward to working with you and all our partners to ensure that Cardinal Health continues its essential role in healthcare.

Sincerely,

Gregory B. Kenny

Chairman of the Board

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NOTICE

of Annual Meeting of Shareholders

September 27, 2023

The 2023 annual meeting of shareholders (the “Annual Meeting”) will be conducted virtually. You will be able to participate in the virtual meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CAH2023.

VIRTUAL MEETING

The Annual Meeting is a virtual shareholder meeting at www.virtualshareholdermeeting.com/CAH2023.

RECORD DATE

Shareholders of record as of September 18, 2023 are entitled to vote at the Annual Meeting.

PROXY VOTING

Please vote your shares promptly to ensure the presence of a quorum during the Annual Meeting. Voting your shares now via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form will save the expense of additional solicitation. Submitting your proxy now will not prevent you from voting your shares during the Annual Meeting, as your proxy is revocable at your option.

WEDNESDAY, NOVEMBER 15, 2023

8:00 a.m. Eastern Time

Virtual Meeting
www.virtualshareholdermeeting.com/CAH2023

VOTE IN ADVANCE OF THE MEETING IN ONE OF FOUR WAYS:
INTERNET Visit 24/7 www.proxyvote.com
BY TELEPHONE Call the toll-free number 1-800-690-6903 within the United States, U.S. territories, or Canada
BY MAIL Mark, sign, and date proxy card and return by mail in enclosed postage-paid envelope
VIRTUAL MEETING See page 78 for instructions on how to attend and vote your shares
Please refer to the enclosed proxy materials or the information forwarded by your bank, broker, or other holder of record to see which voting methods are available to you.

We are requesting your vote to:

ITEMS OF BUSINESS

Elect the 11 director nominees named in the proxy statement;
Ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending June 30, 2024;
Approve, on a non-binding advisory basis, the compensation of our named executive officers;
To vote, on a non-binding advisory basis, on the frequency of future advisory votes to approve the compensation of our named executive officers;
Vote on two shareholder proposals described in the proxy statement, if properly presented at the Annual Meeting; and
Transact such other business as may properly come before the meeting or any adjournment or postponement.

MEETING DETAILS

See “Proxy Summary” and “Other Matters” for details.

By Order of the Board of Directors.

Patrick C. Pope

Executive Vice President, General Counsel, and Secretary

September 27, 2023

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on November 15, 2023: The notice of annual meeting of shareholders, the accompanying proxy statement, and our 2023 annual report to shareholders are available at www.proxyvote.com. These proxy materials are first being sent or made available to shareholders commencing on September 27, 2023.

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PROXY SUMMARY

This summary highlights certain information contained elsewhere in our proxy statement. This summary does not contain all the information that you should consider, and you should carefully read the entire proxy statement and our 2023 annual report to shareholders before voting. References to our fiscal years in the proxy statement mean the fiscal year ended or ending on June 30 of such year. For example, “fiscal 2023” refers to the fiscal year ended June 30, 2023.

About Us

Headquartered in Dublin, Ohio, Cardinal Health, Inc. is a global healthcare services and products company providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories, physician offices, and patients in the home. We distribute pharmaceuticals and medical products and provide cost-effective solutions that enhance supply chain efficiency. We connect patients, providers, payers, pharmacists, and manufacturers for integrated care coordination and better patient management. We manage our business and report our financial results in two segments: Pharmaceutical and Medical.

Fiscal 2023 Performance

Fiscal 2023 was an inflection point for Cardinal Health, with improved performance, strong execution, and notable progress made against both short and long-term plans in new CEO Jason Hollar’s first year in the role. We finished the fiscal year well, with continued strong growth in the Pharmaceutical segment, robust cash flow generation, and improvement in the Medical segment, driven by execution of our Medical Improvement Plan.

(1)	Total shareholder return (“TSR”) over the period from July 1, 2022 through June 30, 2023, expressed as a percentage, calculated based on changes in stock price assuming reinvestment of dividends.

•	Revenue was $205.0 billion, up 13% from the prior year.
•	GAAP operating earnings were $727 million, which included $1.2 billion in pre-tax goodwill impairment charges in the Medical segment. Non-GAAP operating earnings were $2.1 billion, a 3% increase over the prior year, reflecting Pharmaceutical segment profit growth, partially offset by a decrease in Medical segment profit.
•	GAAP diluted earnings per share (“EPS”) were $1.00, which included the pre-tax goodwill impairment charges ($1.1 billion after tax or $4.38 per share) in the Medical segment. Non-GAAP EPS was $5.79, a 14% increase over the prior year, reflecting the increase in non-GAAP operating earnings, lower interest and other expense, and a lower share count.
•	Pharmaceutical segment profit grew 13%, while Medical segment profit decreased 49%.
•	We generated $2.8 billion in operating cash flow and returned over $2.5 billion to shareholders in share repurchases ($2.0 billion) and dividends ($525 million), strengthened the balance sheet by repaying $550 million in long-term debt, and invested over $480 million back into our businesses to drive organic growth.
•	We continued to streamline our cost structure and surpassed our enterprise cost savings target for the fifth consecutive year.
•	The Board’s Business Review Committee and management made progress on the ongoing review of the company’s strategy, portfolio, capital allocation framework, and operations

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that began early in fiscal 2023. We announced at our Investor Day held on June 8, 2023, that we had completed the business and portfolio review of the Pharmaceutical segment, which included the launch of the new NavistaTM Network supporting community oncologists, the announcement that we would retain and invest in the segment’s Nuclear and Precision Health Solutions business, and the merger of the segment’s OutcomesTM business into Transaction Data Systems. Prior to our Investor Day, we announced that the term of the Business Review Committee had been extended until July 15, 2024.

See Annex A for reconciliations to the comparable financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and the reasons why we use non-GAAP financial measures.

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Our 2023 Board Nominees

			Director		Committees
Nominee	Age	Occupation	Since	Independent	A	B(1)	G(2)	H(2)	R(2)
Steven K. Barg	61	Global Head of Engagement, Elliott Management Corporation	2022
Michelle M. Brennan	58	Retired Value Creation Leader, Johnson & Johnson	2022
Sujatha Chandrasekaran	56	Retired Senior EVP and Chief Digital and Information Officer, CommonSpirit Health	2022
Sheri H. Edison	66	Retired EVP and General Counsel, Amcor plc	2020
David C. Evans	60	Retired EVP and CFO, Scotts Miracle-Gro Company and Battelle Memorial Institute	2020
Patricia A. Hemingway Hall	70	Retired President and CEO, Health Care Service Corporation	2013
Jason M. Hollar	50	CEO, Cardinal Health, Inc.	2022
Akhil Johri	62	Operating Advisor to Clayton, Dubilier & Rice; Retired EVP and CFO, United Technologies Corporation	2018
Gregory B. Kenny	70	Retired President and CEO, General Cable Corporation	2007
Nancy Killefer	69	Retired Senior Partner, Public Sector Practice, McKinsey & Company, Inc.	2015
Christine A. Mundkur	54	Retired CEO, Impopharma Inc.	2022
(1)	The Business Review Committee was formed on September 6, 2022 under the cooperation agreement that the company entered into with Elliott Associates, L.P. and Elliott International, L.P. On May 3, 2023, the term of the Business Review Committee was extended until July 15, 2024.
(2)	Current Human Resources and Compensation Committee Chair and Governance and Sustainability Committee member Carrie S. Cox has decided not to stand for re-election at the Annual Meeting. Ms. Cox will continue to serve as the Human Resources and Compensation Committee Chair through the November quarterly meeting, following which a new Committee Chair will be appointed. Current Governance and Sustainability Committee and Risk Oversight Committee member Bruce L. Downey was not nominated for re-election because he has reached the director retirement age of 75.

Key:	Chairman of the Board

	Chair	A: Audit	B: Business Review	H: Human Resources and Compensation

	Member	G: Governance and Sustainability	R: Risk Oversight

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Governance and Board Highlights

10 of our 11 director nominees are independent	Audit Committee assists the Board in monitoring financial and cybersecurity risks and enterprise risk management	Business Review Committee is conducting a review of the company’s strategy, portfolio, capital allocation framework, and operations

Independent, non-executive Chairman of the Board	Human Resources and Compensation Committee assists the Board in monitoring human capital and cultural health	Long-standing, proactive shareholder engagement program with director participation

7 of our 11 director nominees are gender or racially/ethnically diverse	Governance and Sustainability Committee assists the Board in overseeing ESG matters	Robust Board evaluation process facilitated by an independent third party

Diverse candidates are included in new director searches	Risk Oversight Committee assists the Board in monitoring ethical, quality, and legal and regulatory compliance risks	Annual review of director commitments

Shareholder Engagement

It has been our longstanding practice to meet with shareholders throughout the year so that management and the Board can better understand shareholder perspectives on governance, executive compensation, sustainability, and other topics.

Typically, our shareholder engagement process begins in the summer by soliciting feedback from institutional investors on governance practices and other topics, which feedback is shared with the Board. In the fall, we file our proxy statement and discuss proxy topics with institutional investors before the Annual Meeting. In the winter, we review voting results from the Annual Meeting.

Our independent Board Chairman, another independent director, and members of management engaged with shareholders during the summer of 2023 to provide updates on our strategy and ongoing business review process, Board composition and refreshment, senior leadership transitions, executive compensation, and ESG topics.

For more information on our approach to shareholder engagement and actions we have taken in response to shareholder feedback, see pages 32 and 33. For more information on our shareholder engagement efforts with respect to executive compensation and consideration of last year’s say-on-pay vote, see pages 41 and 42 of the Compensation Discussion and Analysis (“CD&A”).

Agreement with Elliott

On September 5, 2022, we entered into a cooperation agreement (the “Cooperation Agreement”) with Elliott Associates, L.P. and Elliott International, L.P. (together, “Elliott”). On May 3, 2023, we amended the Cooperation Agreement to extend its term until the later of (i) July 15, 2024 and (ii) five days following the date on which Mr. Barg, Elliott’s investor designee to the Board, or his successor ceases to serve on, or resigns from, the Board. Under the Cooperation Agreement, we agreed to appoint Mses. Brennan, Chandrasekaran, and Mundkur and Mr. Barg as new independent members of the Board effective September 6, 2022. Ms. Mundkur was initially identified by the Board’s Governance and Sustainability Committee.

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We also agreed under the Cooperation Agreement to establish an advisory Business Review Committee to conduct a comprehensive review of the company’s strategy, portfolio, capital allocation framework, and operations. In connection with the extension of the Cooperation Agreement’s term, the Board extended the term of the Business Review Committee until July 15, 2024.

The amendment to the Cooperation Agreement extended Elliott’s agreement to abide by certain standstill restrictions and voting commitments.

Summaries of the Cooperation Agreement and the First Amendment to the Cooperation Agreement are included in Form 8-Ks filed with the U.S. Securities and Exchange Commission (“SEC”) on September 6, 2022 and May 4, 2023, respectively. The full Cooperation Agreement and First Amendment to the Cooperation Agreement are filed as exhibits to the Form 8-Ks.

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Approach to ESG Topics

Our Priorities

Our ESG priorities below, which we had refreshed with the assistance of an ESG consultant in fiscal 2022 through a series of internal and external surveys and interviews, inform our ESG strategy, goals, and disclosures. We manage these issues through dedicated teams throughout the company with oversight from the Board’s Governance and Sustainability Committee and management’s ESG Governance Committee, who ensure that ESG matters are aligned with and support our business strategy.

Highlights

We continue to advance ESG efforts across the company, working together with colleagues across the business on our priorities and transparently reporting on our progress. Here are a few of our fiscal 2023 ESG highlights:

Empowering our People

We focused in fiscal 2023 on advancing a workplace culture where every employee is invited and encouraged to be their authentic selves, through our ongoing focus on diversity, equity, and inclusion (“DE&I”) initiatives and providing mental health resources for employees and their families. A variety of learning and development programs supported career advancement, and a robust employee assistance program helped promote employees’ well-being.

Establishing a Scope 3 Emissions Target

This past year, we baselined our Scope 3 greenhouse gas (“GHG”) emissions and submitted a near-term science-based target to the Science Based Targets initiative (SBTi) for validation that combines our existing public Scope 1 and Scope 2 emission reduction goal of 50% by fiscal 2030 with a new Scope 3 target. In fiscal 2023, we also signed on to the White House and Health and Human Services Health Sector Climate Pledge. We believe that these initiatives align well with, and can help drive, our existing business strategies. And while we continue to make progress on achieving our GHG reduction goals, we believe that collaborating with our customers and others across the healthcare industry will be essential to addressing the impacts of climate change.

Reporting and Transparency

In our fiscal 2022 ESG report issued in January 2023, we provided extensive information on different ESG matters and included appendices that organized and reported the information according to the most widely used reporting standards and frameworks, including those of the Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB), and Task Force on Climate-related Financial Disclosures (TCFD). We expect to issue our fiscal 2023 ESG report in January 2024.

Impacting our Communities

In fiscal 2023, the Cardinal Health Foundation and the company donated $8.4 million to charitable causes. Cardinal Health employees donated an additional $1.0 million to charitable causes representing more than 1,300 organizations across the globe and gave more than 54,600 hours of volunteer service.

Where to Find More Information

More information about our ESG efforts can be found in our ESG reports and on our website at www.cardinalhealth.com under “About Us — Environmental, Social and Governance (ESG).”  The information in our ESG reports and on our website is not incorporated by reference into, and does not form any part of, this proxy statement. Any targets or goals discussed in this proxy statement and our ESG reports may be aspirational, and as such, no guarantees or promises are made that these goals will be met. Furthermore, statistics and metrics disclosed in this proxy statement and in our ESG reports are estimates and may be based on assumptions that turn out to be incorrect. We do not undertake or assume any obligation to update or revise any of this information.

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Virtual Annual Meeting

TIME AND DATE	PLACE	RECORD DATE
Wednesday, November 15, 2023 8:00 a.m. Eastern Time	Virtual Meeting www.virtualshareholdermeeting.com/CAH2023	September 18, 2023

This year’s Annual Meeting will be conducted virtually. You will be able to participate in the virtual Annual Meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CAH2023 and entering the 16-digit control number included in the notice of internet availability of proxy materials, voting instruction form, or proxy card that was sent to you with this proxy statement.

If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. To attend as a guest, please visit www.virtualshareholdermeeting.com/CAH2023 and enter the information requested on the screen to register as a guest. Note that you will not have the ability to vote or ask questions during the meeting if you participate as a guest.

For further information on how to attend and participate in the virtual Annual Meeting, please see “Other Matters” beginning on page 78 in this proxy statement.

Roadmap to Voting Matters

Shareholders will be asked to vote on the following proposals at the Annual Meeting:

Proposal	Board Recommendation	Page Reference
PROPOSAL 1: to elect the 11 director nominees named in this proxy statement	FOR each director nominee	13
PROPOSAL 2: to ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending June 30, 2024	FOR	36
PROPOSAL 3: to approve, on a non-binding advisory basis, the compensation of our named executive officers	FOR	39
PROPOSAL 4: to vote, on a non-binding advisory basis, on the frequency of future advisory votes to approve the compensation of our named executive officers	FOR every ONE YEAR	39
PROPOSALS 5 AND 6: shareholder proposals, if properly presented at the Annual Meeting	AGAINST	72, 74

How to Vote in Advance of the Annual Meeting

You can return voting instructions in advance of the Annual Meeting by any of the means set forth below. Internet or telephone voting is available until Tuesday, November 14, 2023 at 11:59 p.m. Eastern Time.

INTERNET	TELEPHONE	MAIL
Visit 24/7 www.proxyvote.com	Call the toll-free number 1-800-690-6903 within the United States, U.S. territories, or Canada and follow the instructions provided by the recorded message	Mark, sign, and date your proxy card and return it by mail in the enclosed postage-paid envelope

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Forward-Looking Statements

Certain statements in this proxy statement may be considered “forward-looking” statements within the meaning of the applicable securities laws. Forward-looking statements include those preceded by, followed by, or that include the words “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “forecasts,” “anticipates,” “plans,” “estimates,” “targets,” “projects,” “intends,” or similar expressions. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the factors that can be found in our news releases and our filings with the SEC, including our Annual Report on Form 10-K for fiscal 2023. Any forward-looking statement speaks only as of the date on which it is made. We do not undertake or assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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CORPORATE GOVERNANCE

PROPOSAL 1 — Election of Directors

Our Board currently has 13 members. Eleven of our directors are standing for election at the Annual Meeting to serve until the next annual meeting of shareholders and until their successor is elected and qualified or until their earlier resignation, removal from office, or death. Each of the nominees is a current director who was elected at last year’s annual meeting of shareholders.

Carrie S. Cox, a director since 2009, has decided not to stand for re-election at the Annual Meeting. Bruce L. Downey, a director since 2009, was not nominated for re-election because he has reached the director retirement age of 75 set forth in our Corporate Governance Guidelines. The size of the Board will be reduced to 11 at the time of the Annual Meeting.

Each director nominee agreed to be named in this proxy statement and to serve if elected. If, due to death or other unexpected occurrence, one or more of the director nominees is not available for election, proxies will be voted for the election of any substitute nominee the Board selects.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED ON PAGES 14 THROUGH 19.

Board Membership Criteria: What We Look For

The Board’s Governance and Sustainability Committee considers and reviews with the Board the appropriate skills and characteristics for directors in the context of the Board’s current composition and objectives. Criteria for identifying and evaluating director candidates include, among other things:

•	business experience, qualifications, attributes, and skills, such as relevant industry knowledge (including healthcare, supply chain, and logistics) and experience in operations, technology, accounting and finance, strategic planning, and international markets;
•	leadership experience as a CEO, CFO, or other senior executive, or leader of a significant business operation or function;
•	independence (including independence from the interests of any particular single group of shareholders);
•	judgment and integrity;
•	ability to commit sufficient time and attention to the activities of the Board;
•	diversity of occupational and personal backgrounds, including race and gender diversity; and
•	absence of conflicts with our interests.

Our Corporate Governance Guidelines provide that, as part of the search process for each new director, the Governance and Sustainability Committee includes, and instructs any search firm to include, women and racially and ethnically diverse candidates in the pool from which candidates are selected.

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Our Director Nominees

The Board seeks members that possess the experience, skills, and diverse backgrounds to perform effectively in overseeing our current and evolving business and strategic direction. All director nominees bring to the Board a wealth of executive leadership experience derived from their diverse professional backgrounds and areas of expertise. As a group, they have business acumen, healthcare, global business, and technology experience, and operations and financial expertise. In addition, seven of the 11 director nominees are gender or racially or ethnically diverse.

Each director nominee has sound judgment and integrity and is able to commit sufficient time and attention to the activities of the Board. All director nominees other than our CEO are independent.

STEVEN K. BARG Age 61 Director since: 2022 Independent Director Board Committees: • Business Review • Governance and Sustainability	Global Head of Engagement at Elliott Management Corporation
Other Public Company Boards:
	Current	Within Last Five Years
	• Catalent, Inc.	• None

Background

Mr. Barg has served as Global Head of Engagement at Elliott Management Corporation (“EMC”), an investment management firm and affiliate of Elliott Investment Management L.P. (“EIM”), since February 2020. Mr. Barg served as CFO of Elliott Opportunity II Corp., a special purpose acquisition company sponsored by an affiliate of EIM, from February 2021 to July 2023. Prior to joining EMC, Mr. Barg was a Participating Managing Director at The Goldman Sachs Group, Inc., an investment bank and financial services company, from 2010 until November 2019. Earlier in his career, Mr. Barg ran the Asian equity and integrated capital markets businesses for UBS Group AG and served as a Managing Director in Equity Capital Markets at Credit Suisse Group AG.

Qualifications:

Mr. Barg brings to the Board financial expertise and extensive investment banking, capital markets, international markets, and corporate governance experience. Mr. Barg established and led what became Goldman Sachs’ Activism and Shareholder Advisory practice, founded and led Goldman Sachs’ M&A Capital Markets practice, and served as Co-head of Asian Equity Capital Markets in Hong Kong at Goldman Sachs.

MICHELLE M. BRENNAN Age 58 Director since: 2022 Independent Director Board Committees: • Audit • Human Resources and Compensation	Value Creation Leader of Johnson & Johnson (retired)
Other Public Company Boards:
	Current	Within Last Five Years
	• Masimo Corporation	• Coupa Software Incorporated
Background
Prior to her retirement in 2020, Ms. Brennan held various positions of increasing responsibility over 32 years at Johnson & Johnson, a researcher, developer, and manufacturer in the healthcare and consumer packaged goods fields, where she most recently served as Global Value Creation Leader from January 2019 to August 2020. She served as Company Group Chair of Medical Devices in Europe, the Middle East, and Africa (“EMEA”) from 2015 to December 2018, and from 2007 to 2014, she held various senior management positions including President of Enterprise Standards & Productivity, Worldwide President of Ethicon Energy, Regional President of Ethicon Endo Surgery for EMEA, the Mediterranean, and Iberia, and Worldwide Vice President of Business Development & Strategy for Ethicon Endo Surgery.
Qualifications:
With an extensive career in senior management positions at Johnson & Johnson, Ms. Brennan brings to the Board substantial experience in the areas of healthcare, regulatory compliance, manufacturing operations, product quality, strategy, finance, and international markets. She also brings to the Board valuable perspectives and insights from her service on the Masimo board, including service on its Compensation Committee, and her prior service on the Coupa Software board, including service on its Audit Committee.

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SUJATHA CHANDRASEKARAN Age 56 Director since: 2022 Independent Director Board Committees: • Audit • Risk Oversight	Senior Executive Vice President and Chief Digital and Information Officer of CommonSpirit Health (retired)
Other public company boards:
	Current	Within last five years
	• American Eagle Outfitters, Inc.	• Barry Callebaut (SIX: BARN)
• Brenntag SE (FRA: BNR)
Background
Ms. Chandrasekaran has been an advisor and independent consultant in the technology and consulting sectors since July 2022. Previously, she served as Senior Executive Vice President and Chief Digital and Information Officer for CommonSpirit Health, a non-profit health system, from 2019 to 2022. Prior to that, she was Global Chief Information Officer for Kimberly-Clark Corporation, a multinational personal care corporation focused on consumer products, from 2016 to 2019 and Senior Vice President, Global Chief Technology and Data Officer for Walmart Inc. from 2011 to 2016. Before joining Walmart, Ms. Chandrasekaran held senior technology, digital, and e-commerce roles at The Timberland Company and leadership roles at Nestlé S.A.
Qualifications
Ms. Chandrasekaran brings to the Board substantial business operations, technology, artificial intelligence, and digital experience in a global context, spanning customer engagement, marketing, supply chain, healthcare operations, industrial manufacturing, and cybersecurity. Her deep technical and operational expertise contributes to the Board’s discussions regarding the technology, information security, and operational aspects of our business and strategy. She also brings to the Board valuable perspectives and insights from her service on the board of directors of American Eagle Outfitters (including service on its Audit, Compensation, and Nominating Committees) and on the supervisory board of Frankfurt Stock Exchange-listed Brenntag SE (including service on its Audit and Compliance Committee) and her prior service on the board of directors of Barry Callebaut AG, which is listed on the SIX Swiss Exchange.

SHERI H. EDISON Age 66 Director since: 2020 Independent Director Board Committees: • Audit • Risk Oversight (Chair)	Executive Vice President and General Counsel of Amcor plc (retired)
Other Public Company Boards:
	Current	Within Last Five Years
	• Union Pacific Corporation	• AK Steel Holding Corporation

Background

Ms. Edison served as Executive Vice President and General Counsel of Amcor plc, a global packaging company, from 2019 through June 2021. Prior to that, she served as Senior Vice President, Chief Legal Officer, and Secretary of Bemis Company, Inc., also a global packaging company, from 2017 until Bemis was acquired by Amcor in 2019. Ms. Edison also served as Vice President, General Counsel, and Secretary of Bemis from 2010 to 2016. She came to Bemis from Hill-Rom Holdings Inc., a global medical device company, where she had served as Senior Vice President and Chief Administrative Officer from 2007 to 2010 and Vice President, General Counsel, and Secretary from 2004 to 2007. Ms. Edison began her career in private legal practice.

Qualifications:
Having served in general counsel and other functional leadership roles at publicly traded manufacturing companies in industries such as medical devices and packaging, Ms. Edison brings to the Board substantial experience in the areas of healthcare, legal, regulatory compliance, corporate governance, strategy, and international markets. She also brings prior private legal practice experience as well as broad business experience, which further bolsters her understanding of a dynamic commercial, legal, compliance, and regulatory environment. Ms. Edison draws on her extensive legal, regulatory, and leadership experience in chairing the Risk Oversight Committee. She also brings to the Board valuable perspectives and insights from her service on the board of directors of Union Pacific (where she chairs the Corporate Governance, Nominating, and Sustainability Committee and serves on the Compensation and Benefits Committee) and from her prior service on the board of directors of AK Steel.

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DAVID C. EVANS Age 60 Director since: 2020 Independent Director Board Committees: • Audit • Risk Oversight	Executive Vice President and CFO of The Scotts Miracle-Gro Company and Battelle Memorial Institute (retired)
Other Public Company Boards:
	Current	Within Last Five Years
	• The Scotts Miracle-Gro Company	• None

Background

Most recently, Mr. Evans served as interim CFO of Scotts Miracle-Gro Company, a consumer lawn and garden products company, from August 2022 until December 2022, and he also served as Cardinal Health’s interim CFO from September 2019 through May 2020. Mr. Evans was Executive Vice President and CFO of Battelle Memorial Institute, a private research and development organization, from 2013 to 2018. Prior to that, he was CFO of The Scotts Miracle-Gro from 2006 until 2013 and Executive Vice President, Strategy and Business Development of Scotts from 2011 until 2013. In all, he spent 20 years in managerial roles at Scotts Miracle-Gro.

Qualifications:

Mr. Evans has a deep financial background as the former CFO at Scotts Miracle-Gro and Battelle. Having spent 25 years in financial leadership positions with these organizations, Mr. Evans brings to the Board substantial experience in the areas of finance and accounting, investor relations, capital markets, strategy, tax, and information technology. He also provides valuable insights in the areas of financial reporting and internal controls. Through his experience with Scotts Miracle-Gro, he provides a deep understanding of the financial aspects of, and capital deployment for, a publicly traded company. His service in an interim executive role at Cardinal Health brings company and industry knowledge to the Board. Mr. Evans also brings valuable perspectives and insights from his service on the board of directors of Scotts Miracle-Gro, where he chairs the Audit Committee.

PATRICIA A. HEMINGWAY HALL Age 70 Director since: 2013 Independent Director Board Committees: • Governance and Sustainability (Chair) • Human Resources and Compensation	President and CEO of Health Care Service Corporation (retired)
Other Public Company Boards:
	Current	Within Last Five Years
	• ManpowerGroup Inc.	• Celgene Corporation
• Halliburton Company
Background
Ms. Hemingway Hall served as President and CEO of Health Care Service Corporation, a mutual health insurer (“HCSC”), from 2008 until 2016. Previously, she held several executive leadership positions at HCSC, including President and Chief Operating Officer from 2007 to 2008 and Executive Vice President of Internal Operations from 2006 to 2007.
Qualifications:
As retired President and CEO of HCSC, the largest mutual health insurer in the United States operating Blue Cross and Blue Shield Plans, Ms. Hemingway Hall brings to the Board valuable experience regarding evolving healthcare payment models and the industry’s regulatory environment. Beginning her career as a registered nurse, she later became a leader within the health insurance industry, gaining relevant experience in the areas of healthcare reform, regulatory compliance, government relations, finance, information technology, and human resources. Ms. Hemingway Hall chairs the Board’s Governance and Sustainability Committee and is a member of its Human Resources and Compensation Committee. She also brings valuable perspectives and insights from her service on the board of directors of ManpowerGroup and her former service on the boards of Celgene and Halliburton. She currently chairs ManpowerGroup’s Governance and Sustainability Committee and is a member of its Audit Committee.

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JASON M. HOLLAR Age 50 Director since: 2022 Board Committees: • Business Review (Chair)	CEO of Cardinal Health, Inc.
Other Public Company Boards:
	Current	Within Last Five Years
	• DaVita Inc.	• None

Background

Mr. Hollar was elected CEO of Cardinal Health effective September 1, 2022. From May 2020 to August 2022, he served as our CFO. Prior to that, he served as Executive Vice President and CFO of Tenneco Inc., a global automotive products and services company, from July 2018 to April 2020. He was Senior Vice President Finance at Tenneco Inc. from June 2017 to June 2018 and CFO of Sears Holding Corporation, a holding company for large consumer retailers across the United States, from October 2016 to April 2017. Sears filed for Chapter 11 bankruptcy in October 2018. Prior to Sears, Mr. Hollar worked with both Delphi Automotive and Navistar International in a number of senior finance roles. He served as Delphi’s Corporate Controller and as Vice President of Finance for the company’s powertrain systems division, which also included oversight of the Europe, Middle East, and Africa regions. At Navistar, he held finance positions of increasing responsibility in the company’s engine group, South American operations, and corporate financial planning and analysis.

Qualifications:

Having served as CEO of Cardinal Health since September 2022 and as its CFO from May 2020 to August 2022, Mr. Hollar draws on his knowledge of our daily operations and strategy and of our industry, customers, suppliers, employees, and shareholders to provide the Board with a unique and important perspective on our business. He brings to the Board extensive management, operational, and financial expertise, having led financial activities at Cardinal Health and other large public companies spanning financial strategy, capital deployment, treasury, tax, investor relations, risk management, accounting, and financial reporting. Mr. Hollar also brings to the Board substantial experience in capital markets, mergers and acquisitions, information technology, and international markets as well as experience working in manufacturing sites and leading lean, procurement, and inventory management teams. During his tenure at Cardinal Health, he has helped prioritize investments in growth businesses, strengthen our balance sheet, and efficiently return capital to shareholders. Mr. Hollar also brings relevant experience and perspectives to the Board from his service on the board of directors of DaVita Inc., where he chairs the Audit Committee.

AKHIL JOHRI Age 62 Director since: 2018 Independent Director Board Committees: • Audit (Chair) • Business Review	Operating Advisor to Clayton, Dubilier & Rice; Executive Vice President and CFO of United Technologies Corporation (retired)
Other Public Company Boards:
	Current	Within Last Five Years
	• The Boeing Company	• None

Background

Mr. Johri has served as an Operating Advisor to Clayton, Dubilier & Rice, a global private equity manager, since 2021. Mr. Johri served as Executive Vice President and CFO of United Technologies Corporation (“UTC”), a provider of high technology products and services to the building systems and aerospace industries, from 2015 to November 2019 and retired from UTC in April 2020. From 2013 to 2014, he served as CFO and Chief Accounting Officer of Pall Corporation, a global supplier of filtration, separations, and purifications products, and from 2011 to 2013, he was Vice President of Finance and CFO of UTC Propulsion & Aerospace Systems, which included Pratt & Whitney and UTC Aerospace Systems. Mr. Johri’s prior roles with UTC include leading investor relations as well as holding senior financial roles with global business units, including 12 years in the Asia Pacific Region.

Qualifications:

Having spent more than 25 years in financial leadership positions with UTC and Pall Corporation, Mr. Johri brings to the Board substantial experience in the areas of global finance and accounting, investor relations, capital markets, mergers and acquisitions, tax, information technology, and international markets. He also provides valuable insights in the areas of financial reporting and internal controls. Through his experience in senior leadership roles with UTC’s businesses, he provides a deep understanding of the financial aspects of, and capital deployment for, a publicly traded multinational company. Mr. Johri also brings to the Board valuable perspectives and insights from his service on Boeing’s board of directors, including chairing its Audit Committee.

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GREGORY B. KENNY Age 70 Director since: 2007 Independent Chairman of the Board Board Committees: • Governance and Sustainability	President and CEO of General Cable Corporation (retired)
Other Public Company Boards:
	Current	Within Last Five Years
	• Ingredion Incorporated	• AK Steel Holding Corporation
Background
Mr. Kenny served as President and CEO of General Cable Corporation, a global manufacturer of aluminum, copper, and fiber-optic wire and cable products, from 2001 until 2015. Prior to that, he was President and Chief Operating Officer of General Cable from 1999 to 2001 and Executive Vice President and Chief Operating Officer from 1997 to 1999. Mr. Kenny previously served in executive level positions at Penn Central Corporation, where he was responsible for corporate business strategy, and in diplomatic service as a Foreign Service Officer with the U.S. Department of State.
Qualifications:
Mr. Kenny has been our Chairman of the Board since November 2018 and was independent Lead Director from 2014 to 2018. Having spent 14 years as President and CEO of General Cable, he brings to the Board significant experience in the areas of corporate governance, manufacturing operations, international markets, finance, and human resources. He also draws upon his board governance and leadership experience previously chairing our Governance and Sustainability and Compensation Committees and chairing Ingredion’s board of directors and its Corporate Governance and Nominating Committee. Both in his current role as Chairman of the Board and his prior role as independent Lead Director, Mr. Kenny has promoted strong independent Board leadership and a robust, deliberative decision-making process among independent directors. Mr. Kenny also brings to the Board valuable perspectives and insights from his former service on the boards of directors of AK Steel and IDEX Corporation.

NANCY KILLEFER Age 69 Director since: 2015 Independent Director Board Committees: • Governance and Sustainability • Human Resources and Compensation	Senior Partner, Public Sector Practice of McKinsey & Company, Inc. (retired)
Other Public Company Boards:
	Current	Within Last Five Years
	• Certara, Inc.	• Avon Products, Inc.
	• Meta Platforms, Inc.	• Natura & Co Holding S.A.
• Taubman Centers, Inc.
Background
Ms. Killefer served as Senior Partner of McKinsey & Company, Inc., a global management consulting firm, from 1992 until 2013. She joined McKinsey in 1979 and held a number of key leadership roles, including serving as a member of the firm’s governing board. Ms. Killefer founded McKinsey’s Public Sector Practice in 2007 and served as its managing partner until her retirement. She also served as Assistant Secretary for Management, CFO, and Chief Operating Officer for the U.S. Department of Treasury from 1997 to 2000.
Qualifications:
Having served in key leadership positions in both the public and private sectors and provided strategic counsel to healthcare and consumer-based companies during her 30 years with McKinsey, Ms. Killefer brings to the Board substantial experience in the areas of strategic planning, including healthcare strategy, and marketing and brand-building. Her extensive experience as managing partner of McKinsey’s Public Sector Practice and as a chief financial officer of a government agency provides valuable insights in the areas of government relations, public policy, and finance. Ms. Killefer also brings to the Board valuable perspectives and insights from her service on the boards of directors of Certara (including chairing its Compensation Committee), and Meta Platforms (including chairing its Privacy Committee and serving on its Audit and Risk Oversight Committee), and her prior service on the boards of directors of Avon Products, Natura, and Taubman Centers.

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CHRISTINE A. MUNDKUR Age 54 Director since: 2022 Independent Director Board Committees: • Human Resources and Compensation • Risk Oversight	CEO of Impopharma Inc. (retired)
Other Public Company Boards:
	Current	Within Last Five Years
	• MannKind Corporation	• Lupin Limited (NSE: LUPIN)
Background
Ms. Mundkur most recently served as CEO and non-voting Chair of the Board of Directors at Impopharma Inc., a generic pharmaceutical inhalation development company, from 2013 to 2017. Prior to that, she was President of CM Strategic Advisors, consulting on global pharmaceutical business strategies from 2011 to 2013. Ms. Mundkur also previously served as President and CEO of the U.S. Division and Head of Commercial Operations for North America for Sandoz, Inc., a division of the Novartis Group and a global generic and biosimilar pharmaceutical business, from 2009 to 2010. Prior to that, she served in 2008 as CEO of Barr Laboratories, Inc., a subsidiary of Barr Pharmaceuticals, Inc., until Barr Pharmaceuticals was acquired by Teva Pharmaceutical Industries Ltd. Ms. Mundkur started her career at Barr Pharmaceuticals as associate counsel in 1993 and held several positions of increasing responsibility in the company’s quality and regulatory departments.
Qualifications:
Having served in a variety of executive, legal, quality and regulatory compliance, and consulting roles over more than 20 years in the pharmaceutical industry, Ms. Mundkur brings to the Board substantial experience in the areas of healthcare, legal, quality and regulatory compliance, manufacturing operations, strategy, finance, and international markets. She also brings to the Board valuable perspectives and insights from her service on the board of directors of MannKind Corporation, a global biopharmaceutical company focused on treatments for diabetes, and prior service on the board of directors of Lupin Limited, a global biopharmaceutical company listed on the National Stock Exchange of India Ltd.

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Director Skills Matrix

Our director nominees possess relevant skills and experience that contribute to a well-functioning Board that effectively oversees our strategy and management.

Director Nominee Skills and Experience
Board leadership as a board chair, lead director, or committee chair equips directors to lead our Board and its committees
Financial expertise as a finance executive or CEO brings valuable experience to the Board and our management team
Healthcare expertise as a leader of a healthcare company or a consulting firm with a healthcare practice provides industry experience
Operations experience increases the Board’s understanding of our distribution and manufacturing operations
Regulatory/legal/public policy experience helps the Board assess and respond to an evolving business and healthcare regulatory environment
International experience brings critical insights into the opportunities and risks of our international businesses
Information technology/cybersecurity experience contributes to the Board’s understanding of the information technology aspects of our business as well as cybersecurity policy
Demographic Background
African American/Black
Asian
White
Gender
Female
Male

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Our Board’s Composition and Structure

Our Board Leadership Structure

The Board has an independent, non-executive chair leadership structure. Mr. Kenny has served as Chairman of the Board since we first implemented this structure in 2018.

In addition to serving as a liaison between the Board and management, key responsibilities of the Chairman include:

•	calling meetings of the Board and independent directors;
•	setting the agenda for Board meetings in consultation with the other directors, the CEO, and the Corporate Secretary;
•	reviewing Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items;
•	reviewing and approving Board meeting materials before circulation and providing guidance to management on meeting presentations;
•	chairing Board meetings, including the executive sessions of the independent directors;
•	participating in the annual CEO performance evaluation;
•	conferring with the CEO on matters of importance that may require Board action or oversight;
•	as a member of the Governance and Sustainability Committee, evaluating potential director candidates, assisting with director recruitment, recommending committee chairs and membership, and recommending updates to the company’s Corporate Governance Guidelines; and
•	holding governance discussions with institutional investors.

Mr. Kenny’s prior experience serving as our independent Lead Director and chairing our Governance and Sustainability and Compensation Committees, as well as his experience chairing other public company boards and board committees, positions him to effectively lead the Board. Our CEO, Mr. Hollar, draws on his knowledge of our daily operations and of our industry, customers, suppliers, employees, and shareholders to provide the Board with a unique and important perspective on our business. The Board believes the current leadership structure of an independent Chairman of the Board and a separate CEO best serves the company and its shareholders. The structure facilitates robust communications between management and the Board and provides effective oversight by independent directors.

Our Corporate Governance Guidelines provide that, whenever possible, the Chairman of the Board shall be an independent director. The Guidelines further provide that if the Chairman is not independent, the independent directors will elect an independent director to serve as Lead Director. The Governance and Sustainability Committee and the Board periodically evaluate succession plans for the Board chair role.

Board Diversity

Our Corporate Governance Guidelines provide that the Board seeks to achieve diversity of occupational and personal backgrounds on the Board, including race and gender diversity. We believe that our Board nominees reflect an appropriate mix of skills, experience, and backgrounds and strike the right balance of longer serving and newer directors.

Our Corporate Governance Guidelines provide that, as part of the search process for each new director, the Governance and Sustainability Committee includes, and instructs any search firm to include, women and racially and ethnically diverse candidates in the pool from which candidates are selected. See the director skills matrix on page 20 for the self-identified gender and race/ethnicity of our director nominees.

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Identifying and Onboarding Directors

The Governance and Sustainability Committee is responsible for identifying, reviewing, and recommending director candidates, and our Board is responsible for selecting candidates for election as directors based on the Governance and Sustainability Committee’s recommendations.

Considering the impending director departures at the Annual Meeting, the Governance and Sustainability Committee is assessing the composition of the board to ensure that it has the right mix of experience, skills, and diverse backgrounds to effectively oversee the company. The Governance and Sustainability Committee has engaged a search firm to assist with identifying and evaluating potential Board candidates.

New directors typically participate in a comprehensive director orientation program, which includes meetings with senior management. This orientation program helps new directors become familiar with our business and strategy, significant financial matters, information technology and security matters, our legal, governance, quality, and compliance programs, and our approach to human resources management.

Director Education

We encourage our directors to attend outside director and other continuing education programs and make available to directors information on director education programs that might be of interest on developments in our industry, corporate governance, regulatory requirements and expectations, the economic environment, and other matters relevant to their duties as directors. In the past year, our directors have attended programs sponsored by the National Association of Corporate Directors, among others.

We also provide additional director educational opportunities internally through presentations on topics such as healthcare industry trends, ESG developments, regulatory compliance, cybersecurity, and directors’ legal duties. During fiscal 2023, directors held one of their quarterly meetings off-site and had the opportunity to tour facilities and meet with employees.

Director Retirement

The Governance and Sustainability Committee and the Board believe that setting a retirement age for Cardinal Health directors is advisable to facilitate the addition of new directors. Accordingly, our Corporate Governance Guidelines provide that a director will not be nominated for re-election after their 75th birthday.

Additional Board Service

Directors are expected to commit sufficient time and attention to the activities of the Board. In accordance with our Corporate Governance Guidelines, except as approved by the Board:

•	directors who serve as executive officers of a public company, including Cardinal Health, should not serve on more than one outside public company board; and
•	other directors should not serve on more than three public company boards in addition to our Board.

Directors must advise the Chairman of the Board, the Chair of the Governance and Sustainability Committee, and the Corporate Secretary in advance of accepting an invitation to serve on another board.

In August 2022, the Governance and Sustainability Committee approved amendments to the Corporate Governance Guidelines that formalized an annual review of director capacity and outside public company board commitments. In this annual review, the Governance and Sustainability Committee may consider all factors it deems to be relevant, including the following:

•	meeting attendance;
•	whether the director is currently employed or retired from full-time employment;
•	the number of other boards of which the director is a member, and the commitment levels and time demands of such other boards;
•	the role of a director on other boards (with consideration given to public company board leadership positions);
•	any industry or other commonalities between outside boards that aid in the director’s efficiencies serving on such boards;
•	any other outside commitments;
•	individual contributions at our Board and committee meetings;
•	peer review feedback from directors throughout the year (if any) and the results of the annual Board evaluation; and
•	the director’s general engagement, effectiveness, and preparedness.

The Governance and Sustainability Committee conducted a review of director capacity for our 2023 director nominees and affirms that they are compliant with our outside board commitments policy.

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Director Attendance

The Board held 12 meetings during fiscal 2023. Each director attended 75% or more of the meetings of the Board and Board committees on which they served during the fiscal year. Average director attendance across all Board and Board committee meetings was 96%.

All our then-current directors attended the annual meeting of shareholders last year. Absent unusual circumstances, each director is expected to attend the annual meeting of shareholders.

Board Committees

The Board has four standing committees: the Audit Committee; the Governance and Sustainability Committee; the Human Resources and Compensation Committee (the “Compensation Committee”); and the Risk Oversight Committee. Each member of these committees is independent under our Corporate Governance Guidelines and under applicable committee independence rules.

The charter for each of these committees is available on our website at www.cardinalhealth.com under “About Us — Corporate — Investor Relations — Governance — Committee Composition.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

In addition to its four standing committees, the Board has a Business Review Committee that was formed on September 6, 2022 under the Cooperation Agreement. On May 3, 2023, the term of the Business Review Committee was extended until July 15, 2024. The Board also had an Ad Hoc Committee on Opioids, which was formed in 2018 to assist the Board in its oversight of opioid-related issues, until November 2022 when it met for the last time, transitioned its responsibilities to the Risk Oversight Committee, and terminated.

Audit Committee

Members:(1)					4 Meetings in fiscal 2023

Akhil Johri (Chair)	Michelle M. Brennan(2)	Sujatha Chandrasekaran(2)	Sheri H. Edison(2)	David C. Evans

The Audit Committee’s primary duties are to:

•	oversee the integrity of our financial statements, including reviewing annual and quarterly financial statements and earnings releases and the effectiveness of our internal and disclosure controls;
•	appoint the independent auditor and oversee its qualifications, independence, and performance, including pre-approving all services by the independent auditor;
•	review our internal audit plan and oversee our internal audit department;
•	oversee our compliance with legal and regulatory requirements with respect to audit, accounting, and financial disclosure matters and related internal controls(3); and
•	oversee our major financial risk exposures, our cybersecurity and other major information technology risk exposures, and our process for assessing and managing risk through our enterprise risk management program.

The Board has determined that each of Messrs. Evans and Johri is an “audit committee financial expert” for purposes of the SEC rules.

(1)	John H. Weiland was a member of the Audit Committee until his term expired at the 2022 annual meeting of shareholders.
(2)	Mses. Brennan, Chandrasekaran, and Edison became members of the Audit Committee on September 6, 2022.
(3)	The Audit Committee Charter provides that the Audit Committee oversees compliance with legal and regulatory requirements in coordination with the Risk Oversight Committee, except that the Audit Committee is solely responsible for compliance with audit, accounting, and financial disclosure matters and related internal controls.

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Governance and Sustainability Committee

Members:(1)						7 Meetings in fiscal 2023

Patricia A. Hemingway Hall (Chair)	Steven K. Barg(2)	Carrie S. Cox(2)	Bruce L. Downey(3)	Gregory B. Kenny	Nancy Killefer(2)

The Governance and Sustainability Committee’s primary duties are to:

•	identify, review, and recommend candidates for the Board, including recommending criteria to the Board for potential Board candidates and assessing the qualifications, attributes, skills, contributions, and independence of individual directors and director candidates;
•	oversee the Board’s succession planning;
•	make recommendations to the Board concerning the structure, composition, and functions of the Board and its committees, including Board leadership and leadership structure;
•	oversee our ESG activities, policies, strategy, and reporting and disclosure practices (except to the extent such matters are overseen by another Board committee), and monitor and evaluate environmental, social, and political issues and risks potentially impacting the company;
•	oversee our policies and practices regarding political and lobbying activities and expenditures, including an annual review of our political contributions policy, corporate political contributions, lobbying activities, and trade association payments;
•	review our Corporate Governance Guidelines and governance practices and recommend changes; and
•	conduct the annual Board evaluation and oversee the process for the evaluation of each director.
(1)	Mr. Johri was a member of the Governance and Sustainability Committee until September 6, 2022.
(2)	Mses. Cox and Killefer and Mr. Barg became members of the Governance and Sustainability Committee on September 6, 2022. Ms. Cox has decided not to stand for re-election at the Annual Meeting.
(3)	Mr. Downey was not nominated for re-election at the Annual Meeting because he has reached the director retirement age of 75.

Human Resources and Compensation Committee

Members:(1)					8 Meetings in fiscal 2023

Carrie S. Cox (Chair)(2)	Michelle M. Brennan(3)	Patricia A. Hemingway Hall	Nancy Killefer	Christine A. Mundkur(3)

The Compensation Committee’s primary duties are to:

•	approve compensation for the CEO, establish relevant performance goals, and evaluate his performance;
•	approve compensation for our other executive officers and oversee their performance evaluations;
•	make recommendations to the Board with respect to the adoption of equity and incentive compensation plans and policies, administer such plans and policies, and determine whether to recoup compensation;
•	review our non-management directors’ compensation program and recommend changes to the Board;
•	oversee the management succession process for the CEO and senior executives;
•	oversee and advise the Board about human capital management strategies and policies, including with respect to attracting, developing, retaining, and motivating management and employees, workplace DE&I initiatives and progress, employee relations, and workplace safety and culture;
•	oversee and assess any material risks related to compensation arrangements; and
•	assess the independence of the Committee’s consultant and evaluate its performance.

The CD&A, which begins on page 40, discusses how the Compensation Committee makes compensation-related decisions regarding our named executive officers.

(1)	Dean A. Scarborough was a member of the Compensation Committee until his term expired at the 2022 annual meeting of shareholders.
(2)	Ms. Cox has decided not to stand for re-election at the Annual Meeting. She will continue to serve as the Committee Chair through the November quarterly meeting, following which a new Committee Chair will be appointed.
(3)	Mses. Brennan and Mundkur became members of the Compensation Committee on September 6, 2022.

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Risk Oversight Committee

Members:(1)					4 Meetings in fiscal 2023

Sheri H. Edison (Chair)(2)	Sujatha Chandrasekaran(2)	Bruce L. Downey(2)	David C. Evans(2)	Christine A. Mundkur(2)

The Risk Oversight Committee assists the Board in monitoring and overseeing risks associated with the company’s operations, including risks associated with ethical, quality, and legal and regulatory compliance matters (other than financial matters overseen by the Audit Committee). The Risk Oversight Committee’s primary duties are to:

•	oversee our ethics and compliance program;
•	oversee our compliance with laws and regulations in areas such as healthcare fraud and abuse, antitrust, data privacy and security, and other areas of significant legal and compliance risk;
•	oversee our compliance with laws and regulations related to anti-bribery and anti-corruption laws, including the U.S. Foreign Corrupt Practices Act;
•	oversee our product quality and safety program, including compliance with laws and regulations related to the manufacture, sourcing, importation, and distribution of medical and pharmaceutical products; and
•	evaluate the performance of the Chief Legal and Compliance Officer and recommend to the Board the appointment of the Chief Legal and Compliance Officer.

The Risk Oversight Committee coordinates with the Audit Committee in monitoring compliance by the company with legal and regulatory requirements as they relate to the responsibilities of the Audit Committee. Mses. Chandrasekaran and Edison and Mr. Evans sit on the Audit Committee.

(1)	Messrs. Scarborough and Weiland were members of the Risk Oversight Committee until their terms expired at the 2022 annual meeting of shareholders. Ms. Killefer and Mr. Kenny were members of the Risk Oversight Committee until September 6, 2022.
(2)	Ms. Edison replaced Mr. Weiland as the Committee Chair and Mses. Chandrasekaran and Mundkur and Messrs. Downey and Evans became members of the Risk Oversight Committee on September 6, 2022. Mr. Downey was not nominated for re-election at the Annual Meeting because he has reached the director retirement age of 75.

Business Review Committee

Members:			11 Meetings in fiscal 2023

Jason M. Hollar (Chair)	Steven K. Barg	Akhil Johri

Under the Cooperation Agreement, the Board established an advisory Business Review Committee to conduct a comprehensive review of the company’s strategy, portfolio, capital allocation framework, and operations. Since its formation on September 6, 2022, the Business Review Committee has been reviewing and making recommendations to the Board regarding the following matters:

•	the company’s portfolio of businesses and assets (including identifying and evaluating potential opportunities and options that may be available, relative to the current configuration of the businesses, as well as potential strategic opportunities with respect to the businesses);
•	the strategy, operations, and business of the company (including identifying opportunities to enhance the competitive positioning and business and financial profile of the company’s assets and businesses, both individually and as a whole, taking into account the portfolio review and the results of the review);
•	long-term planning, priorities, corporate strategies, and oversight;
•	capital allocation priorities, including as to capital return policies, multi-year financial plans, and any additional capital return opportunities resulting from the portfolio review; and
•	any other related matters as may be determined by the Board from time to time.

Results of the review to date were reported to the company’s shareholders at an Investor Day held on June 8, 2023. On May 3, 2023, in connection with the extension of the term of the Cooperation Agreement, the Board extended the term of the Business Review Committee until July 15, 2024.

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Our Board’s Primary Role and Responsibilities and Processes

Our Board’s Primary Role and Responsibilities

Our Corporate Governance Guidelines provide that our Board serves as the representative of, and acts on behalf of, all the shareholders of Cardinal Health. The Board, operating directly and through its committees, fulfills the following primary functions:

•	oversees management in the conduct of Cardinal Health’s businesses;
•	oversees management’s efforts to establish and maintain for the company high standards of legal and ethical conduct in all of its businesses, including conformity with all applicable laws and regulations;
•	reviews, evaluates, and, where appropriate, approves the company’s major business strategies, capital deployment, and long-term plans and reviews its performance;
•	selects, evaluates, and sets the compensation for the CEO and other senior officers and plans for management succession;
•	oversees management’s efforts to protect the assets of Cardinal Health through the maintenance of appropriate accounting, financial reporting, and financial and other controls;
•	oversees the company’s policies and procedures for assessing and managing risk;
•	provides advice and counsel to senior management;
•	evaluates the overall effectiveness of the Board and its committees; and
•	evaluates, selects, and recommends an appropriate slate of candidates for election as directors.

How Our Board Oversees Our Strategy and Capital Deployment

The Board receives updates on company performance and regularly discusses our strategy considering the competitive environment, developments in the rapidly changing healthcare industry, and the global business and economic environment. The Board reviews and approves capital deployment, including dividends, financing and share repurchase plans, and significant acquisitions and divestitures.

At least annually, the Board conducts a dedicated strategy session with in-depth discussions of our industry, specific businesses, and new business opportunities. At these sessions, the Board also discusses risks related to our strategies, including risks resulting from possible actions by competitors, disrupters, customers, and suppliers. The Board also considers various elements of strategy at each regular quarterly meeting. The collective backgrounds, skills, and experiences of our directors, including broad industry experience, contribute to robust discussions of strategy and the related risks.

As described elsewhere in this proxy statement, on September 6, 2022, we established an advisory Business Review Committee under the Cooperation Agreement to conduct a comprehensive review of the company’s strategy, portfolio, capital allocation framework, and operations. In connection with the extension of the Cooperation Agreement term, the Board extended the term of the Business Review Committee until July 15, 2024.

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How Our Board Oversees Risk

A summary of the allocation of general risk oversight functions among management, the Board, and the Board’s committees follows below.

Management has day-to-day responsibility for assessing and managing risks, and the Board is responsible for risk oversight. Management has developed and administers an enterprise risk management (“ERM”) program, which the Audit Committee oversees. Through this ERM program, management identifies and prioritizes enterprise risks and develops systems to assess, monitor, and mitigate those risks. Management reviews and discusses with the Board and its committees significant risks facing the company.

Our internal audit function, which the Audit Committee oversees, also helps to identify and mitigate risks and improve internal controls.

Risks Associated with Operations

The Risk Oversight Committee assists the Board in monitoring and overseeing risks associated with our operations, including risks associated with ethical, quality, and legal and regulatory matters.

The Risk Oversight Committee oversees our ethics and compliance program, product quality and safety program, and our compliance with legal and regulatory requirements other than audit, accounting, and financial disclosure matters and related internal controls, which are overseen by the Audit Committee. The Risk Oversight Committee receives quarterly updates from senior leadership regarding all the areas that the Committee oversees, and the Board receives annual updates from senior leadership regarding our ethics and compliance program and our product quality and safety program.

The Risk Oversight Committee coordinates with the Audit Committee in monitoring compliance by the company with legal and regulatory requirements as they relate to the responsibilities of the Audit Committee. To facilitate this coordination, Risk Oversight Committee Chair Edison and Risk Oversight Committee members Chandrasekaran and Evans sit on the Audit Committee.

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Controlled Substance Distribution Risks

The Board remains active in overseeing our response to the opioid epidemic. The Ad Hoc Committee on Opioids formed in 2018 assisted the Board in its oversight of opioid-related issues until November 2022, when it met for the last time, transitioned its responsibilities to the Risk Oversight Committee, and terminated. The Risk Oversight Committee now addresses, and receives quarterly updates from senior leadership regarding, among other things:

•	the status of opioid litigation and investigations;
•	our controlled substance monitoring program;
•	legislative and regulatory developments regarding the distribution of controlled substances; and
•	our compliance with the injunctive relief terms of the national opioid settlement.

Cybersecurity and Other Information Technology Risks

The Audit Committee is responsible for discussing with management our cybersecurity and other major information technology risk exposures. The Audit Committee receives quarterly updates from the Chief Information Officer and Chief Information Security Officer on these risk exposures and the Board receives an annual cybersecurity update. These updates focus on, among other things, the threat environment and the risks our businesses face, the state, priorities of, and investments in our information protection program, the availability of cyber insurance, and relevant cybersecurity operational metrics.

Oversight of ESG Matters

Given the breadth of ESG matters for a company of our size and scale, oversight of those issues is allocated throughout the Board and its committees:

Responsible party	Oversight areas for ESG matters
Board	ESG strategy and risks (through oversight of strategic risks)
Human Resources and Compensation Committee	• Attracting, developing, retaining, and motivating management and other employees • Workplace DE&I initiatives and progress • Employee relations • Workplace safety and culture
Governance and Sustainability Committee

•  Board succession

•  ESG activities, policies, strategy, and reporting and disclosure practices (except to the extent such matters are overseen by another Board committee)

•  Environmental, social, and political issues and risks

•  Policies and practices regarding political and lobbying expenditures

Risk Oversight Committee	• Ethics and compliance • Product quality and safety • Compliance with healthcare fraud and abuse, antitrust, and anti-bribery and anti-corruption laws • Data privacy and security

At the management level, our ESG matters are led and coordinated by our Vice President, ESG who regularly engages with the Board’s Governance and Sustainability Committee. The Vice President, ESG is responsible for, among other things:

•	conducting regular priority assessments to determine the topics of most significance to our stakeholders;
•	collaborating with senior leaders to instill ESG-related priorities into our business operations; and
•	developing ESG-related goals and managing our ESG data, measurement, and reporting.

Providing management oversight to our ESG program is an ESG Governance Committee composed of the CEO, the CEO’s direct reports, and other senior business and functional leaders.

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The Board’s Role in Oversight of Corporate Culture and Human Capital

The Board continues to assess and monitor corporate culture at Cardinal Health and how it enables our business strategies. The Board and its Compensation Committee engage with management on various specific aspects of human capital and cultural health, including talent management and succession planning, DE&I initiatives, and employee engagement.

Our Path Forward

Our Path Forward (see illustrative graphic below) is a comprehensive, enterprise-wide strategy that creates clarity regarding our mission, where we are going, how we will grow, what we believe, and how we act. This initiative reflects our vision and strategy to position the company for the future.

Our Path Forward goals have been a part of our annual cash incentive and performance share unit (“PSU”) grants over the past four years to help align our senior leaders’ incentives with this important strategic initiative. Our Path Forward goals for the fiscal 2023 compensation programs are discussed in the CD&A beginning on page 45.

Our Path Forward

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Human Capital Strategy

Our Compensation Committee plays a leading role in overseeing and advising the Board about our human capital management strategies and policies, including with respect to:

•	attracting, developing, retaining, and motivating management and employees;
•	workplace DE&I initiatives and progress;
•	employee relations; and
•	workplace safety and culture.

The Board is periodically updated on specific aspects of our human capital management strategy, as appropriate.

Talent Management and Succession Planning

The Compensation Committee and the Board are actively engaged in our talent management program. The Compensation Committee oversees the process for succession planning for the CEO and other senior executives, and management provides an organizational update at each quarterly Committee meeting and shares key talent metrics.

The full Board holds a formal succession planning and talent review session annually, which includes succession planning for the CEO and other senior executives. These sessions include identification of internal candidates and desired leadership skills and key capabilities and experience. Directors also interact with our leaders through Board presentations and discussions as well as through informal events and planned one-on-one meetings.

As a result of its CEO succession planning process, the Board elected Mr. Hollar as CEO, effective September 1, 2022. Mr. Hollar succeeded Michael C. Kaufmann, who served as CEO for almost five years. In selecting Mr. Hollar as our CEO, the Board considered his extensive management, operational, and financial expertise and his strong performance as CFO since joining the company in 2020.

Also during the last fiscal year, the Board elected an experienced internal hire and former President of our Pharmaceutical Distribution business, Deborah L. Weitzman, as CEO, Pharmaceutical Segment, effective September 19, 2022. Later in the fiscal year, the Board elected external hire Aaron E. Alt to fill our open CFO role, effective February 10, 2023. Mr. Alt joined us from food service distribution company Sysco Corporation, where he also served as CFO.

Diversity, Equity, and Inclusion

The Compensation Committee receives an annual update on DE&I initiatives.

We remain focused on continuing to build and foster a workplace that values the unique perspectives and contributions of all our employees. Our people are our most important assets — and we believe that a diverse and inclusive workforce leads to better business results.

With oversight from the Compensation Committee, we formulated a comprehensive talent strategy that furthers our aspiration to be an employer of choice for all. Our DE&I program helps identify and eliminate barriers to equal opportunity and development, inspires outreach and recruitment efforts to reach a broader base of qualified individuals, and allows all individuals to feel comfortable bringing their authentic selves to work. We believe these efforts will help us drive progress in our program, including toward our aspirational diverse management representation goals.

Consistent with our aspirational goals, we are focused on attracting, developing, and retaining diverse talent, from entry-level to senior leadership positions. We have eliminated the college degree requirement from 80% of positions at the company and are focusing instead on experience and accomplishments as we recruit and hire new employees. We have increased the number of diverse candidate slates and our interview panels include people with differing experiences and backgrounds in the new hire process within the U.S. We conduct “stay conversations” to help leaders understand why employees stay and what might cause them to leave.

During fiscal 2023, we made progress toward our 2030 aspirational goals. We plan to report on our DE&I initiatives in more detail in our fiscal 2023 ESG report, which we expect to issue in January 2024.

Employee Engagement

Management reviews with the Board our employee engagement survey results across multiple categories, such as sustainable engagement, communication, leadership, customer focus, DE&I, and work environment. These questions give insight into the experience of the employee and their supervisor, team, senior leadership, and the enterprise.

With respect to our 2023 biennial full employee engagement survey, we experienced an 88% participation rate, which was in line with historical levels at the company and was considered to be well above our outside consultant’s global high performance norm benchmark.

Our Board Evaluation Process

Each year, our Board conducts a rigorous self-evaluation process, which includes individual director evaluations. This process is overseen by the Governance and Sustainability Committee, led by our Governance and Sustainability Committee Chair, and conducted by an outside facilitator with corporate governance experience. The outside facilitator interviews each director to obtain anonymous feedback regarding Board performance and effectiveness and reviews the feedback during an executive session of the Board. This feedback helps the Board identify follow-up items and provide feedback to management.

The Board evaluation process includes an assessment of both Board process and substance, including:

•	the Board’s effectiveness, structure, composition, succession, and culture;
•	the quality of Board discussions;
•	the Board’s performance in oversight of business performance, strategy, succession planning, risk management, ethics and compliance, and other key areas; and
•	agenda topics for future meetings.

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Feedback received regarding individual directors is shared with the Governance and Sustainability Committee Chair and the individual directors. The Board believes that this annual evaluation process supports its effectiveness and continuous improvement.

Actions taken in response to feedback from past Board evaluations and other feedback received include:

•	we began providing all Board members with access to all committee materials;
•	we established a new standing Risk Oversight Committee in 2021 to assist the Board in monitoring ethical, quality, and legal and regulatory compliance risks;
•	we provided additional director educational opportunities;
•	we refreshed our Board’s composition;
•	we refined our meeting structure to allow additional time for discussion, in-depth reviews, and executive sessions; and
•	we enhanced meeting presentations to complement and add insight beyond written meeting materials.

In addition to the full Board’s evaluation process, each of the Audit, Compensation, Governance and Sustainability, and Risk Oversight Committees annually review their charters and conduct their own committee self-evaluation.

Director Independence

The Board has established director independence standards based on the New York Stock Exchange (“NYSE”) rules. These standards can be found in our Corporate Governance Guidelines on our website at www.cardinalhealth.com under “About Us — Corporate — Investor Relations — Governance — Governance Documents.” These standards address, among other things, employment and compensation relationships, relationships with our auditor and customers, and business relationships.

The Board assesses director independence at least annually, based on the recommendations of the Governance and Sustainability Committee. The Board has determined that each of Mses. Brennan, Chandrasekaran, Cox, Edison, Hemingway Hall, Killefer, and Mundkur, and each of Messrs. Barg, Downey, Evans, Johri, and Kenny, is independent.

Messrs. Scarborough and Weiland, who served on our Board until their terms expired at the 2022 annual meeting of shareholders, were determined to be independent as disclosed in our proxy statement for the 2022 annual meeting of shareholders.

Public Policy Engagement

We participate on public policy issues related to our industry and business priorities, employees, customers, shareholders, and the communities we serve. The Governance and Sustainability Committee provides oversight of our policies and practices regarding political and lobbying activities and expenditures, including an annual review of our political contributions policy, corporate political contributions, lobbying activities, and trade association payments. Additional information about our public policy engagement can be found in our annual Political Activities and Contributions Reports available at www.cardinalhealth.com under “About Us — Environmental, Social and Governance (ESG) — Policies and principles.”

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Shareholder Engagement

Our Annual Engagement Process

It has been our long-standing practice to meet with shareholders throughout the year so that management and the Board can better understand shareholder perspectives on governance, executive compensation, sustainability, and other topics. A general overview of our annual engagement process is below.

Our Fiscal 2023 Engagement Efforts

Our Board Chairman, another independent director, and members of management engaged with shareholders during the summer of 2023 to provide updates on our strategy and ongoing business review process, Board composition and refreshment, senior leadership transitions, executive compensation, and ESG topics.

See pages 41 and 42 in the CD&A for further detail of our shareholder engagement efforts with respect to executive compensation and consideration of last year’s say-on-pay vote.

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Board Responsiveness to Shareholder Feedback

After considering feedback from shareholders, which is shared with the full Board, and focusing on best practices, we have taken a number of actions with respect to our governance, executive compensation, and sustainability practices and disclosures in recent years.

2023	We baselined our Scope 3 GHG emissions and submitted a science-based target to the Science Based Targets initiative (SBTi) for validation that combines our existing public Scope 1 and Scope 2 GHG emission reduction goal with a new Scope 3 target.
2022	We amended our governance documents to provide for an annual review of director capacity and commitments.
We returned to setting three-year PSU goals with the fiscal 2023 annual grant.
We formalized the Board’s oversight of ESG activities, policies, strategy, and reporting and disclosure practices in a renamed Governance and Sustainability Committee.
We enhanced our lobbying disclosure in our Political Activities and Contributions Report.
2021	We established a significant Scope 1 and Scope 2 GHG emissions reduction goal.
We took compensation-related actions to address shareholder feedback and developments in opioid litigation.
We announced long-term aspirational diverse management representation goals and disclosed EEO-1 U.S. employee demographic data and pay equity data.
We amended our governance documents to reflect our practice of including women and racially and ethnically diverse candidates in the pool of candidates for new director searches.

Standards of Business Conduct

Our Board has adopted written Standards of Business Conduct that outline our corporate values and standards of integrity and behavior for every employee, officer, and director. The Standards of Business Conduct are designed to foster a culture of integrity, drive compliance with legal and regulatory requirements, and protect and promote the reputation of our company. The full text of the Standards of Business Conduct is posted on our website at www.cardinalhealth.com under “About Us — Who we are — Ethics and Compliance.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

Related Person Transactions Policy and Process

Related Person Transactions Policy

We have a written policy that the Audit Committee must approve or ratify any “related person transactions” (transactions exceeding $120,000 in which we are a participant and any related person has a direct or indirect material interest). “Related persons” include our directors, nominees for election as a director, persons controlling over 5% of our common shares, executive officers, and the immediate family members of each of these individuals.

Once a related person transaction is identified, the Audit Committee will review all relevant facts and circumstances and determine whether to approve the transaction. The Audit Committee will take into account such factors as it considers appropriate, including the material terms of the transaction, the nature of the related person’s interest in the transaction, the significance of the transaction to the related person and to us, the nature of the related person’s relationship with us, and whether the transaction would be likely to impair the judgment of a director or executive officer to act in our best interest.

If advance approval of a transaction is not feasible, the Audit Committee will consider the transaction for ratification at its next regularly scheduled meeting. The Audit Committee Chairman may pre-approve or ratify any related person transactions in which the aggregate amount is expected to be less than $1 million.

Related Person Transactions

Since July 1, 2022, there have been no transactions, and there are no currently proposed transactions, involving an amount exceeding $120,000 in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest.

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Director Compensation

Overview

Our non-management director compensation program is approved by our Board based on the recommendation of the Compensation Committee. The Compensation Committee annually reviews comparative market data and receives recommendations from its independent compensation consultant with regard to the structure and amounts of our director compensation. Total director compensation is targeted at the median amount among our Comparator Group, which is discussed beginning on page 52.

Following the Compensation Committee’s most recent review of director compensation, and based on the recommendation of its compensation consultant, the Compensation Committee recommended to the Board, and the Board approved, increases to the annual cash retainer and restricted share unit (“RSU”) grant value effective November 15, 2023. The new compensation aligns with our target of the median director compensation for the Comparator Group.

Compensation Arrangements

The table below shows the elements and amount of compensation that we pay our non-management directors.

Compensation Element	Amount before November 15, 2023 ($)	Amount on and after November 15, 2023 ($)
Annual retainer(1)	115,000	120,000
RSUs(2)	185,000	200,000
Committee chair additional annual retainers(1)
Audit Committee	25,000	25,000
Compensation Committee	20,000	20,000
Governance and Sustainability Committee	20,000	20,000
Risk Oversight Committee	20,000	20,000
Non-executive Chairman of the Board compensation
Additional annual retainer(1)	125,000	125,000
Additional RSUs	125,000	125,000
(1)	Retainer amounts are paid in cash in quarterly installments.
(2)	Each new non-management director receives an initial RSU grant and thereafter an annual RSU grant on or about the date of our annual meeting of shareholders. The initial grant is prorated to reflect service between the election date and the one-year anniversary of the prior year’s annual meeting of shareholders. We value the RSUs based on the closing share price on the grant date. RSUs vest one year from the grant date (or, for annual grants, on the date of the next annual meeting of shareholders, if earlier) and settle in common shares. We accrue cash dividend equivalents that are payable upon vesting of the RSUs. All unvested RSUs become fully vested upon a “change of control” (as described under “Potential Payments on Termination of Employment and Change of Control” on page 66) unless the director is asked to continue to serve on the board of directors of the surviving entity or its affiliates and receives a qualifying replacement award.

Directors may receive additional compensation for performing duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members. Mses. Cox and Edison and Mr. Kenny received $10,000 per year for service on the Ad Hoc Committee on Opioids and Mr. Downey received $25,000 per year for chairing the Ad Hoc Committee on Opioids. The Ad Hoc Committee on Opioids last met in November 2022, transitioned its responsibilities to the Risk Oversight Committee, and terminated.

Directors may elect to defer payment of their cash retainers into the Cardinal Health Deferred Compensation Plan (“DCP”). For directors, deferred balances under the DCP are paid in cash upon termination from Board service, death, or disability in a single lump sum or annual installment payments over a period of five or ten years, depending upon the director’s election. A director also may defer receipt of common shares that otherwise would be issued on the date that RSUs vest until termination from Board service.

Our directors may participate in our matching gift program. Under this program and subject to certain restrictions, the Cardinal Health Foundation (our philanthropic affiliate) will match contributions for eligible non-profit organizations.

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Director Compensation for Fiscal 2023

The non-management directors received the following compensation during fiscal 2023:

	Fees Earned or Paid in Cash	Stock Awards		All Other Compensation		Total
Name	($)	($)	(1)	($)		($)
Steven K. Barg(2)	94,063	215,970	(3)	0		310,033
Michelle M. Brennan(2)	94,063	215,970	(3)	0		310,033
Sujatha Chandrasekaran(2)	94,063	215,970	(3)	0		310,033
Carrie S. Cox	138,562	185,032		2,000	(4)	325,594
Bruce L. Downey	123,904	185,032		2,000	(4)	310,936
Sheri H. Edison	134,920	185,032		0		319,952
David C. Evans	115,000	185,032		2,000	(4)	302,032
Patricia A. Hemingway Hall	135,000	185,032		0		320,032
Akhil Johri	140,000	185,032		0		325,032
Gregory B. Kenny	243,562	310,017		0		553,579
Nancy Killefer	115,000	185,032		0		300,032
Christine A. Mundkur(2)	94,063	215,970	(3)	0		310,033
Dean A. Scarborough(5)	41,353	0		0		41,353
John H. Weiland(5)	44,994	0		0		44,994

(1)	These awards are RSUs granted under the Cardinal Health, Inc. 2021 Long-Term Incentive Plan (the “2021 LTIP”). We valued the RSUs by multiplying the closing price of our common shares on the NYSE on the grant date by the number of RSUs awarded. As of June 30, 2023, the aggregate number of shares underlying unvested RSUs held by each director serving on that date was as follows: Mr. Barg — 2,774 shares; Ms. Brennan — 2,774 shares; Ms. Chandrasekaran — 2,774 shares; Ms. Cox — 2,308 shares; Mr. Downey — 2,308 shares; Ms. Edison — 2,308 shares; Mr. Evans — 2,308 shares; Ms. Hemingway Hall — 2,308 shares; Mr. Johri — 2,308 shares; Mr. Kenny — 3,867 shares; Ms. Killefer — 2,308 shares; and Ms. Mundkur — 2,774.
(2)	Mses. Brennan, Chandrasekaran, and Mundkur and Mr. Barg joined the Board in September 2022.
(3)	Includes initial RSU grant made in September 2022.
(4)	Represents a company match attributable to a charitable contribution under our matching gift program.
(5)	Messrs. Scarborough and Weiland served on the Board until their terms expired at the 2022 annual meeting of shareholders.

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AUDIT COMMITTEE MATTERS

PROPOSAL 2 — Ratification of Appointment of Ernst & Young LLP as Independent Auditor

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditor and approves the audit engagement with Ernst & Young LLP and its audit fees. The Audit Committee has appointed Ernst & Young LLP as our independent auditor for fiscal 2024 and believes that the continued retention of Ernst & Young LLP as our independent auditor is in the best interest of Cardinal Health and its shareholders. Ernst & Young LLP has served as our independent auditor since 2002. In accordance with SEC rules, lead audit partners are subject to rotation requirements, which limit the number of consecutive years an individual partner may serve us. The Audit Committee oversees the rotation of the audit partners. The Audit Committee Chair interviews candidates for audit partner and the Audit Committee discusses them.

While not required by law, we are asking our shareholders to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal 2024 at the Annual Meeting as a matter of good corporate governance. If shareholders do not ratify this appointment, the Audit Committee will consider whether it is appropriate to appoint another audit firm. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different audit firm at any time during the fiscal year if it determines that such a change would be in the best interest of Cardinal Health and its shareholders. Our Audit Committee approved, and our shareholders ratified with 96% support, the appointment of Ernst & Young LLP as our independent auditor for fiscal 2023.

We expect representatives of Ernst & Young LLP to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR FISCAL 2024.

Audit Committee Report

The Audit Committee is responsible for overseeing: the integrity of Cardinal Health’s financial statements; the independent auditor’s qualifications, independence, and performance; Cardinal Health’s internal audit function; Cardinal Health’s compliance with legal and regulatory requirements; and Cardinal Health’s processes for assessing and managing risk. As of the date of this report, the Audit Committee consists of five members of the Board of Directors. The Board of Directors has determined that each of Messrs. Evans and Johri is an “audit committee financial expert” for purposes of the SEC rules and that each Committee member is independent. The Audit Committee’s activities are governed by a written charter, which is available on Cardinal Health’s website at www.cardinalhealth.com under “About Us — Corporate — Investor Relations — Governance — Committee Composition.”

Management has primary responsibility for the financial statements and for establishing and maintaining the system of internal control over financial reporting. Management also is responsible for reporting on the effectiveness of Cardinal Health’s internal control over financial reporting. Cardinal Health’s independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of Cardinal Health’s consolidated financial statements and for issuing a report on the financial statements and a report on the effectiveness of Cardinal Health’s internal control over financial reporting based on its audit.

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2023 with management and with Ernst & Young LLP. The Audit Committee also reviewed and discussed with management and Ernst & Young LLP the effectiveness of Cardinal Health’s internal control over financial reporting as well as management’s report and Ernst & Young LLP’s report on the subject. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC and matters related to Cardinal Health’s financial statements, including critical accounting estimates and judgments. The Audit Committee received from Ernst & Young LLP the written disclosures and letter required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP its independence.

The Audit Committee meets regularly with Ernst & Young LLP, with and without management present, to review the overall scope and plans for Ernst & Young LLP’s audit work and to discuss the results of its examinations, the evaluation of Cardinal Health’s internal control over financial reporting, and the overall quality of Cardinal Health’s accounting and financial reporting. In addition, the Audit Committee annually considers the performance of Ernst & Young LLP.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2023 be included in Cardinal Health’s Annual Report on Form 10-K for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors on August 1, 2023.

Akhil Johri, Chairman
Michelle M. Brennan
Sujatha Chandrasekaran
Sheri H. Edison
David C. Evans

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Fees Paid to Ernst & Young LLP

The following table sets forth the fees billed to us by Ernst & Young LLP for services in fiscal 2023 and 2022.

	Fiscal 2023	Fiscal 2022
	($)	($)
Audit fees(1)	14,783,030	14,817,561
Audit-related fees(2)	2,285,500	4,272,672
Tax fees(3)	1,198,055	2,037,629
All other fees	—	—
TOTAL FEES	18,266,585	21,127,862

(1)	Audit fees include fees paid to Ernst & Young LLP related to the annual audit of consolidated financial statements, the annual audit of the effectiveness of internal control over financial reporting, the review of financial statements included in Quarterly Reports on Form 10-Q, and statutory audits of various international subsidiaries. Audit fees also include fees for services performed by Ernst & Young LLP that are closely related to the audit and in many cases could only be provided by the independent auditor, such as comfort letters and consents related to SEC registration statements.
(2)	Audit-related fees include fees for services related to acquisitions and divestitures, audit-related research and assistance, service auditor’s examination reports, and employee benefit plan audits.
(3)	Tax fees include fees for tax compliance and other tax-related services. The aggregate fees billed to us by Ernst & Young LLP for tax compliance for fiscal 2023 and 2022 were $179,556 and $162,492, respectively.

Policy on Pre-Approval of Services Provided by Ernst & Young LLP

The Audit Committee must pre-approve the audit and permissible non-audit services performed by our independent accountants in order to help ensure that the accountants remain independent of Cardinal Health. The Audit Committee has adopted a policy governing this pre-approval process.

Under the policy, the Audit Committee annually pre-approves certain services and assigns specific dollar thresholds for these types of services. If a proposed service is not included in the annual pre-approval, the Audit Committee must separately pre-approve the service before the engagement begins.

The Audit Committee has delegated pre-approval authority to the Audit Committee Chairman for proposed services up to $500,000. Proposed services exceeding $500,000 require full Audit Committee approval.

All audit and non-audit services provided for us by Ernst & Young LLP for fiscal 2023 and 2022 were pre-approved by the Audit Committee.

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EXECUTIVE COMPENSATION

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PROPOSAL 3 — Advisory Vote to Approve the Compensation of Our Named Executive Officers

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking our shareholders to approve, on a non-binding advisory basis, the compensation of our named executive officers, as defined and disclosed in the CD&A, the Summary Compensation Table, and the related compensation tables, notes, and narrative in this proxy statement.

We urge shareholders to read the CD&A beginning on page 40 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosures appearing on pages 55 through 70, which provide detailed information on the compensation of our named executive officers.

The Board and the Compensation Committee believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to our long-term success. Additionally, we believe the fiscal 2023 pay outcomes demonstrate alignment between pay and performance.

Although this advisory vote is not binding on the Board, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

The Board has adopted a policy providing for annual say-on-pay advisory votes such as the one in this Proposal 3. Accordingly, subject to the outcome of Proposal 4 and the decision of the Board, the next say-on-pay advisory vote will be held at our 2024 annual meeting of shareholders.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE CD&A, THE SUMMARY COMPENSATION TABLE, AND THE RELATED COMPENSATION TABLES, NOTES, AND NARRATIVE IN THIS PROXY STATEMENT.

PROPOSAL 4 — Advisory Vote on the Frequency of Future Advisory Votes to Approve the Compensation of Our Named Executive Officers

In accordance with Section 14A of the Exchange Act, we are asking shareholders to recommend, in an advisory vote, whether future shareholder advisory approval of the compensation of our named executive officers should occur every one, two, or three years.

At our 2017 annual meeting of shareholders, our shareholders voted to hold say-on-pay votes annually and our Board adopted this practice. Under SEC rules, we are required to conduct this advisory vote again in 2023 (and the next such vote will occur in 2029). After careful consideration, the Board recommends that future say-on-pay votes continue to be held annually. Our Board believes that holding a vote every year is the most appropriate option because it would continue to enable our shareholders to provide us with timely input regarding the compensation of named executive officers.

Shareholders are not voting to approve or disapprove the Board’s recommendation. Instead, shareholders may indicate their preference regarding the frequency of future say-on-pay votes by selecting one year, two years, or three years, or abstaining.

Although the vote is non-binding, the Compensation Committee and the Board value your opinion and will consider the outcome of the vote in establishing the frequency with which future say-on-pay votes will be held.

THE BOARD RECOMMENDS THAT YOU VOTE TO CONDUCT FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY ONE YEAR.

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Compensation Discussion and Analysis

Executive Summary

This CD&A focuses on the fiscal 2023 compensation of the following current and former executive officers (the “named executive officers” or “named executives”) and describes the executive compensation program and the Compensation Committee’s decisions under it.

Jason M. Hollar	Chief Executive Officer and Former Chief Financial Officer
Aaron E. Alt	Chief Financial Officer
Stephen M. Mason	Chief Executive Officer, Medical Segment
Deborah L. Weitzman	Chief Executive Officer, Pharmaceutical Segment
Jessica L. Mayer	Chief Legal and Compliance Officer
Michael C. Kaufmann	Former Chief Executive Officer
Patricia M. English	Former Interim Chief Financial Officer
Victor L. Crawford	Former Chief Executive Officer, Pharmaceutical Segment

Fiscal 2023 Performance

Fiscal 2023 was an inflection point for Cardinal Health, with improved performance, strong execution, and notable progress made against both short and long-term plans in new CEO Jason Hollar’s first year in the role. We finished the fiscal year well, with continued strong growth in the Pharmaceutical segment, robust cash flow generation, and improvement in the Medical segment, driven by execution of our Medical Improvement Plan.

(1)	TSR over the period from July 1, 2022 through June 30, 2023, expressed as a percentage, calculated based on changes in stock price assuming reinvestment of dividends.

•	Revenue was $205.0 billion, up 13% from the prior year.
•	GAAP operating earnings were $727 million, which included $1.2 billion in pre-tax goodwill impairment charges in the Medical segment. Non-GAAP operating earnings were $2.1 billion, a 3% increase over the prior year, reflecting Pharmaceutical segment profit growth, partially offset by a decrease in Medical segment profit.
•	GAAP diluted EPS was $1.00, which included the pre-tax goodwill impairment charges ($1.1 billion after tax or $4.38 per share) in the Medical segment. Non-GAAP EPS was $5.79, a 14% increase over the prior year, reflecting the increase in non-GAAP operating earnings, lower interest and other expense, and a lower share count.
•	Pharmaceutical segment profit grew 13%, while Medical segment profit decreased 49%.
•	We generated $2.8 billion in operating cash flow and returned over $2.5 billion to shareholders in share repurchases ($2.0 billion) and dividends ($525 million), strengthened the balance sheet by repaying $550 million in long-term debt, and invested over $480 million back into our businesses to drive organic growth.
•	We continued to streamline our cost structure and surpassed our enterprise cost savings target for the fifth consecutive year.
•	The Board’s Business Review Committee and management made progress on the ongoing review of the company’s strategy, portfolio, capital allocation framework, and operations that began early in fiscal 2023. We announced at our Investor Day held on June 8, 2023, that we had completed the business

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and portfolio review of the Pharmaceutical segment, which included the launch of the new NavistaTM Network supporting community oncologists, the announcement that we would retain and invest in the segment’s Nuclear and Precision Health Solutions business, and the merger of the segment’s OutcomesTM business into Transaction Data Systems. Prior to our Investor Day, we announced that the term of the Business Review Committee had been extended until July 15, 2024.

See Annex A for reconciliations to the comparable financial measures prepared in accordance with GAAP and the reasons why we use non-GAAP financial measures.

Fiscal 2023 Compensation Highlights

•	Non-GAAP operating earnings growth, strong operating cash flow, and above-target cost savings drove a fiscal 2023 annual cash incentive funding of 120% at the enterprise level.
•	PSUs for the fiscal 2021 through fiscal 2023 performance cycle (the “Fiscal 21-23 PSUs”) paid out at 137% based on below-target performance against a three-year cumulative adjusted non-GAAP EPS goal and over-performance on cost savings and a corporate culture goal focused on leadership score improvement from our employee engagement survey, with an upward modifier applied based on our TSR finishing in the 94th percentile of the S&P 500 Health Care Index.
•	Mr. Hollar received 132% of his annual cash incentive target based on strong performance in his first year as CEO, growing non-GAAP operating earnings, advancing our long-term strategy, establishing his leadership team, simplifying the enterprise and restructuring the business organizations and corporate functions, leading the ongoing business review being conducted by the Board’s Business Review Committee, and driving significant improvement in employee engagement. Other named executives received between 75% and 136% of their targets based on enterprise, business, and individual performance.
•	In connection with the ongoing work of the Business Review Committee, the Compensation Committee took certain actions following the fiscal year-end with respect to executive severance protection for a two-year period, as described under “Recent Developments Regarding Severance Benefits for Involuntary Terminations without Cause” on page 51 of the CD&A. These actions will ensure that we effectively align our executive team with long-term shareholders’ interests and allow them to focus on business decisions associated with the review without consideration for how a potential business transaction may affect them personally.

Executive Transitions during Fiscal 2023

•	On August 11, 2022, we announced that the Board elected Mr. Hollar as CEO effective September 1, 2022. Mr. Hollar also joined the Board effective August 11, 2022. Mr. Kaufmann, previously the CEO, departed from the company and the Board on September 1, 2022.
•	On September 8, 2022, we announced that Ms. Weitzman, the former President of Pharmaceutical Distribution, was promoted to CEO, Pharmaceutical Segment, effective September 19, 2022. Ms. Weitzman replaced Mr. Crawford, who remained with the company through November 13, 2022.
•	On December 16, 2022, we announced that the Board elected Mr. Alt, formerly the CFO of Sysco Corporation, as our CFO effective February 10, 2023. Mr. Alt replaced Ms. English, who served in place of Mr. Hollar as interim CFO from September 1, 2022 to February 10, 2023. Prior to serving in that interim role, Ms. English was our Chief Accounting Officer.

Shareholder Engagement and Consideration of 2022 Say-on-Pay Vote

Our annual say-on-pay vote is an opportunity to receive feedback from shareholders regarding our executive compensation program. The Compensation Committee takes the result of this vote into consideration when it determines the compensation of our executive officers. Shareholders demonstrated strong support for our executive compensation program in 2022, as evidenced by the 91% of votes cast in favor of say-on-pay last year. A general overview of our annual shareholder engagement process can be found on page 32.

Our Board Chairman, another independent director, and members of senior management engaged with shareholders during the summer of 2023 to discuss executive compensation as well as to provide updates on our strategy and ongoing business review process, Board composition and refreshment, senior leadership transitions, and ESG topics.

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In our meetings, shareholders continued to express support for the structure of our executive compensation program and its alignment of pay with performance. Shareholders also provided positive feedback on our return to setting three-year PSU goals beginning with the fiscal 2023 annual grant, rather than using a three-year cumulative PSU goal, which was the sum of annual targets.

See pages 32 and 33 of this proxy statement for additional information about shareholder engagement.

Executive Compensation Governance Features

WHAT WE HAVE	WHAT WE DO NOT HAVE
Significant portion of executive pay consists of performance-based “at risk” elements	No employment agreements with executive team
Performance goals for cost savings and Our Path Forward	No payment of dividend equivalents on PSUs or RSUs until, and only to the extent that, the underlying award vests
Caps on annual cash incentive and PSU payouts	No executive pensions
Minimum vesting period for long-term incentive awards	No repricing of underwater options without shareholder approval
Stock ownership guidelines for directors and executive officers	No hedging or pledging of company stock
Compensation recoupment (“clawback”)	No “single trigger” change of control arrangements
Long-standing, proactive shareholder engagement program and history of responsiveness	No excise tax gross-ups upon change of control

Compensation Philosophy and Practices

Our compensation program is designed to support our long-term growth, with accountability for key annual results. It has the following key objectives:

•	Reward performance. We tie our executive pay to financial, operational, and individual performance as well as to performance against key strategic initiatives, such as achieving cost savings and Our Path Forward culture goals, as discussed below. Assessing our executives’ individual performance includes alignment with our Standards of Business Conduct, values, and behaviors.
•	Emphasize long-term, stock-based incentive compensation. We emphasize performance and retention using long-term, stock-based incentive compensation, which supports sustainable long-term shareholder return. Combined with stock ownership guidelines, this approach provides executives with meaningful ownership stakes and aligns their interests with shareholders.
•	Maintain a competitive program that will attract and retain critical talent. We have designed our compensation program to be competitive in the marketplace and to invest in and reward talent, driving our long-term growth while holding employees accountable to our strategy and our values.

Elements of Compensation for Executive Officers

Our executive officers’ total direct compensation has three primary elements: base salary; annual incentive; and long-term incentive. In fiscal 2023, long-term incentive awards were granted 60% in PSUs and 40% in RSUs. A significant portion of executive compensation is based on company performance and is at-risk (annual incentive and PSUs). At the beginning of each performance period, the Compensation Committee sets performance goals under our annual incentive program and for our PSUs. After the performance period ends, the Compensation Committee evaluates the performance and determines payouts.

The charts below show the components of fiscal 2023 target total direct compensation and the elements of fiscal 2023 pay for our CEO and other named executives.

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Pay Element	Description and Purpose	Links to Business and Talent Strategies
Base salary	• Fixed cash compensation, which is reviewed annually and adjusted when appropriate • Based on qualifications, experience, role, performance, career progression, market data, and internal pay equity	• Competitive base salaries support our ability to attract and retain executive talent
Annual incentive

•  Variable cash compensation based on achieving goals for annual adjusted non-GAAP operating earnings, operating cash flow, cost savings, and Our Path Forward, and individual performance

•  Target as a percentage of base salary reflects market data and internal pay equity

•  Primary financial measure reflects our focus on operating earnings and liquidity-focused measure aligns with our focus on capital deployment

•  Cost savings and Our Path Forward goals align with key strategic initiatives

•  Executives are assessed on their individual performance, including their alignment with our Standards of Business Conduct, values, and behaviors

Long-term incentive

•  Weighted 60% in PSUs and 40% in RSUs

•  PSUs vest based on achievement over a three-year performance period of adjusted non-GAAP EPS compound annual growth rate (“CAGR”), average annual dividend yield, cost savings, and Our Path Forward goals, with a relative TSR modifier

•  RSUs vest ratably over three years

•  Target annual grant value reflects market data and internal pay equity

•  Primary financial measure supports sustainable long-term shareholder return and closely aligns management’s interests with shareholders’ interests

•  Cost savings and Our Path Forward goals align with key strategic initiatives

•  Long-term incentives help to retain executive talent

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Fiscal 2023 Target Total Direct Compensation

The Compensation Committee established fiscal 2023 target total direct compensation for our current named executives as shown below. (1) The Compensation Committee takes a number of factors into consideration when setting target total direct compensation and each of the individual elements, including job responsibilities, time in role, and competitive market data derived from our Comparator Group discussed on pages 52 and 53. Further information on the primary elements of compensation can be found in the following pages, where each pay element is described more fully.

Name	Base Salary (Annualized Rate) ($)	Annual Incentive Target (% of Base Salary)	Annual Incentive Target ($)	Long-Term Incentive Target ($)	Target Total Direct Compensation ($)
Hollar	1,350,000	150	2,025,000	11,000,000	14,375,000
Alt	825,000	110	907,500	3,500,000	5,232,500
Mason	700,000	100	700,000	3,000,000	4,400,000
Weitzman	625,000	100	625,000	2,500,000	3,750,000
Mayer	675,000	100	675,000	2,750,000	4,100,000

Consistent with the company’s past practice for an internally promoted CEO, when the Compensation Committee set Mr. Hollar’s initial target total direct compensation as CEO, it was positioned approximately at the 25th percentile of the competitive market range, as established using the company’s existing Comparator Group. This percentile placement includes annual vesting of Mr. Hollar’s August 2022 alignment equity grant over a three-year period and assumes attainment of the applicable performance metrics for the performance portion of the award.

Fiscal 2023 Base Salary

The Compensation Committee annually reviews our named executives’ base salaries. The Compensation Committee approved base salary increases of between 3.7% and 8.0% for Messrs. Crawford and Mason and Ms. Mayer at the beginning of fiscal 2023 to move their target total direct compensation closer to the median of the Comparator Group market data for their respective roles as well as for internal pay equity considerations.

The Compensation Committee set Messrs. Hollar’s and Alt’s base salaries at $1,350,000 and $825,000, respectively, and set Ms. Weitzman’s and Ms. English’s base salaries at $625,000 and $300,000, respectively, in connection with their appointment to their new roles.

Fiscal 2023 Annual Incentive Compensation

Consistent with last year, the Compensation Committee based the goals for the fiscal 2023 annual cash incentive award program on adjusted non-GAAP operating earnings, operating cash flow, cost savings, and Our Path Forward objectives.

Operating Earnings Goal

The earnings goal continued to be based on non-GAAP operating earnings because it is one of our primary measures of operating performance.

The Compensation Committee set the adjusted non-GAAP operating earnings target of $2,018 million at the beginning of fiscal 2023. Based on the Board-approved budget, the earnings target represented approximately 7.9% growth over the prior year’s actual adjusted non-GAAP operating earnings of $1,871 million.

In our August 11, 2022 earnings call, we explained that our key assumptions for fiscal 2023 non-GAAP operating earnings outlook included, among other things, continued stability in overall pharmaceutical volumes and consistent market dynamics within our generic pharmaceutical program in the Pharmaceutical segment and a net negative impact similar to fiscal 2022 in our Medical segment from inflation and global supply constraints, offset by planned mitigation actions.

Operating Cash Flow Goal

The operating cash flow goal was based on GAAP net cash provided by operating activities. The Compensation Committee set the operating cash flow target at the beginning of fiscal 2023 based on the Board-approved budget.

The fiscal 2023 target was lower than the fiscal 2022 target and actual results largely due to the receipt of a significant tax refund from a net operating loss carryback in fiscal 2022 that did not repeat in fiscal 2023,as well as to the timing of customer and vendor payments.

The Compensation Committee included this liquidity-focused measure in the annual incentive program to align with our focus on capital deployment. Our ability to generate cash is critical to our growth and necessary to fund the activities needed to meet our capital deployment objectives.

Cost Savings Goal

The Compensation Committee set the target for new cost savings projects during fiscal 2023 to align with our internal projections and a publicly announced cost savings goal of more than $750 million over five years against a fiscal 2018 base year. This initiative is designed to streamline our cost structure and position us for sustainable future growth.

(1)	The compensation of named executives who departed in fiscal 2023 is discussed separately herein.

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Our Path Forward Goal

Our Path Forward, which is discussed on page 29, is a comprehensive, enterprise-wide strategy setting forth our mission, where we are going, how we will grow, what we believe, and how we act. The initiative reflects our vision and strategy to position the company for the future.

For fiscal 2023, the Our Path Forward goal required incentive-eligible employees to complete trainings focused on building general manager and DE&I-related capabilities. A greater than 90% training completion rate across all eligible employees was required to earn a 100% payout. If a payout was earned, the Compensation Committee had the ability to apply a modifier to adjust the payout either up or down by up to five percentage points considering certain other pre-established DE&I-related goals.

We describe how we calculate the measures referenced above under “Performance Measure Calculations” beginning on page 58.

The table below shows goals for the fiscal 2023 annual incentive program, actual performance, and enterprise funding.

(dollars in millions)	Weight	Threshold	Target	Max	Percent of Target	Impact on Enterprise Funding
Adjusted non-GAAP operating earnings(1)					103%	67 pp
Operating cash flow(1)					181%	30 pp
Cost savings(2)					127%	13 pp
Our Path Forward(3)		Payout is earned only if employee training goal is achieved (with possible 5 pp +/- modifier)			100%	10 pp
Enterprise funding percentage						120%
(1)	A payout level between 20% and 200% is earned for achieving the adjusted non-GAAP operating earnings and operating cash flow goals.
(2)	A payout level between 50% and 200% is earned for achieving the cost savings goal.
(3)	A payout is earned only if a greater than 90% completion rate is achieved by all incentive-eligible employees for general manager and DE&I-related capabilities trainings. If a payout is earned, the Compensation Committee has the ability to apply a progress modifier to adjust the payout either up or down by up to five percentage points considering other pre-established DE&-related goals. The employee training goal was achieved, and no modifier was applied.

Annual Incentive Targets and Payouts

The Compensation Committee annually reviews our named executives’ annual incentive targets as a percentage of base salary. After the review at the beginning of fiscal 2023, the Committee increased Ms. Mayer’s target to 100% (from 90%) to move her target total direct compensation closer to the median of the Comparator Group market data for her role as well as for internal pay equity considerations. The Compensation Committee set the targets for Messrs. Hollar and Alt and Ms. Weitzman at 150%, 110%, and 100% of their respective base salaries in connection with their appointments to their new roles.

The Compensation Committee awarded each named executive a fiscal 2023 annual incentive award based on the 120% enterprise funding percentage, segment performance with respect to Ms. Weitzman and Messrs. Crawford and Mason, and an individual performance factor.

Name	Target (% of Base Salary)		Target Amount ($)		Actual Amount ($)		Actual (% of Target)
Hollar	145	(1)	1,805,877	(1)	2,383,757	(1)	132	(1)
Alt	110		412,726	(2)	544,798	(2)	132
Mason	100		695,959		521,969		75
Weitzman	94	(1)	570,701	(1)	773,979	(1)	136	(1)
Mayer	100		666,918		800,302		120
Kaufmann	150		349,521		419,425		120
English	45		131,159		146,705		112
Crawford	100		280,673		345,228		123
(1)	Mr. Hollar’s and Ms. Weitzman’s target and actual amounts reflect the different base salaries and target rates attributable to the different roles they held during fiscal 2023.
(2)	Mr. Alt’s target and actual amounts reflect a prorated portion of his fiscal 2023 annual incentive.

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Mr. Hollar’s annual incentive was based on enterprise performance and his individual performance in his first year as CEO, which exceeded expectations. Mr. Hollar was instrumental in growing our non-GAAP operating earnings, advancing our long-term strategy, establishing his leadership team, and simplifying and restructuring the enterprise and its business organizations and corporate functions. Mr. Hollar also led the ongoing business review being conducted by the Board’s Business Review Committee and drove significant improvement in employee engagement.

Mr. Alt’s annual incentive, which was prorated from when he joined us on January 16, 2023, was based on enterprise performance and his individual performance, which exceeded expectations. After on-boarding, Mr. Alt quickly assumed a key leadership role in the ongoing business review, helping the company conduct a successful Investor Day in June, and immediately influenced our capital deployment strategy and focused the company on generating strong operating cash flow.

Mr. Mason’s annual incentive was based on Medical segment performance, which, although below expectations, reflected progress made towards the segment’s Medical Improvement Plan, including improvement in segment profit later in the fiscal year, strong customer retention, and new customer wins.

Ms. Weitzman’s annual incentive was based on Pharmaceutical segment performance and her individual performance in her first year as segment CEO, both of which exceeded expectations. Ms. Weitzman led the restructuring of the segment’s organizational structure, developed and prioritized strategic growth initiatives for the segment’s Specialty and other businesses, and helped to complete the business review for the Pharmaceutical segment.

Ms. Mayer’s annual incentive was based on enterprise performance and her individual performance leading our legal, quality, regulatory, and compliance functions and restructuring functional leadership roles.

Ms. English’s annual incentive was based on performance of the enterprise (in her Interim CFO role) and corporate function (in her other roles held during the fiscal year) and her individual performance leading the finance organization as interim CFO before Mr. Alt joined us.

Messrs. Kaufmann and Crawford each received a prorated portion of their fiscal 2023 annual incentive award based on enterprise and Pharmaceutical segment performance, respectively, under the Cardinal Health, Inc. Senior Executive Severance Plan (“Severance Plan”).

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Fiscal 2021-2023 Performance Share Unit Payouts

In August 2023, the Compensation Committee certified the payout level of the Fiscal 21-23 PSUs at 137%. The Fiscal 21-23 PSUs were eligible to be earned based on achievement versus a three-year cumulative adjusted non-GAAP EPS goal, a three-year cost savings goal, and an Our Path Forward measure focused on leadership score improvement from our employee engagement survey. In addition, operating cash flow must have exceeded net earnings for the first two years of the performance period for any of the Fiscal 21-23 PSUs to vest, regardless of whether the other goals were achieved.

The final payout was also subject to adjustment based on a relative TSR modifier, which decreased the payout by 20% if relative TSR was below the 20th percentile of the S&P 500 Health Care Index and increased it by 20% if relative TSR was above the 80th percentile of the index.

The three-year cumulative EPS goal was the sum of annual targets set by the Compensation Committee which aligned with the Board-approved budget in each fiscal year and were consistent with our public EPS guidance range issued at the beginning of each fiscal year.

The Compensation Committee set the three-year cost savings target to align with our internal projections and our publicly announced cost savings goal at the time of more than $500 million over five years against a fiscal 2018 base year.

(dollars in millions, except for per share amounts)	Weighting	Fiscal Year	Threshold	Target	Maximum	Percent of Target	Impact on Payout Level
Adjusted non-GAAP EPS(1)		2021
		2022
		2023
	3-Year Cumulative					97%	60 pp
Cost savings(2)						209%	40 pp
Our Path Forward(3)						150%	15 pp
			No change in leadership score	2 pp increase in leadership score	9 pp increase in leadership score
Payout level before relative TSR modifier applied							115%
Relative TSR modifier(4)						94th percentile
Final payout level							137%

(1)	The adjusted non-GAAP EPS goal is a three-year cumulative goal, which is the sum of annual targets set by the Compensation Committee. Achieving threshold performance of 90% of the cumulative EPS goal results in a 50% payout level, achieving target performance of 100% of the cumulative EPS goal results in a 100% payout level, and achieving maximum performance of 115% of the cumulative EPS goal results in a 200% payout level.
(2)	A payout level between 50% and 200% is earned for achieving the cost savings goal.
(3)	A payout level between 50% and 150% is earned for achieving the Our Path Forward goal.
(4)	The relative TSR modifier decreases the payout by 20% if relative TSR is below the 20th percentile of the S&P 500 Health Care Index and increases it by 20% if relative TSR is above the 80th percentile of the index.

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The chart below shows our PSU payouts (after application of the relative TSR modifier) over the last five performance cycles, illustrating the correlation of pay with performance. The relative TSR modifier was introduced beginning with the PSUs for fiscal 2018 through fiscal 2020 performance cycle. three-year TSR is calculated as TSR over the three fiscal year period expressed as a percentage, calculated based on changes in stock price assuming reinvestment of dividends.

3-year TSR	(33.7)%	(25.3)%	31.1%	24.2%	100.0%
Application of relative TSR modifier	NA	20% reduction in payout	20% reduction in payout	No modification	20% increase in payout

The table below shows the target and earned Fiscal 21-23 PSUs for those named executives who had received this grant.

Name	Target Number of Shares (#)		Number of Shares Earned (#)
Hollar	27,943		38,282
Mason	27,943		38,282
Weitzman	9,314		12,760
Mayer	20,678		28,329
Kaufmann	80,918	(1)	110,858	(1)
English	2,049		2,807
Crawford	24,304	(1)	33,296	(1)

(1)	Messrs. Kaufmann and Crawford each received a prorated portion of these PSUs since they qualified for retirement treatment under our long-term incentive plans when they departed the company.

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Fiscal 2023 Long-Term Incentive Targets and Grants

The Compensation Committee annually reviews our named executives’ long-term incentive targets. After the review at the beginning of fiscal 2023, the Committee increased each of Messrs. Crawford and Mason’s targets to $3.0 million (from $2.75 million) and Ms. Mayer’s target to $2.75 million (from $2.5 million) to move their target total direct compensation closer to the median of the Comparator Group market data for their respective roles as well as for internal pay equity considerations. The Compensation Committee set Mr. Hollar’s long-term incentive target at $11.0 million in connection with his appointment to CEO, the same as his predecessor’s. This new target was used for Mr. Hollar’s fiscal 2023 annual grant.

The following table shows the long-term incentive awards made in the fiscal 2023 annual grant (made in August 2022) to the named executives. The annual grant award mix was 60% in PSUs and 40% in RSUs, except with respect to Mses. Weitzman’s and English’s annual grants, which were made when they were in their former roles.

	Long-Term Incentive Targets ($)		Fiscal 2023 Annual Grant Awards
Name			RSUs ($)		Target PSUs ($)		Total ($)
Hollar	11,000,000		4,400,000		6,600,000		11,000,000
Mason	3,000,000		1,200,000		1,800,000		3,000,000
Weitzman	1,000,000	(1)	500,000		500,000		1,000,000
Mayer	2,750,000		1,100,000		1,650,000		2,750,000
English	250,000		150,000		100,000		250,000
Crawford	3,000,000		1,200,000	(2)	1,800,000	(2)	3,000,000

(1)	In September 2022, the Compensation Committee set Ms. Weitzman’s target at $2.5 million in connection with her promotion to CEO, Pharmaceutical Segment.
(2)	Mr. Crawford forfeited these grants when he departed the company in November 2022 since they were not outstanding for at least six months, which was required to receive retirement treatment of long-term incentive awards.

In addition to Mr. Hollar’s annual grant, the Compensation Committee approved a $3.0 million alignment grant to give him, as a new CEO, an appropriate ownership stake to align with shareholders. This alignment grant was made as part of Mr. Hollar’s fiscal 2023 annual grant and was split equally between PSUs and RSUs.

In addition to Ms. Weitzman’s annual grant, in September 2022, the Compensation Committee approved a grant of $750,000 in PSUs to her in connection with her promotion to CEO, Pharmaceutical Segment. She had also received an additional $750,000 in value of RSUs in her August 2022 annual grant, which was made when she was in her former role, to help retain her considering leadership changes.

As part of Ms. English’s compensation for serving as Interim CFO, she received an additional $500,000 in value of PSUs in her annual grant.

When Mr. Alt joined us as CFO, the Compensation Committee approved initial long-term incentive grants of $2.5 million in PSUs and $1.0 million in RSUs, which were made in February 2023. These grants and a cash sign-on bonus were intended to address compensation he forfeited when he left his prior employer.

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Fiscal 2023-2025 Performance Share Unit Grants

When granting the PSUs for the fiscal 2023 through fiscal 2025 performance cycle (the “Fiscal 23-25 PSUs”), the Compensation Committee returned to setting a three-year EPS goal and, consistent with prior grants, also included strategic measures for cost savings and Our Path Forward goals.

(dollars in millions)	Weighting	Threshold	Target	Maximum
Adjusted non-GAAP EPS CAGR and average annual dividend yield(1)
Cost savings(1)
Our Path Forward(2)		Achieved based on progress against long-term aspirational diverse management representation goals
Relative TSR modifier(3)

(1)	A payout level between 50% and 200% is earned for achieving the adjusted non-GAAP EPS and cost savings goals.
(2)	A payout level between 50% and 150% is earned for achieving the Our Path Forward goal.
(3)	The relative TSR modifier decreases the payout by 20% if relative TSR is below the 20th percentile of the S&P 500 Health Care Index and increases it by 20% if relative TSR is above the 80th percentile of the index (unless absolute TSR is negative).

EPS CAGR and Dividend Yield Goal

Returning to a three-year EPS goal, seventy percent of the payout for the Fiscal 23-25 PSUs will be earned based on the sum of adjusted non-GAAP EPS CAGR and average annual dividend yield over the three-year performance cycle. The measures are the same that we used for PSU grants prior to fiscal 2018.

These measures influence TSR over the long term, align management’s interests with shareholders’ interests, and reflect operating performance as well as capital deployment through acquisitions, dividends, and share repurchases. The financial goal set by the Compensation Committee aligned with the long-term target to average double-digit combined non-GAAP EPS growth and dividend yield that we had reiterated on our August 11, 2022 earnings call.

Cost Savings Goal

Consistent with last year’s PSU grant, the Fiscal 23-25 PSUs included a three-year cost savings measure. The Compensation Committee set the three-year cost savings target to align with our internal projections.

Our Path Forward Goal

The Fiscal 23-25 PSUs included an Our Path Forward measure (see page 29 for a discussion of Our Path Forward) focused on progress against long-term aspirational diverse management representation goals that we established in 2021. The overall payout level for the metric is based on the three-year increases needed to be on pace for the long-term aspirational goals.

Relative TSR Modifier

A relative TSR modifier measured over a three-year period continues to link this long-term incentive compensation directly to our relative shareholder returns and provide further alignment with shareholder interests while also recognizing factors that impact our industry and peers. We use the S&P 500 Health Care Index as the peer group because it is an objective, widely available index with broad representation in the healthcare sector.

We describe how we calculate the measures referenced above under “Performance Measure Calculations” beginning on page 58.

Other Elements of Compensation

401(k) Savings and Deferred Compensation Plans

Our 401(k) Savings Plan and DCP allow U.S.-based employees to accumulate value on a tax-deferred basis and allow us to be competitive in recruiting and retaining talent. Our DCP permits certain management employees, including the named executives, to defer payment and taxation of a portion of their salary and annual incentive compensation into a variety of different investment alternatives. We make matching contributions subject to limits discussed under “Deferred Compensation” on page 62. We also may make additional contributions to the 401(k) Savings Plan and DCP on the same basis for all employees. Named executives also may elect to defer payment and taxation of PSUs and RSUs.

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Other Benefits and Perquisites

The Compensation Committee encourages use of our corporate aircraft for the personal travel of our CEO because it increases his time available for business purposes and enhances his safety and security. Mr. Hollar’s fiscal 2023 personal travel allowance as CEO was $350,000. Prior to becoming CEO, Mr. Hollar was authorized to commute by corporate aircraft between his out-of-state residence and our corporate headquarters to increase his time available for business purposes. Mr. Hollar did not receive tax reimbursement for any imputed income associated with personal travel during fiscal 2023.

In November 2022, Mr. Hollar entered into an aircraft time-sharing agreement with us, under which he can reimburse us for incremental costs when he uses the aircraft for personal travel. Reimbursed travel does not count against the personal travel allowance.

Relocation assistance is an important tool for us to recruit talent. We provided Mr. Alt a $250,000 lump sum payment for relocation. Our offer letter agreement with Mr. Alt allows us to recover the full relocation payment if he is terminated with cause or if he voluntarily leaves the company during the first year following his start date and 50% of it if he is terminated for cause or leaves during the second year following his start date.

Severance and Change of Control Benefits

Under our Board-adopted Severance Plan, our named executives are eligible for severance benefits under certain circumstances. Specifically, if

•	we terminate a named executive without cause, or
•	a named executive resigns for good reason during the two-year period commencing upon a change of control (the “change of control period”)

then (except as noted in the next section below), the named executive will receive:

•	in the case of the CEO, cash severance equal to 2.0 times (or 2.5 times if the termination occurs during the change of control period) the sum of annual base salary and target bonus;
•	in the case of other named executives, cash severance equal to 1.5 times (or 2.0 times if the termination occurs during the change of control period) the sum of annual base salary and target bonus;
•	a prorated annual bonus for the year of termination based on actual performance (or the greater of target performance and actual performance if the termination occurs during the change of control period); and
•	up to 18 months of health insurance premiums and up to 12 months of outplacement services.

Receipt of severance benefits is subject to the terms of the Severance Plan, including the required execution of a general release and compliance with certain restrictive covenants.

We believe that the Severance Plan is competitive with market practices and provides appropriate levels of benefits under standard terms and conditions related to executive separations. These benefits are an important component of our compensation packages designed to attract and retain top caliber talent in senior leadership roles and define terms and conditions of separation events. We do not have any agreements to provide change-of-control excise tax gross-ups.

We have a Policy Regarding Shareholder Approval of Severance Agreements, which requires shareholder approval prior to our entering into severance agreements with executives that would provide cash severance benefits exceeding 2.99 times base salary and target bonus.

We discuss our severance benefits in detail, including the payments and benefits that Messrs. Kaufmann and Crawford received under the Severance Plan upon their departures, under “Potential Payments on Termination of Employment or Change of Control” beginning on page 64. As previously disclosed, the Board determined that Messrs. Kaufmann’s and Crawford’s departures from the company during fiscal 2023 entitled them to severance benefits as involuntary terminations without cause under the Severance Plan.

Recent Developments Regarding Severance Benefits for Involuntary Terminations without Cause

As noted in the Proxy Summary on pages 8 and 9, the Board has formed an advisory Business Review Committee under the Cooperation Agreement to review the company’s strategy, portfolio, capital allocation framework, and operations. This review began in early fiscal 2023 and remains ongoing.

In order to ensure that we effectively align our executive team through this ongoing review with long-term shareholders’ interests and allow them to focus on business decisions associated with the ongoing review without consideration for how a potential business transaction may affect them personally, on September 21, 2023, the Compensation Committee approved the Third Amendment (the “Amendment”) to the Severance Plan, in which all our currently-employed named executives participate.

The Amendment effects an increase in the cash severance multiple for executive officers if we terminate them without cause before September 21, 2025 (and not during the change of control period). The multiple for the CEO was increased from 2 times to 2.25 times the sum of annual base salary and target bonus and the multiple applicable to other named executives was increased from 1.5 times to 1.75 times the sum of annual base salary and target bonus.

The Amendment also effected a change to the treatment of unvested equity awards held by executive officers if we terminate them without cause before September 21, 2025, which would provide for prorated vesting of unvested awards through the period of employment (with performance awards also remaining subject to actual performance). If terminated under this scenario, under existing equity agreements, the underlying shares would not be delivered until six months after the named executive’s termination or, if earlier, the date of their death. This treatment of unvested equity awards generally mirrors the existing treatment of unvested equity awards held by retirement-eligible executives. Mses. Weitzman and Mayer are currently retirement eligible, and Mr. Mason will become retirement eligible in October 2023.

The Compensation Committee believes that the combination of an increase in severance multiples and retirement treatment of unvested equity awards best suits the Committee’s goal of maintaining management continuity throughout the business review. The above-described changes to the Severance Plan remain in place only until September 21, 2025, following which the Severance Plan will automatically revert to its prior non-change of control severance formulation.

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Our Policies, Guidelines, and Practices Related to Executive Compensation

Role of Compensation Committee’s Compensation Consultant

The Compensation Committee has utilized Korn Ferry as its independent executive compensation consultant since 2018. In its role as the Compensation Committee’s executive compensation consultant during fiscal 2023, Korn Ferry (among other things):

•	reviewed materials prepared for the Compensation Committee by management;
•	assisted the Compensation Committee in the design and implementation of our executive compensation program, including the selection of the key elements of the program, setting of targeted payments for each element, and establishment of performance targets;
•	made recommendations regarding the compensation of our CEO and other named executives and the compensation of our directors;
•	conducted an annual review of the composition of our Comparator Group, advised the Compensation Committee with respect to the competitiveness of our executive and director compensation programs and pay levels in comparison to those of Comparator Group companies, and identified trends in executive and director compensation;
•	attended Compensation Committee meetings; and
•	responded to various ad hoc requests from the Compensation Committee.

Fees paid to Korn Ferry in fiscal 2023 for executive and director compensation consulting services provided to the Compensation Committee were $265,600. Korn Ferry also provided leadership development services to management during the fiscal year. Fees paid to Korn Ferry in fiscal 2023 for these other services were $412,550.

The Compensation Committee has determined that Korn Ferry is independent and its work for the company does not raise any conflicts of interest. The Compensation Committee reached this determination by reviewing the fees paid to Korn Ferry and evaluating its work under applicable SEC and NYSE rules on conflicts of interest and independence. This evaluation included considering all the services provided to the company, the amount of fees received as a percentage of Korn Ferry’s annual revenue, Korn Ferry’s policies and procedures designed to prevent conflicts of interest and maintain independence, any business or personal relationships between Korn Ferry and the members of our Compensation Committee or executive officers, and any ownership of our stock by Korn Ferry’s team that provided executive and director compensation consulting services. The Compensation Committee must pre-approve the engagement of Korn Ferry for any consulting services provided in addition to those provided to the Compensation Committee.

Role of Executive Officers

Our CEO and Chief Human Resources Officer participate in Compensation Committee meetings to make recommendations regarding program design and compensation amounts, present performance assessments of the named executives (other than our CEO), and discuss company performance. The Compensation Committee may delegate authority to our executive officers to administer certain compensation plans for participants who are not officers subject to Section 16 of the Exchange Act.

Our CEO reviews performance objectives with the Compensation Committee at the beginning of the fiscal year. Following the end of the fiscal year, the Committee reviews and discusses the performance and compensation of the CEO in executive session and with the Chairman of the Board. The CEO does not participate in discussions regarding his own compensation.

Comparator Group

Each year, the Compensation Committee, in consultation with Korn Ferry, evaluates a “Comparator Group” of similarly situated public companies that serves as a reference for comparing our named executives’ pay to the market. Our Comparator Group reflects the industry in which we primarily compete for executive talent and includes direct competitors and other companies in the healthcare field. Our Comparator Group also includes air/freight and logistics companies and retailers because of their similar sizes and business models. The following companies comprised the Comparator Group for fiscal 2023 executive pay decisions, which did not change from the prior fiscal year:

Abbott Laboratories	The Kroger Co.
Baxter International Inc.	Laboratory Corp. of America
Becton, Dickinson and Company	McKesson Corporation
Boston Scientific Corporation	Medtronic plc
Cencora, Inc.	Owens & Minor, Inc.
CIGNA Corporation	Stryker Corporation
CVS Health Corporation	Sysco Corporation
Danaher Corporation	Target Corporation
Elevance Health, Inc.	Thermo Fisher Scientific Inc.
FedEx Corporation	United Parcel Service, Inc.
Henry Schein, Inc.	UnitedHealth Group Inc.
Johnson & Johnson	Walgreens Boots Alliance, Inc.

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The Compensation Committee uses the following guidelines when it reviews the Comparator Group’s composition to ensure that the companies remain relevant for comparison purposes:

•	firm size (firms generally falling in the range of 0.2 to 2.0 times our revenue and 0.2 to 5.0 times our market capitalization);
•	industry;
•	business model; and
•	other secondary considerations, such as talent market, customer base, and market presence.

Our revenue is in the top quintile of the Comparator Group and our market capitalization is in the bottom quintile.

How We Use Comparator Group Data

Each spring, Korn Ferry presents to the Compensation Committee an annual review of the market competitiveness of our named executives’ target total direct compensation using Comparator Group proxy statement data. The review assesses the market positioning of each named executive by position and, for the named executives other than the CEO and CFO, pay rank, and indicates where target total pay falls within a competitive range (generally within 20%) of the median of the Comparator Group. The review also indicates the competitive positioning of each named executive’s base salary, target annual incentives, target total cash compensation, target long-term incentives, target pay mix, and long-term incentive vehicles.

At the beginning of the fiscal year, the Compensation Committee determines target total direct compensation for each named executive using the market competitiveness assessment from the prior spring as a reference point. In addition, the Compensation Committee also takes into consideration internal pay equity and an executive’s experience, scope of responsibility, individual performance, potential, and unique or hard-to-replace skills, as well as retention and other considerations.

Risk Assessment of Compensation Programs

Management has assessed our compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Cardinal Health. This risk assessment included reviewing the design and operation of our compensation programs, identifying and evaluating situations or compensation elements that could raise more significant risks, and evaluating other controls and processes designed to identify and manage risk. The Compensation Committee along with Korn Ferry reviewed the risk assessment for fiscal 2023 and concurred with management’s conclusion.

Compliance Review with Risk Oversight Committee

At the beginning of fiscal 2022, the Compensation Committee adopted a formal process which provides that when it assesses executives’ individual performance for annual incentive awards, it considers executives’ alignment with our Standards of Business Conduct, values, and behaviors. The Risk Oversight Committee with the support of the company’s Ethics and Compliance organization, provides input in this process.

CFO Offer Letter

Mr. Alt joined us as on January 16, 2023 and became CFO on February 10, 2023. Mr. Alt’s offer letter was the result of an arms-length negotiation and set his initial base salary and annual and long-term incentive targets. To address compensation forfeited at his former employer, the offer letter also provided for Mr. Alt to receive:

•	initial long-term incentive awards of $2.5 million in PSUs that are eligible to vest after a three-year performance period and $1.0 million in RSUs that vest ratably over three years;
•	a $1.0 million cash sign-on bonus; and
•	a $250,000 lump sum payment for relocation.

Under the terms of the offer letter, Mr. Alt must repay 100% of the sign-on bonus and the relocation payment if he is terminated for cause or if he voluntarily leaves the company during the first year following his start date and 50% of those amounts if he is terminated for cause or leaves during the second year following his start date.

We discuss the terms of Mr. Alt’s offer letter in more detail under “CFO Offer Letter” on page 56.

Stock Ownership Guidelines

We have established stock ownership guidelines to align the interests of our executive officers and directors with the interests of our shareholders. The guidelines specify a dollar value (expressed as a multiple of salary or cash retainer) of shares that executive officers and directors must accumulate and hold while serving in these positions. In August 2022, in consultation with Korn Ferry, the Board adjusted the CEO’s stock ownership guideline to six times base salary from 10 times base salary effective when Mr. Hollar assumed the CEO role. This change was made to align with market practice and in recognition that Mr. Hollar is shorter tenured and has had less of an opportunity to acquire shares than his predecessor.

Multiple of Base Salary/Annual Cash Retainer
CEO	6x
CFO and Segment CEOs	4x
Other executive officers	3x
Non-management directors	5x

We count common shares, RSUs, and phantom shares held through the DCP as shares owned for purposes of the stock ownership guidelines. Executive officers and directors must retain 100% of the net after-tax shares received under any equity awards until they satisfy the required ownership levels.

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Potential Impact on Compensation from Executive Misconduct (“Clawbacks”)

We may require repayment of cash incentives and gains realized under equity awards and cancel outstanding equity awards in specified instances of executive misconduct, including misconduct causing a financial statement restatement or a violation of our Standards of Business Conduct. We will adopt a clawback policy that complies with the requirements of NYSE clawback listing standards, as required by SEC Rule 10D-1 in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which policy will augment our existing clawback provisions.

We will disclose publicly the incentive compensation forfeitures or repayments from our executive officers if required by law or NYSE listing standard or if we have already disclosed publicly the underlying event triggering the forfeiture or repayment and the disclosure would not violate any individual’s privacy rights, is not likely to result in or exacerbate any existing or threatened employee, shareholder, or other litigation, arbitration, investigation, or proceeding against us, and is not otherwise prohibited.

These clawback provisions support our compliance and risk management programs. We discuss the provisions in more detail under “Potential Impact on Compensation from Executive Misconduct (“Clawbacks”)” on page 60.

Hedging and Pledging Shares

Our Board has adopted a policy prohibiting all employees (including executives) and directors from entering into short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging, or derivative transactions relating to our securities. The Board also has adopted a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Equity Grant Practices

The Compensation Committee typically approves the annual equity grant in August of each year and sets August 15 as the grant date. The Compensation Committee expects the annual grant date to follow the release of earnings for the prior fiscal year in early August, without regard to whether we are aware of material nonpublic information.

Equity Dilution Practices

Our fiscal 2023 annual equity run rate was 0.69%. We calculate our equity run rate as the total number of shares subject to equity awards granted in the fiscal year divided by the weighted average number of our common shares outstanding during the fiscal year.

Human Resources and Compensation Committee Report

We have reviewed and discussed the foregoing CD&A with management. Based on that review and discussion, we have recommended to the Board that the CD&A be included in this proxy statement and in Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023.

Submitted by the Human Resources and Compensation Committee of the Board.

Carrie S. Cox, Chair
Michelle M. Brennan
Patricia A. Hemingway Hall
Nancy Killefer
Christine A. Mundkur

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Executive Compensation Tables

The table below summarizes fiscal 2023 (and, where required, prior year) compensation for:

•	our current and former CEOs who served in that position in fiscal 2023;
•	our current and former CFOs who served in that position in fiscal 2023;
•	our three other most highly compensated executive officers as of June 30, 2023, the last day of our fiscal 2023; and
•	Mr. Crawford, who was an executive officer through November 13, 2022, and would have been one of the three other most highly compensated executive officers as of June 30, 2023 had he remained employed on such date.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Jason M. Hollar(3)	2023	1,245,534	0		14,828,888	(4)	0	2,383,757	318,254	18,776,433
Chief Executive Officer and Former Chief Financial Officer	2022	729,247	0		2,762,792		0	320,869	69,791	3,882,699
	2021	700,000	0		2,549,444		0	630,000	71,416	3,950,860
Aaron E. Alt(5)	2023	375,205	1,000,000	(5)	3,815,637	(5)	0	544,798	265,008	6,000,648
Chief Financial Officer
Stephen M. Mason	2023	695,959	0		3,184,155		0	521,969	13,200	4,415,283
Chief Executive Officer, Medical Segment	2022	666,781	0		2,762,792		0	166,695	15,403	3,611,671
	2021	625,000	0		2,549,444		0	562,500	17,256	3,754,200
Deborah L. Weitzman(6)	2023	606,139	0		2,672,523	(7)	0	773,979	17,810	4,070,451
Chief Executive Officer, Pharmaceutical Segment
Jessica L. Mayer	2023	666,918	0		2,918,878		0	800,302	13,200	4,399,298
Chief Legal and Compliance Officer	2022	616,781	0		4,261,614		0	244,245	12,426	5,135,066
	2021	575,000	0		1,886,574		0	465,750	11,810	2,939,134
Michael C. Kaufmann(2)	2023	233,014	0		0		0	0	3,295,954	3,528,968
Former Chief Executive Officer	2022	1,341,781	0		11,051,066		0	805,068	265,642	13,463,557
	2021	1,300,000	0		10,197,832		0	780,000	204,546	12,482,378
Patricia M. English(8)	2023	291,465	0		811,405	(9)	0	146,705	13,174	1,262,749
Former Interim Chief Financial Officer
Victor L. Crawford(10)	2023	280,673	0		3,184,155	(11)	0	0	1,304,776	4,769,604
Former Chief Executive Officer, Pharmaceutical Segment	2022	741,295	0		2,762,792		0	296,518	12,200	3,812,805
	2021	725,000	0		2,804,433		0	652,500	35,894	4,217,827

(1)	The amounts reported represent the aggregate accounting value of PSUs and RSUs granted during each fiscal year. The amounts reported in each fiscal year do not represent amounts paid to or realized by the named executives. See the Grants of Plan-Based Awards for Fiscal 2023 table on page 57 and the accompanying footnotes for information on how the accounting value of each award granted in fiscal 2023 was determined. The accounting values of the PSUs granted during fiscal 2023 assuming that the highest level of performance conditions will be achieved are: Mr. Hollar — $20,893,591; Mr. Alt — $6,588,560; Mr. Mason — $4,642,995, Weitzman — $3,328,699; Ms. Mayer — $4,256,188; Ms. English — $1,521,235; and Mr. Crawford — $4,642,995.
(2)	The elements of compensation included in the “All Other Compensation” column for fiscal 2023 are set forth in the table below.
(3)	Mr. Hollar was elected CEO and Mr. Kaufmann departed from the company, each effective September 1, 2022. Prior to that date, Mr. Hollar served as our CFO since May 26, 2020.
(4)	The amount shown in this column includes an additional accounting value of $1,653,513 of PSUs and an additional accounting value of $1,500,017 of RSUs granted to Mr. Hollar in connection with his appointment as CEO.
(5)	Mr. Alt joined us on January 16, 2023 and became CFO on February 10, 2023. To address compensation forfeited at his former employer, Mr. Alt received a cash sign-on bonus of $1,000,000, PSUs with an accounting value of $2,815,628, and RSUs with an accounting value of $1,000,009. He must repay the full sign-on bonus if he is terminated for cause or if he voluntarily leaves the company during the first year following his start date and 50% of it if he is terminated for cause or leaves during the second year following his start date.
(6)	Ms. Weitzman was not previously a named executive.
(7)	The amount shown in this column includes PSUs with an accounting value of $871,338 granted to Ms. Weitzman in connection with her promotion to CEO, Pharmaceutical Segment.
(8)	Ms. English served as Interim CFO from September 1, 2022 until February 10, 2023. She was not previously a named executive.
(9)	The amount shown in this column includes an additional accounting value of $551,171 of PSUs granted to Ms. English in her annual grant in connection with her appointment to Interim CFO.
(10)	Mr. Crawford ceased to serve as CEO, Pharmaceutical Segment effective September 19, 2022, and departed from the company on November 13, 2022.
(11)	Mr. Crawford forfeited his stock award grants when he departed the company since they were not outstanding for at least six months, which was required to receive retirement treatment of long-term incentive awards.

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All Other Compensation

The amounts shown for “All Other Compensation” for fiscal 2023 include: company contributions to the named executive’s account under our 401(k) plan; company contributions to the named executive’s account under our DCP; and perquisites and severance benefits, in the following amounts:

Name	Company 401(k) Savings Plan Contributions ($)	Company Deferred Compensation Plan Contributions ($)	Perquisites and Severance Benefits ($)	(1)	Total ($)
Hollar	13,200	5,621	299,433	(2)	318,254
Alt	13,200	1,808	250,000	(3)	265,008
Mason	13,200	0	—		13,200
Weitzman	13,810	4,000	—		17,810
Mayer	13,200	0	—		13,200
Kaufmann	0	0	3,295,954	(4)	3,295,954
English	13,174	0	—		13,174
Crawford	0	0	1,304,776	(5)	1,304,776

(1)	The amounts shown include the value of perquisites and other personal benefits if the aggregate value exceeded $10,000. We quantify each reported perquisite or personal benefit if it exceeds the greater of $25,000 or 10% of the total amount of perquisites for each named executive.
(2)	The amount reported for Mr. Hollar includes the incremental cost to us of his personal use of corporate aircraft ($292,212), home security system installation and monitoring fees, and personal liability insurance coverage. We calculate the incremental cost of personal use of corporate aircraft based on the average cost of fuel, average trip-related maintenance costs, crew travel expenses, per flight landing fees, hangar and parking costs, and smaller variable costs. Since we use our aircraft primarily for business travel, we do not include fixed costs, such as depreciation, pilot salaries, and certain maintenance costs. For fiscal 2023, Mr. Hollar received up to $350,000 in personal use of corporate aircraft as CEO. Prior to becoming CEO, Mr. Hollar was authorized to commute by corporate aircraft between his out-of-state residence and our corporate headquarters to increase his time available for business purposes. He did not receive tax reimbursement for any imputed income associated with personal travel during fiscal 2023. In November 2022, Mr. Hollar entered into an aircraft time-sharing agreement with us, under which he can reimburse us for incremental costs when he uses the aircraft for additional personal travel consistent with Federal Aviation Administration regulations. Reimbursed travel does not count against his personal travel allowance.
(3)	The amount reported for Mr. Alt is a lump sum payment for relocation. He must repay 100% of this relocation assistance if he is terminated for cause or if he voluntarily leaves the company during the first year following his start date and 50% of it if he is terminated for cause or leaves during the second year following his start date.
(4)	The amount reported for Mr. Kaufmann includes benefits paid under the Severance Plan during fiscal 2023 in connection with his involuntary termination without cause on September 1, 2022 ($3,165,331), a contribution made by the Cardinal Health Foundation to establish a scholarship at The Ohio State University to honor Mr. Kaufmann’s decades of service to the company and his commitment to DE&I ($100,000), and the incremental cost to us of his personal use of corporate aircraft ($30,622). Mr. Kaufmann’s severance benefits are described in more detail under “Kaufmann and Crawford Departures” on page 67.
(5)	The amount reported for Mr. Crawford are benefits paid under the Severance Plan during fiscal 2023 in connection with his involuntary termination without cause on November 13, 2022. Mr. Crawford’s severance benefits are described in more detail under “Kaufmann and Crawford Departures” on page 67.

CFO Offer Letter

Mr. Alt became our CFO on February 10, 2023. His December 2022 offer letter provided for:

•	an annual base salary of $825,000;
•	a target annual bonus of 110% of his annual base salary prorated from his start date to the end of the fiscal year; and
•	target long-term incentive awards of $3,500,000 for the fiscal 2024 annual grant.

To address compensation forfeited at his former employer, the offer letter provided that Mr. Alt receive initial long  term incentive grants of $2.5 million in PSUs and $1.0 million in RSUs and a $1.0 million cash sign-on bonus. The offer letter also provided for a $250,000 lump sum payment for relocation. Under the terms of the offer letter, Mr. Alt must repay the full sign-on bonus and the relocation payment if he is terminated for cause or if he voluntarily leaves the company during the first year following his start date and 50% of it if he is terminated for cause or leaves during the second year following his start date.

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Grants of Plan-Based Awards for Fiscal 2023

The table below supplements our Summary Compensation Table by providing additional information about our plan-based compensation for fiscal 2023.

			Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Potential Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of	Grant Date
Name/ Award Type	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units (#)(3)	Fair Value of Stock Awards ($)(4)
Hollar
Annual Incentive			361,175	1,805,877	3,521,460
PSUs(5)	8/15/2022	8/9/2022				57,882	115,764	270,888		8,928,878
RSUs(5)	8/15/2022	8/9/2022							200,086	5,900,010
Alt
Annual Incentive			82,545	412,726	804,816
PSUs(6)	2/15/2023	12/14/2022				15,908	31,815	74,447		2,815,628
RSUs(6)	2/15/2023	12/14/2022							44,541	1,000,009
Mason
Annual Incentive			139,192	695,959	1,357,120
PSUs	8/15/2022	8/9/2022				12,863	25,725	60,197		1,984,169
RSUs	8/15/2022	8/9/2022							42,875	1,199,986
Weitzman
Annual Incentive			114,140	570,701	1,112,867
PSUs	8/15/2022	8/15/2022				3,573	7,146	16,722		551,171
RSUs	8/15/2022	8/15/2022							36,308	1,250,014
PSUs(7)	9/15/2022	9/3/2022				5,649	11,297	26,345		871,338
Mayer
Annual Incentive			133,384	666,918	1,300,490
PSUs	8/15/2022	8/9/2022				11,791	23,582	55,182		1,818,880
RSUs	8/15/2022	8/9/2022							39,303	1,099,998
Kaufmann
Annual Incentive(8)			69,904	349,521	681,566
English
Annual Incentive			26,232	131,159	255,760
PSUs(9)	8/15/2022	8/10/2022				4,288	8,575	20,066		661,390
RSUs	8/15/2022	8/10/2022							10,719	150,015
Crawford
Annual Incentive(10)			56,135	280,673	547,312
PSUs(10)	8/15/2022	8/9/2022				12,863	25,725	60,197		1,984,169
RSUs(10)	8/15/2022	8/9/2022							42,875	1,199,986

(1)	This information relates to annual cash incentive award opportunities with respect to fiscal 2023 performance. Amounts actually earned under the annual cash incentive awards are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.
(2)	“Equity Incentive Plan Awards” are PSUs granted during the fiscal year under our 2021 LTIP. PSUs are eligible to vest after a three-year performance period based on (i) the sum of non-GAAP diluted EPS CAGR and average annual dividend yield, (ii) cost savings, and (iii) an Our Path Forward measure, with a modifier based on TSR relative to the S&P 500 Health Care Index. PSUs accrue cash dividend equivalents that are payable when, and only to the extent that, the PSUs vest.
(3)	“All Other Stock Awards” are RSUs granted during the fiscal year under our 2021 LTIP that vest ratably over three years and accrue cash dividend equivalents that are payable when, and only to the extent that, the RSUs vest.
(4)	We valued PSUs using a Monte Carlo simulation valuation model based on the probable outcome of the performance conditions as of the grant date. The Monte Carlo model applies a risk-free interest rate and expected volatility assumptions. The risk-free interest rate is assumed to equal the yield on U.S. Treasury bonds on the grant date with remaining terms consistent with the remaining performance measurement period. Expected volatility is based on the average of historical volatility over a look-back period commensurate with the remaining performance measurement period ending on the grant date and the implied volatility from exchange-traded options as of the grant date. The assumed per-share value was $77.13 for the PSUs granted on August 15, 2022 and September 15, 2022, using a risk-free rate of 3.12% and expected volatility of 32.41%, and $88.50 for the PSUs granted on February 15, 2023, using a risk-free rate of 4.47% and expected volatility of 26.81%. We valued RSUs by multiplying the closing price of our common shares on the NYSE on the grant date by the number of RSUs awarded. Accounting values differ from the compensation values of PSU and RSU awards discussed in the CD&A.

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(5)	Mr. Hollar received an additional accounting value of $1,653,513 of PSUs and an additional accounting value of $1,500,017 of RSUs in connection with his appointment to CEO.
(6)	Mr. Alt received these PSUs and RSUs when he joined us as CFO. His sign-on bonus and initial long-term incentive awards were intended to address compensation forfeited at his former employer.
(7)	Ms. Weitzman received these PSUs in connection with her promotion to CEO, Pharmaceutical Segment.
(8)	Mr. Kaufmann received a prorated portion of his fiscal 2023 annual incentive award as a benefit under the Severance Plan.
(9)	Ms. English received an additional accounting value of $551,171 of PSUs in connection with her appointment to Interim CFO.
(10)	Mr. Crawford received a prorated portion of his fiscal 2023 annual incentive award as a benefit under the Severance Plan. He forfeited the PSU and RSU awards when he departed the company on November 13, 2022 since they were not outstanding for at least six months, which was required to receive retirement treatment of long-term incentive awards.

Incentive Plans

Annual Cash Incentive Awards

Our key executive employees, including our named executives, were eligible to receive fiscal 2023 annual cash incentive awards under the Cardinal Health, Inc. Management Incentive Plan (“MIP”). As discussed in the CD&A, the Compensation Committee set performance goals of adjusted non-GAAP operating earnings for 65% of the payout, operating cash flow for 15% of the payout, cost savings for 10% of the payout, and Our Path Forward for 10% of the payout. Based on performance against these goals, an aggregate funding percentage determined the named executives’ annual incentive awards before considering segment performance, where applicable, and applying an individual performance factor. The performance goals established by the Compensation Committee may vary from year to year.

The MIP provides that the Compensation Committee determines the timing of payment of any award; provided, however, that such payment will occur in all events within the “short term deferral period” specified in Section 409A of the U.S. Internal Revenue Code (the “Code”). The MIP also grants the Compensation Committee broad discretion to assess and determine the amounts payable, including how performance was achieved and whether there were inappropriate risks undertaken or misconduct by individual participants. In practice, the Compensation Committee has deferred decisions on payment of awards under the annual cash incentive program until fiscal year-end audited financial statements are substantially complete to support its assessment of the company’s and the named executives’ performance.

The Compensation Committee retains discretion to adjust upward or downward any final award for participants based on such further considerations as the Committee determines in its sole discretion. The MIP also permits the Compensation Committee to require deferral of payment of awards and provides that MIP awards will be subject to the company’s recoupment (or “clawback”) policy. The Compensation Committee may make annual incentive awards to named executives even if we do not achieve threshold performance goals.

Long-Term Incentive Plans

Under our 2021 LTIP, we may grant stock options, stock appreciation rights, stock awards, other stock-based awards, and cash awards to employees. During fiscal 2023, we granted PSUs and RSUs under the 2021 LTIP to our named executives, as shown in the Grants of Plan-Based Awards for Fiscal 2023 table on page 57 and discussed in the CD&A. The 2021 LTIP provides for “double trigger” vesting in connection with a change of control, under which the vesting of awards will accelerate only if there is a qualifying termination within two years after the change of control or if the surviving entity does not provide qualifying replacement awards.

We have one-year minimum vesting provisions in the 2021 LTIP. Under these provisions, stock options and stock awards are subject to a one-year vesting condition, except upon a change of control or the death or disability of the grantee or for up to an aggregate not to exceed 5% of the total number of shares provided for in the 2021 LTIP.

PSUs granted under the 2021 LTIP settle after a performance period by the issuance of shares, which may be a fraction or multiple of the target number of PSUs subject to an award. Issuance of the shares is subject to both continued employment and the achievement of performance goals established by the Compensation Committee (which may vary from award to award).

As discussed in the CD&A, the Compensation Committee established performance goals for the Fiscal 23-25 PSUs based on the sum of adjusted non-GAAP EPS CAGR and average annual dividend yield over the three-year performance cycle for 70% of the payout, cost savings for 20% of the payout, and Our Path Forward for 10% of the payout. A modifier based on TSR relative to the S&P 500 Health Care Index is then applied to determine the final payout.

We describe how we calculate the measures referred to in this section under “Performance Measure Calculations” below.

Performance Measure Calculations

Our primary annual incentive and PSU performance measures are based on the same non-GAAP financial measures that we use internally for planning and evaluating our performance and present externally in our earnings materials and SEC reports. We generally adjust these non-GAAP financial measures to exclude some items that are included in our GAAP measures, such as restructuring and employee severance costs, amortization and other acquisition-related costs, net impairments and gain or loss on disposal of assets, and net litigation recoveries or charges. We make these adjustments primarily because they are not part of our ongoing operations or included in our financial planning, or they relate to events that may have occurred in prior or multiple periods or their timing or amount is inherently unpredictable. We explain the adjustments to our non-GAAP financial measures and provide a reconciliation to GAAP measures in Annex A.

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Award	Performance Measure	Calculation
Fiscal 2023 Annual Cash Incentive	Adjusted non-GAAP operating earnings	Non-GAAP operating earnings(1) adjusted to exclude annual cash incentive expense to the extent below or above target performance, equity compensation expense to the extent below or above budgeted performance, and income or expense related to the performance of our DCP assets that is included within distribution, selling, general, and administrative expenses in our consolidated statements of earnings.(2)
	Operating cash flow	Net cash provided by operating activities as shown in our consolidated statements of cash flows.(3)
	Cost savings	Annual cost savings achieved through cost optimization initiatives.
	Our Path Forward	Incentive-eligible employees were required to complete trainings focused on building general manager and DE&I-related capabilities. A greater than 90% training completion rate across all eligible employees was required to earn a 100% payout. If a payout was earned, the Compensation Committee had the ability (but was not required) to apply a modifier to adjust the payout either up or down by up to five percentage points considering certain other pre-established DE&I-related goals.
Fiscal 21-23 PSUs	Adjusted non-GAAP EPS payout level	Level of achievement of cumulative adjusted non-GAAP EPS(4) goal, which is the sum of the annual adjusted non-GAAP EPS goals established at the beginning of each of the three fiscal years during the performance period.
	Cost savings	Attaining realized cost savings during the performance period incremental to the cost savings realized prior to the beginning of the performance period.
	Our Path Forward	Maintaining or increasing a leadership score in the final employee engagement pulse survey completed during the performance period from the current baseline score.
	Relative TSR modifier	Cumulative TSR for the performance period assuming dividend reinvestment and determined based on the average daily closing stock prices for the 20 trading days ending immediately prior to the first day and last day of the three-year performance period, respectively. TSR percentile rank references companies in the S&P 500 Health Care Index on both the first and the last day of the performance period and any company that filed for bankruptcy during the performance period is assigned a -100% TSR.
	Cash flow threshold	Operating cash flow(5) exceeding net earnings(6) for the first two years of the performance period.
Fiscal 23-25 PSUs	Sum of adjusted non-GAAP diluted EPS CAGR and average annual dividend yield	Adjusted non-GAAP diluted EPS CAGR is adjusted non-GAAP diluted EPS(4) for the last fiscal year of the performance period divided by adjusted non-GAAP diluted EPS for the last fiscal year preceding the performance period; the quotient is then raised to the power of one divided by the number of years in the performance period. Average annual dividend yield is the sum of all cash dividends paid per share during a performance period divided by the number of years in the performance period; the quotient is then divided by our closing share price on the grant date.
	Cost savings	Same calculation as used for Fiscal 21-23 PSUs.
	Our Path Forward	Measures progress against long-term aspirational DE&I management representation goals that we established in 2021. The overall payout level for the metric is based on the three-year increases needed to be on pace for the long-term aspirational goals.
	Relative TSR modifier	Same calculation as used for Fiscal 21-23 PSUs, except that no upward adjustment will occur if absolute TSR is negative regardless of the TSR percentile rank.

(1)	Non-GAAP operating earnings is operating earnings excluding state opioid assessment related to prior fiscal years, shareholder cooperation agreement costs, restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, net, and litigation (recoveries)/charges, net.
(2)	Historically, we have excluded the results of acquired or divested businesses from the adjusted non-GAAP operating earnings if they were not included in our Board-approved annual budget. The Compensation Committee also may make other adjustments for purposes of determining whether we achieved our performance goals.
(3)	For purposes of the annual incentive awards, the operating cash flow calculation may be adjusted at the Compensation Committee’s discretion for significant, unforeseen differences due to the timing of customer payments (exceeding $100 million and within two business days of the start or end of the fiscal year) and the timing of litigation and tax settlements payments.
(4)	Adjusted non-GAAP EPS is adjusted non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted average shares outstanding. Adjusted non-GAAP net earnings attributable to Cardinal Health, Inc. is net earnings attributable to Cardinal Health, Inc. excluding surgical gown recall costs/(income), state opioid assessment related to prior fiscal years, shareholder cooperation agreement costs, restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, net, litigation (recoveries)/charges, net, loss on early extinguishment of debt, (gain)/loss on sale of equity interest in naviHealth, any federal, state or other assessments or taxes on the distribution or sale of opioids and any unbudgeted taxes, tariffs, assessments or other items, whether benefit or expense, that individually exceed $20 million, tax benefits and expenses associated with each of the foregoing items, transitional tax benefit, net, and such other adjustments that the Compensation Committee may approve to reflect a change by us to the definition of that measure as presented to shareholders, exceptional acquisitions or divestitures, changes in accounting principles, or other exceptional items that are not reflective of our operating performance.
(5)	For purposes of the PSUs, operating cash flow is net cash provided by operating activities as shown on the consolidated statements of cash flows for the relevant fiscal year, with adjustments that the Compensation Committee may approve to address the comparability of items within operating cash flow and net earnings.
(6)	Net earnings attributable to Cardinal Health, Inc.

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Potential Impact on Compensation from Executive Misconduct (“Clawbacks”)

We may seek repayment of incentive awards if a named executive engages in misconduct that causes or contributes to the need to restate previously filed financial statements and the payment was based on financial results that we subsequently restate. We will adopt a clawback policy that complies with the requirements of NYSE clawback listing standards, as required by SEC Rule 10D-1 in accordance with the Dodd-Frank Act, which policy will augment our existing clawback provisions.

Unpaid annual cash incentive awards, unexercised stock options, unvested PSUs and RSUs, and certain vested PSUs and RSUs are forfeited if a named executive breaches our Standards of Business Conduct, discloses confidential information, commits fraud, gross negligence, or willful misconduct, solicits business or our employees, disparages us, or engages in competitive actions while employed by Cardinal Health or during a set time period after termination of employment. We also may require a named executive to repay the gross gain realized from any stock option exercises or the value of annual cash incentive awards paid or PSUs and RSUs settled within a set time period prior to such conduct.

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Outstanding Equity Awards at Fiscal Year-End for Fiscal 2023

The table below shows the number of shares underlying exercisable and unexercisable stock options and unvested PSUs and RSUs held by our named executives on June 30, 2023.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Hollar
						104,717	(3)	9,903,087	326,256	(4)	30,854,030
Alt
						12,726	(5)	1,203,498	62,039	(6)	5,867,028
Mason
	8/15/2015	5,990	0	84.27	8/15/2025
	8/15/2016	8,971	0	83.19	8/15/2026
						37,545	(7)	3,550,631	150,680	(8)	14,249,808
Weitzman
	8/15/2014	6,712	0	71.43	8/15/2024
	8/15/2015	5,990	0	84.27	8/14/2025
	8/15/2016	6,279	0	83.19	8/15/2026
	8/15/2017	15,373	0	66.43	8/15/2027
						26,921	(9)	2,545,919	67,582	(10)	6,391,230
Mayer
	8/15/2013	813	0	51.49	8/15/2023
	8/15/2014	1,142	0	71.43	8/15/2024
	8/15/2015	973	0	84.27	8/15/2025
	8/15/2016	3,139	0	83.19	8/15/2026
	8/15/2017	5,534	0	66.43	8/15/2027
						56,332	(11)	5,327,317	130,891	(12)	12,378,362
Kaufmann
	8/15/2014	53,698	0	71.43	8/15/2024
	8/15/2015	47,067	0	84.27	8/15/2025
	8/15/2016	59,655	0	83.19	8/15/2026
	8/15/2017	70,102	0	66.43	8/15/2027
						0		0	207,933	(13)	19,664,224
English
	8/15/2015	998	0	84.27	8/15/2025
	8/15/2016	1,047	0	83.19	8/15/2026
	8/15/2017	1,291	0	66.43	8/15/2027
						5,103	(14)	482,591	23,299	(15)	2,203,386
Crawford
						0		0	61,713	(16)	5,836,198

(1)	The market value is the product of $94.57, the closing price of our common shares on the NYSE on June 30, 2023, and the number of shares subject to unvested awards.
(2)	Fiscal 21-23 PSUs are actual amounts that vested based on our performance over the performance period. Based on current performance in accordance with the SEC rules, PSUs for the fiscal 2022 through fiscal 2024 performance cycle (“Fiscal 22-24 PSUs”) and Fiscal 23-25 PSUs assume payout at the maximum payout level (without giving effect to the relative TSR modifier). Outstanding PSUs, if earned, will pay out in August 2023, August 2024, and August 2025.

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(3)	Reflects RSUs that vest as follows: 41,409 shares on August 15, 2023; 35,200 shares on August 15, 2024; and 28,108 shares on August 15, 2025.
(4)	Reflects 38,282 Fiscal 21-23 PSUs, 62,234 Fiscal 22-24 PSUs, and 225,740 Fiscal 23-25 PSUs.
(5)	Reflects RSUs that vest as follows: 4,242 shares on February 15, 2024; 4,242 shares on February 15, 2025; and 4,242 shares on February 15, 2026.
(6)	Reflects 62,039 Fiscal 23-25 PSUs.
(7)	Reflects RSUs that vest as follows: 19,018 shares on August 15, 2023; 12,810 shares on August 15, 2024; and 5,717 shares on August 15, 2025.
(8)	Reflects 38,282 Fiscal 21-23 PSUs, 62,234 Fiscal 22-24 PSUs, and 50,164 Fiscal 23-25 PSUs.
(9)	Reflects RSUs that vest as follows: 11,908 shares on August 15, 2023; 9,058 shares on August 15, 2024; and 5,955 shares on August 15, 2025.
(10)	Reflects 12,760 Fiscal 21-23 PSUs, 18,858 Fiscal 22-24 PSUs, and 35,964 Fiscal 23-25 PSUs.
(11)	Reflects RSUs that vest as follows: 16,282 shares on August 15, 2023; 11,560 shares on November 15, 2023; 11,688 shares on August 15, 2024; 11,561 shares on November 15, 2024; and 5,241 shares on August 15, 2025.
(12)	Reflects 28,329 Fiscal 21-23 PSUs, 56,577 Fiscal 22-24 PSUs, and 45,985 Fiscal 23-25 PSUs.
(13)	Reflects 110,858 Fiscal 21-23 PSUs and 97,075 Fiscal 22-24 PSUs. Under the standard equity plan terms applicable to all retirement-eligible participants, Mr. Kaufmann will receive a prorated portion of Fiscal 21-23 PSUs and Fiscal 22-24 PSUs based on actual performance. Mr. Kaufmann was originally granted 111,773 Fiscal 21-23 PSUs and 127,660 Fiscal 22-24 PSUs at target.
(14)	Reflects RSUs that vest as follows: 2,706 shares on August 15, 2023; 1,682 shares on August 15, 2024; and 715 shares on August 15, 2025.
(15)	Reflects 2,807 Fiscal 21-23 PSUs, 3,771 Fiscal 22-24 PSUs, and 16,721 Fiscal 23-25 PSUs.
(16)	Reflects 33,296 Fiscal 21-23 PSUs and 28,417 Fiscal 22-24 PSUs. Under the standard equity plan terms applicable to all retirement-eligible participants, Mr. Crawford will receive a prorated portion of Fiscal 21-23 PSUs and Fiscal 22-24 PSUs based on actual performance. Mr. Crawford was originally granted 30,738 Fiscal 21-23 PSUs and 31,915 Fiscal 22-24 PSUs at target.

Option Exercises and Stock Vested for Fiscal 2023

The table below shows stock options that were exercised, and PSUs and RSUs that vested, during fiscal 2023 for each of our named executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	(1)	Value Realized on Vesting ($)
Hollar	—	—	39,111		2,841,130
Alt	—	—	—		—
Mason	16,864	219,532	50,338		3,522,150
Weitzman	—	—	25,450		1,784,267
Mayer	442	13,043	54,392		3,855,647
Kaufmann	164,607	4,797,808	255,887	(2)	17,959,909	(2)
English	—	—	3,262		228,242
Crawford	—	—	71,669	(2)	5,080,824	(2)

(1)	This column represents the vesting during fiscal 2023 of PSUs granted during fiscal 2020 for the fiscal 2020 through fiscal 2022 performance cycle and RSUs granted during fiscal 2020, 2021, and 2022. The number of shares acquired on vesting includes 17,472 PSUs deferred at the election of Mr. Hollar, net of required withholding. See “Deferred Compensation” below for a discussion of deferral terms.
(2)	Includes prorated portions of RSUs that Messrs. Kaufmann and Crawford received when they left the company under the standard terms of our long-term incentive plans applicable to all retirement-eligible participants. Delivery of these shares was delayed for six months to comply with applicable tax rules.

Deferred Compensation

Our DCP permits certain management employees, including the named executives, to defer between 1% and 50% of base salary and between 1% and 80% of incentive compensation. In addition, we may make additional matching and non-matching contributions to the deferred balances of participants. We make matching contributions on amounts deferred under the DCP from compensation in excess of $330,000, but not in excess of $430,000 (subject to future annual adjustments based on certain U.S. Internal Revenue Service limits), at the same rate as contributions are matched under the 401(k) Savings Plan. We also may credit participants’ accounts with additional company contributions in the same amount as company contributions made to the 401(k) Savings Plan based on a percentage of fiscal year compensation in excess of $330,000, but not in excess of $430,000.

Each participant may direct the investment of his or her DCP account by selecting among certain notional investment options that generally track publicly available mutual funds and investments and by periodically changing investment elections as the participant deems appropriate. We pay participants’ deferred balances in cash upon retirement, termination from employment, death, or total disability in a single lump sum or annual installment payments over a period of five or ten years. The DCP does not qualify under Section 401(a) of the Code and is exempt from many of the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) as a “top hat” plan for a select group of management or highly compensated employees.

Apart from the DCP, a named executive also may defer receipt of shares that otherwise would be issued on the date that PSUs and RSUs vest until after the named executive is no longer employed by Cardinal Health or until a fixed future date.

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Nonqualified Deferred Compensation in Fiscal 2023

The table below provides information regarding the named executives’ accounts under our DCP and deferred share arrangements.

Name/Award Type	Executive Contributions in Last FY ($)(1)(2)	Cardinal Health Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Hollar
DCP	185,623	5,500	45,893	—	364,451
Deferred shares	1,222,516	—	429,811	—	1,652,327
Alt
DCP	4,760	762	208	—	5,729
Deferred shares	—	—	—	—	—
Mason
DCP	—	—	52,342	—	410,053
Deferred shares	—	—	—	—	—
Weitzman
DCP	254,361	4,000	261,278	—	3,552,179
Deferred shares	—	—	—	—	—
Mayer
DCP	—	—	9,037	—	264,467
Deferred shares	—	—	—	—	—
Kaufmann
DCP	58,495	—	445,288	—	4,753,657
Deferred shares	—	—	948,831	—	2,121,300
English
DCP	—	—	—	—	—
Deferred shares	—	—	—	—	—
Crawford
DCP	—	—	270	—	3,530
Deferred shares	—	—	—	—	—

(1)	The DCP amounts shown include salary and fiscal 2022 cash incentive awards deferred during fiscal 2023.
(2)	DCP amounts included as contributions in the table and also reported as fiscal 2023 compensation in the Summary Compensation Table of this proxy statement are as follows: Mr. Hollar — $66,732; Mr. Alt — $5,521; Ms. Weitzman — $183,919; and Mr. Kaufmann — $14,019.
(3)	We calculate the aggregate DCP earnings based upon the change in value of the investment options selected by the named executive during the year. Aggregate deferred share earnings are calculated based upon the change in their total value from the first day of the fiscal year (or the vesting date, if later) to the last day of the fiscal year.
(4)	DCP amounts included in the aggregate balance at June 30, 2023 in the table and also reported as fiscal 2022 and 2021 compensation in the Summary Compensation Table of this proxy statement are as follows: Mr. Hollar — $95,952; Mr. Mason — $56,033; and Mr. Kaufmann — $140,577.

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Potential Payments upon Termination of Employment or Change of Control at Fiscal Year-End

In accordance with the SEC rules, the table below presents the potential payments and benefits in the event of termination of employment or a change of control for each named executive, other than Messrs. Kaufmann and Crawford, calculated as if the named executive’s employment had terminated under the indicated circumstances as of June 30, 2023, the last day of fiscal 2023.

Messrs. Kaufmann and Crawford departed from the company on September 1, 2022 and November 13, 2022, respectively. As previously disclosed, the Board determined that their departures entitled them to severance benefits as involuntary terminations without cause under the Severance Plan. The payments and benefits that they became entitled to receive in connection with their departures from the company are discussed under the heading “Kaufmann and Crawford Departures” on page 67.

The table below uses the closing market price of our common shares on June 30, 2023 ($94.57). The table:

•	does not reflect the temporary adjustments to our Severance Plan, which were implemented after the end of fiscal 2023 and are described under “Recent Developments Regarding Severance Benefits for Involuntary Terminations without Cause” on page 51 of the CD&A; and
•	does not include certain other benefits that are available to all of our salaried employees upon retirement, death, or disability, including 401(k) Savings Plan distributions, group and supplemental life insurance benefits, and short-term and long-term disability benefits.

The amounts reported in the table below are hypothetical amounts. Actual payments will depend on the circumstances and timing of any termination of employment or change of control. The paragraphs following the table explain the general provisions applicable to each termination or change of control situation.

	Voluntary Termination ($)(1)		Involuntary Termination Without Cause ($)(1)		Death or Disability ($)		Qualifying Termination Following Change of Control ($)
Hollar
Cash severance	0		6,750,000		0		8,437,500
Annual cash incentive award(2)	0		1,805,877		1,805,877		1,805,877
Long-term incentive awards(3)	0		0		27,489,418	(4)	27,489,418	(4)
Medical benefits	0		24,375		0		24,375
Outplacement services	0		25,000		0		25,000
TOTAL	0		8,605,252		29,295,295		37,782,171
Alt
Cash severance	0		2,598,750		0		3,465,000
Annual cash incentive award(2)	0		412,726		412,726		412,726
Long-term incentive awards(3)	0		0		4,212,242	(4)	4,212,242	(4)
Medical benefits	0		20,780		0		20,780
Outplacement services	0		25,000		0		25,000
TOTAL	0		3,057,256		4,624,968		8,135,749
Mason
Cash severance	0		2,100,000		0		2,800,000
Annual cash incentive award(2)	0		695,959		695,959		695,959
Long-term incentive awards(3)	0		0		12,621,974	(4)	12,621,974	(4)
Medical benefits	0		22,104		0		22,104
Outplacement services	0		25,000		0		25,000
TOTAL	0		2,843,063		13,317,933		16,165,037
Weitzman
Cash severance	0		1,875,000		0		2,500,000
Annual cash incentive award(2)	570,701		570,701		570,701		570,701
Long-term incentive awards(3)	3,925,033	(5)	3,925,033	(5)	6,411,373	(4)	6,411,373	(4)
Medical benefits	0		21,949		0		21,949
Outplacement services	0		25,000		0		25,000
TOTAL	4,495,734		6,417,683		6,982,074		9,529,023

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	Voluntary Termination ($)(1)	Involuntary Termination Without Cause ($)(1)		Death or Disability ($)		Qualifying Termination Following Change of Control ($)
Mayer
Cash severance	0	2,025,000		0		2,700,000
Annual cash incentive award(2)	0	666,918		666,918		666,918
Long-term incentive awards(3)	0	8,886,081	(5)	12,980,394	(4)	12,980,394	(4)
Medical benefits	0	15,738		0		15,738
Outplacement services	0	25,000		0		25,000
TOTAL	0	11,618,737		13,647,312		16,388,051
English
Cash severance	0	652,500		0		870,000
Annual cash incentive award(2)	0	131,159		131,159		131,159
Long-term incentive awards(3)	0	0		1,741,885	(4)	1,741,885	(4)
Medical benefits	0	22,104		0		22,104
Outplacement services	0	25,000		0		25,000
TOTAL	0	830,763		1,873,044		2,790,147

(1)	Ms. Weitzman satisfied the standard age and service requirements to qualify for retirement under our 2021 LTIP in the event of either a voluntary termination or an involuntary termination without cause. Ms. Mayer satisfied the standard age and service requirements to qualify for retirement under our 2021 LTIP in the event of an involuntary termination without cause.
(2)	Assumes that the annual cash incentive payouts were at the following fiscal 2023 target amounts: Mr. Hollar — $1,805,877 (actual payout was $2,383,757); Mr. Alt — $412,726 (actual payout was $544,798); Mr. Mason — $695,959 (actual payout was $521,969); Ms. Weitzman — $570,701 (actual payout was $773,979); Ms. Mayer — $666,918 (actual payout was $800,302); and Ms. English — $131,159 (actual payout was $146,705).
(3)	We valued the vesting of PSUs and RSUs by multiplying the closing price of our common shares on June 30, 2023 by the number of PSUs and RSUs. PSUs are valued using the same payout assumptions as noted in footnote 2 to the Outstanding Equity Awards at Fiscal Year-End for Fiscal 2023 table on page 61.
(4)	Assumes the full vesting of long-term incentive awards, as follows: Mr. Hollar — 185,961 PSUs and 104,717 RSUs; Mr. Alt — 31,815 PSUs and 12,726 RSUs; Mr. Mason —95,922 PSUs and 37,545 RSUs; Ms. Weitzman — 40,874 PSUs and 26,921 RSUs; Ms. Mayer — 80,925 PSUs and 56,332 RSUs; and Ms. English — 13,316 PSUs and 5,103 RSUs. Because Mr. Alt did not have long-term incentive awards outstanding for at least six months, he would not have received vesting if he was disabled.
(5)	Assumes the prorated vesting of long-term incentive awards, as follows: Ms. Weitzman — 24,391 PSUs and 17,113 RSUs; and Ms. Mayer — 55,484 PSUs and 38,479 RSUs.

Voluntary Termination

If a named executive voluntarily terminates, and they qualify for retirement under our MIP and 2021 LTIP, they generally receive:

•	a prorated annual cash incentive award based on actual performance;
•	prorated vesting of stock options and RSUs outstanding for at least six months and outstanding stock options remain exercisable until the expiration of the option term; and
•	a prorated number of PSUs outstanding for at least six months that vest on the original vesting date based on actual performance.

The named executives qualify for retirement upon a voluntary termination if they are age 55 or greater and have at least 10 years of service, or they are age 60 or greater and have at least five years of service. If the named executives voluntarily terminate and do not qualify for retirement, they are not eligible for any of the post-termination benefits described in this section.

Involuntary Termination Without Cause(1)

If a named executive is involuntarily terminated without cause prior to a change of control or following the second anniversary of a change of control, they generally receive under our Severance Plan:

•	cash severance equal to 2.0 times in the case of the CEO, and 1.5 times in the case of the other named executives, the sum of annual base salary and target annual cash incentive payable in equal installments over 18 to 24 months;
•	a prorated annual cash incentive award based on actual performance; and
•	up to 18 months of health insurance premiums and up to 12 months of outplacement services (up to a maximum value of $25,000).

In addition, if the named executive qualifies for retirement under our MIP and 2021 LTIP, they receive the same post-termination benefits with respect to equity awards as in a voluntary termination. Retirement qualification is the same as in a voluntary termination, except that the named executives can also qualify for retirement upon an involuntary termination without cause if they are age 53 or greater and have at least eight years of service, or they are age 59 or greater and have at least four years of service.

If a named executive is involuntarily terminated without cause and does not qualify for retirement, a named executive will only receive equity awards that vest before termination; otherwise unvested equity awards are forfeited, and the named executive must exercise vested stock options within 90 days.

(1)	This description reflects the termination benefits in place as of June 30, 2023, the last day of fiscal 2023, and does not reflect temporary changes to our Severance Plan implemented thereafter and described under “Recent Developments Regarding Severance Benefits for Involuntary Terminations without Cause” on page 51 of the CD&A.

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Involuntary Termination for Cause

If a named executive is involuntarily terminated for cause, the named executive is not eligible for any of the post-termination benefits described in this section. In addition, we may require repayment of an annual cash incentive award if the named executive commits misconduct, including a breach of our Standards of Business Conduct, and we may cancel unexercised stock options and unvested stock awards and require repayment of proceeds realized from vested awards for a specified period.

“Cause” generally means termination of employment for the following: willful failure to perform substantially the named executive’s duties; the willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to us; conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving dishonesty or moral turpitude; committing or engaging in fraud, embezzlement or theft against us; the material breach of any restrictive covenant in favor of the company; or willfully and materially violating our Standards of Business Conduct or any other written company policy.

Death

If a named executive dies while employed, the post-termination benefits generally consist of:

•	a prorated annual cash incentive award based on actual performance;
•	vesting of stock options and RSUs and outstanding stock options remain exercisable until the expiration of the option term; and
•	vesting of PSUs on the original vesting date based on actual performance.

Disability

If a named executive is disabled while employed, the post-termination benefits generally consist of:

•	a prorated annual cash incentive award based on actual performance;
•	vesting of stock options and RSUs outstanding for at least six months and outstanding stock options remain exercisable until the expiration of the option term; and
•	PSUs outstanding for at least six months vest on the original vesting date based on actual performance.

“Disability” generally means when a named executive who is under the regular care of a physician is continuously unable to substantially perform his or her job or to be employed in any occupation for which the named executive is qualified by education, training, or experience.

Change of Control

The following discussion describes the benefits that are triggered by the occurrence of a change of control that is followed, within two years after a change of control, by the named executive’s employment terminating involuntarily without cause or voluntarily with good reason. The discussion assumes that the surviving entity provides qualifying replacement equity awards. If it does not, the named executives would receive vesting of equity awards immediately upon a change of control.

In general terms, we will experience a “change of control,” as defined in our compensation plans, if any of the following events occur:

•	a person or group acquires 30% or more of Cardinal Health’s outstanding common shares or voting securities, subject to limited exceptions;
•	during any two-year period, individuals who as of the beginning of such two-year period constituted the Board cease for any reason to constitute at least a majority of the Board, unless the replacement directors are approved as described in the compensation plans;
•	there is a consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of Cardinal Health’s assets or another business combination unless: after the transaction all or substantially all the owners of Cardinal Health’s outstanding common shares or voting securities prior to the transaction own more than 50% of such securities after the transaction in substantially the same proportions; no person, subject to certain exclusions, owns 30% or more of the outstanding common shares or voting securities of the resulting entity (unless such ownership level existed before the transaction); and a majority of the directors of the resulting entity were members of Cardinal Health’s Board (including applicable replacements as described above) when the transaction was approved or the transaction agreement was executed; or
•	our shareholders approve a complete liquidation or dissolution of Cardinal Health.

A termination is for “good reason” if we materially reduce the named executive’s total compensation, annual or long-term incentive opportunities, or duties, responsibilities, or authority, or we require the named executive to relocate more than 50 miles from his or her office or location.

If a named executive is involuntarily terminated without cause, or he or she voluntarily terminates employment with good reason within two years after a change of control, he or she receives under our Severance Plan:

•	cash severance equal to 2.5 times in the case of the CEO, and 2.0 times in the case of the other named executives, the sum of annual base salary and target annual cash incentive payable in equal installments over 24 to 30 months;
•	a prorated annual cash incentive award based on the greater of target performance and actual performance; and
•	up to 18 months of health insurance premiums and up to 12 months of outplacement services (up to a maximum value of $25,000).

The actual payments made under the Severance Plan will be reduced to the extent necessary to eliminate any “golden parachute” excise tax under the Code provided that the value of the adjusted payments and benefits is not less than the amount the named executive otherwise would have received on an after-tax basis.

Under our 2021 LTIP, a named executive receives vesting of equity awards and stock options remain exercisable until the earlier of three years from termination or expiration of the option term. The number of PSUs received is based on the actual performance before the change of control and expected performance for the remainder of the performance period.

Our plans do not provide for any tax gross-ups for taxes due on any payments described in this section.

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Conditions Applicable to Receipt of Payments

Our named executives are subject to certain conditions and obligations applicable to the receipt of payments or benefits upon a termination of employment. Our Severance Plan conditions the payment of severance benefits upon continued compliance with restrictive covenants that, among other things, prohibit the named executives for a period of two years after termination of employment from being employed by certain entities that compete with us and from soliciting on behalf of a competitor the business of any customer or any known potential customer of Cardinal Health. These covenants also prohibit disclosure of confidential information, disparagement, and recruitment or employment of our employees. The named executives are also subject to certain restrictive covenants in long-term incentive plans and agreements discussed under “Potential Impact on Compensation from Executive Misconduct (“Clawbacks”)” at page 60.

Kaufmann and Crawford Departures

Our former CEO Mr. Kaufmann departed the company on September 1, 2022. Former CEO, Pharmaceutical Segment Mr. Crawford departed the company on November 13, 2022. As previously disclosed, the Board determined that Messrs. Kaufmann’s and Crawford’s departures entitled them to severance benefits as involuntary terminations without cause under the Severance Plan.

The following table sets forth the estimated payments and benefits Messrs. Kaufmann and Crawford became entitled to receive upon their departures.

			Long-Term
		Annual Cash	Incentive		Outplacement
	Cash Severance	Incentive Award	Awards	Medical Benefits	services
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)
Kaufmann	6,750,000	419,425	17,761,604	19,945	0
Crawford	2,233,500	345,228	5,584,507	19,999	4,165

(1)	As provided under the Severance Plan, cash severance for Mr. Kaufmann equates to 2.0 times the sum of annual base salary and target annual cash incentive payable in equal installments over 24 months and for Mr. Crawford equates to 1.5 times the sum of annual base salary and target annual cash incentive payable in equal installments over 18 months.
(2)	As provided under the Severance Plan, prorated fiscal 2023 annual cash incentive award based on actual performance.
(3)	Assumes the prorated vesting of long-term incentive awards, as follows: Mr. Kaufmann — 207,933 PSUs and 41,108 RSUs; and Mr. Crawford — 61,713 PSUs and 12,480 RSUs. The vesting of PSUs and RSUs were valued by multiplying the closing prices of our common shares on Messrs. Kaufmann’s and Crawford’s respective departure dates ($71.32 on September 1, 2022 and $75.27 on November 11, 2022) by the number of PSUs and RSUs. PSUs are valued using the same payout assumptions as noted in footnote 2 to the Outstanding Equity Awards at Fiscal Year-End for Fiscal 2023 table on page 61. Upon their departures, Messrs. Kaufmann and Crawford satisfied the standard age and service requirements to qualify for retirement treatment under our long-term incentive plans and, like all other retirement-eligible participants, they received prorated vesting of outstanding long-term incentive awards and continued exercisability of stock options. Any payout of prorated PSUs will be based on actual performance.
(4)	As provided under the Severance Plan, Messrs. Kaufmann and Crawford received up to 18 months of health insurance premiums.

Pay Ratio Disclosure

The Dodd-Frank Act and SEC rules require us to provide the ratio of the annual total compensation of Mr. Hollar, our CEO since September 1, 2022, to the annual total compensation of our median employee.

As permitted by SEC rules, we used the same median employee this year that we used for our pay ratio disclosure in our 2021 proxy statement, because there has been no change in our global employee population or employee compensation arrangements that we believe would result in a significant impact to the pay ratio. We identified our median employee using our global employee population identified as of June 30, 2021.

For fiscal 2023, the median annual total compensation of all our employees (other than the CEO) was $69,024. Mr. Hollar’s annual total compensation for fiscal 2023 for purposes of the pay ratio disclosure was $18,536,924. Based on this information, for fiscal 2023, the ratio of the compensation of the CEO to the median annual total compensation of all other employees was estimated to be 269 to 1. The median employee was a non-exempt, full-time employee located in the United States.

The annual total compensation was calculated for both Mr. Hollar and the median employee in accordance with the SEC rules applicable to the Summary Compensation Table, except that it also includes the company-paid portion of health insurance premiums, which is not required to be included in the Summary Compensation Table. Since Mr. Hollar was appointed CEO effective September 1, 2022, we annualized his base salary and annual cash incentive award.

The pay ratio disclosure presented above is a reasonable estimate calculated in a manner consistent with SEC rules. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exclusions, estimates, and assumptions that reflect their employee populations and compensation practices, the pay ratio disclosure of other companies may not be comparable to the pay ratio reported by us.

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Pay Versus Performance

The table and graphs below summarize the relationship between the “compensation actually paid” (as required to be defined under the SEC rules, “CAP”) of the principal executive officers (“PEOs”) and the non-PEO named executive officers (“Non-PEO NEOs”), and the financial performance of the company over the time horizon set forth below in accordance with applicable SEC rules. The Compensation Committee does not use the CAP amounts as a basis for making compensation decisions. For a discussion of how our Compensation Committee seeks to align pay with performance when making compensation decisions, please see the CD&A beginning on page 40 of this proxy statement.

The financial performance measures used for purposes of this disclosure are the company’s TSR, the peer group TSR (as disclosed under Item 201(e) of Regulation S-K under the Exchange Act (“Regulation-S K”)), and the company’s net income, each of which are required financial performance measures under the SEC rules. The SEC rules also require us to select our most important other financial performance measure that is used to link the CAP amounts paid to these officers to the company’s performance, which for fiscal 2023 was determined to be non-GAAP EPS, as reflected in the SEC-required table below.

	Summary Compensation Table Total for PEO(1)		Compensation Actually Paid to PEO(2)		Average		Value of Initial Fixed $100 Investment Based On:			Company
	Hollar	Kaufmann	Hollar	Kaufmann	Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	GAAP Net Income/ (Loss)	Selected Measure: Non-GAAP EPS
Year	($)	($)	($)	($)	($)(1)	($)(2)	($)(3)	($)(3)	($ millions)(4)	($)(5)
2023	18,776,433	3,528,968	40,924,299	12,886,904	4,153,005	9,228,441	202	132	261	5.79
2022	N/A	13,463,557	N/A	3,445,022	4,110,560	3,024,965	109	127	(933)	5.06
2021	N/A	12,482,378	N/A	10,381,831	3,715,505	4,193,246	115	125	611	5.57

(1)	The PEOs for fiscal 2023 were Messrs. Hollar and Kaufmann. The PEO for fiscal 2022 and 2021 was Mr. Kaufmann. The Non-PEO NEOs for fiscal 2023 were Mses. English, Mayer, and Weitzman, and Messrs. Alt, Crawford, and Mason. The Non-PEO NEOs for fiscal 2022 and 2021 were Ms. Mayer and Messrs. Crawford, Hollar, and Mason. Amounts set forth in the table for PEOs do not include Mr. Hollar’s compensation for years in which he did not serve as PEO. Where applicable, such amounts are included in the Non-PEO NEO amounts.

(2)	The following table describes the adjustments, each of which is prescribed by the SEC rules, to calculate the CAP amounts from the Summary Compensation Table (“SCT”) amounts. The SCT amounts and the CAP amounts do not reflect the actual amount of compensation earned by or paid to our executives during the applicable years, but rather are amounts determined in accordance with Item 402 of Regulation S-K. Pursuant to the applicable rules, the amounts in the “Stock Awards” column from the SCT are subtracted from the SCT amounts and the values reflected in the table below are added or subtracted as applicable:

	2023			2022		2021
	Hollar	Kaufmann	Non-PEO NEOs	Kaufmann	Non-PEO NEOs	Kaufmann	Non-PEO NEOs
	($)	($)	($)*	($)	($)*	($)	($)*
SCT total compensation	18,776,433	3,528,968	4,153,005	13,463,557	4,110,560	12,482,378	3,715,505
Adjustments for stock awards
Stock award values reported in SCT for the covered fiscal year	(14,828,888)	0	(2,764,459)	(11,051,066)	(3,137,498)	(10,197,832)	(2,447,474)
Fair value of stock awards granted in the covered fiscal year — value at fiscal-year-end	29,849,423	0	4,439,800	10,213,707	2,948,596	10,748,666	2,579,674
Change in fair value from end of prior fiscal year to vesting date for stock awards granted in prior fiscal years that vested during the covered fiscal year	460,516	2,703,218	464,885	(4,290,114)	(138,220)	(4,389,981)	25,940
Change in fair value from end of prior fiscal year to end of the covered fiscal year for stock awards granted in prior fiscal years that were unvested at the end of the covered fiscal year	5,649,120	5,791,292	2,636,182	(6,590,127)	(1,185,583)	(482,158)	(30,365)
Change in dividends accrued	1,017,695	863,427	299,027	1,699,065	427,110	2,220,758	349,967
Compensation Actually Paid (as calculated)	40,924,299	12,886,904	9,228,441	3,445,022	3,024,965	10,381,831	4,193,246

*	Amounts presented are averages for the entire group of Non-PEO NEOs in each respective year.

(3)	Pursuant to the SEC rules, TSR measures the cumulative value of an initial investment of $100 on June 30, 2020, including the reinvestment of dividends, through and including the end of the applicable fiscal year for which TSR is calculated, or June 30, 2021, June 30, 2022, and June 30, 2023, respectively. As permitted by the SEC rules, the peer group referenced for purpose of the TSR comparison is the S&P 500 Health Care Index, which is the industry peer group used by the company for purposes of Item 201(e) of Regulation S-K. The separate peer group used by the Compensation Committee for purposes of determining compensation paid to our executive officers is described in the CD&A beginning on page 52.
(4)	Represents the amounts of GAAP net earnings/(loss) attributable to Cardinal Health, Inc.
(5)	The primary financial metric for our PSU program is adjusted non-GAAP EPS, which is defined on page 59. See Annex A for a reconciliation to the comparable financial measure prepared in accordance with GAAP and the reasons why we use non-GAAP financial measures.

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Most Important Performance Measures

The following table lists the four performance measures that, in our assessment, represent the most important performance measures we used in fiscal 2023 to link compensation for our named executive officers to company performance. For further information regarding these performance metrics and their function in our executive compensation program, please see the CD&A, beginning on page 40.

Non-GAAP EPS
Non-GAAP operating earnings
Operating cash flow
Annual dividend yield

Description of Compensation Actually Paid Versus Company Performance

The following charts illustrate the relationships over the past three fiscal years of the CAP amounts for our PEOs and Non-PEO NEOs as compared to our cumulative TSR, peer group TSR, GAAP net income/(loss), and non-GAAP EPS.

Compensation Actually Paid vs. Company and Total Shareholder Return

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Compensation Actually Paid vs. Net Income

Compensation Actually Paid vs. Non-GAAP EPS

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Equity Compensation Plan Information

The table below summarizes information relating to our equity compensation plans at June 30, 2023.

	Common Shares to be Issued Upon Exercise of Outstanding Options and Rights		Weighted Average Exercise Price of Outstanding Options		Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Plan Category	(#)		($)		(#)
	(a)		(b)		(c)
Equity compensation plans approved by shareholders	6,169,771	(1)	$ 77.60	(1)	20,730,033	(2)
Equity compensation plans not approved by shareholders	1,398	(3)	—	(3)	—
TOTAL AT JUNE 30, 2023	6,171,169				20,730,033

(1)	In addition to stock options outstanding under the 2021 LTIP and Amended Cardinal Health, Inc. 2011 Long-Term Incentive Plan (“2011 LTIP”), also includes 777,390 PSUs and 1,317,217 RSUs outstanding under the 2021 LTIP, 1,055,501 PSUs and 976,194 RSUs outstanding under the 2011 LTIP, and 81,573 RSUs outstanding under the Cardinal Health, Inc. 2007 Nonemployee Directors Equity Incentive Plan that are payable solely in common shares. PSUs and RSUs do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price. PSUs granted in fiscal 2021 are reported in this table at the actual amount that vested (137% of target). PSUs granted in fiscal 2022 and 2023 are reported in this table at the maximum payout level (234% of target) in accordance with SEC rules.
(2)	Reflects common shares remaining available for future issuance under the 2021 LTIP in the form of stock options and other stock-based awards. Under the 2021 LTIP’s fungible share counting provisions, stock options are counted against the plan as one share for every common share issued; awards other than stock options are counted against the plan as two and one-half shares for every common share issued. This means that only 8,292,013 shares could be issued under awards other than stock options while 20,730,033 shares could be issued under stock options.
(3)	RSUs outstanding under the Cardinal Health, Inc. Amended and Restated Outside Directors Equity Incentive Plan that are payable solely in common shares. RSUs do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price.

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SHAREHOLDER PROPOSALS

PROPOSAL 5 — Executives to Retain Significant Stock

We received notice that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, a shareholder owning 100 of our common shares as of June 14, 2023, intends to present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board accepts responsibility, are set forth below.

The shareholder proposal and supporting statement read as follows:

Proposal 5 – Executives to Retain Significant Stock

Shareholders urge that the executive pay committee adopt a policy requiring the top 10 senior executives to retain 33% of stock acquired through equity pay programs until retirement and to report to shareholders regarding the policy in next annual meeting proxy.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise directors could maneuver to avoid the impact of this proposal.

This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented without violating current company contractual obligations or the terms of any current pay or benefit plan. The Board is encouraged to obtain waivers of any current pay or benefit plan for senior executives that might delay implementation of this proposal.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus executives on Cardinal Health’s long-term success. A Conference Board Task Force report stated that hold-to-retirement requirements give executives an “ever-growing incentive to focus on long-term stock price performance.”

Please vote yes:

Executives To Retain Significant Stock – Proposal 5

The Board of Directors’ Statement in Opposition to Proposal 5

The Board recommends a vote AGAINST Proposal 5.

Our existing stock ownership guidelines accomplish the objective of the shareholder proposal by aligning the interests of our executive officers with shareholders. The Board has carefully evaluated the appropriate stock ownership for executive officers in determining the current stock ownership guidelines. We have stock ownership guidelines that require our CEO to own shares equal in value to six times his or her base salary, our CFO and Segment CEOs to own shares equal in value to four times their base salaries, and other executive officers to own shares equal in value to three times their base salaries. Executive officers must retain 100% of net after-tax shares received under any equity awards until they satisfy the required ownership levels. Except for our new CFO, who joined us in January 2023, all our executive officers currently exceed their applicable ownership guidelines. We believe these guidelines, along with our other compensation practices, emphasize performance and retention using long-term, stock-based incentive compensation, which supports sustainable long-term shareholder return. Overall, our compensation practices are designed to align our executives’ interests with our shareholders’ interests through meaningful stock ownership and retention requirements. Accordingly, we believe the proposal is unnecessary.

Our executive officers also are prohibited from hedging their shares. Our insider trading policy already prohibits all employees from entering into short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging, or derivative transactions relating to our securities. We also prohibit our executives from holding our securities in margin accounts or pledging our securities as collateral for a loan. Accordingly, we believe the proposal is unnecessary.

The terms of the proposal are overly restrictive and could deter qualified candidates from joining or remaining on our executive team. Our stock ownership guidelines are consistent with the policies of our compensation Comparator Group (as discussed in the CD&A) and with general market practice. For example, none of the companies in our Comparator Group have adopted a policy like the one requested by the proposal. The policy requested by the proposal, which would require strict stock retention compliance through an executive’s retirement, is unduly restrictive and could hinder our ability to attract and retain talent. Moreover, the ownership policy requested by the proposal is atypical, and we believe such policy would put us at a disadvantage to our peers. We believe the proposal is unnecessary because we currently have appropriate and robust policies governing stock retention and executive compensation.

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Considering that we already have an executive stock retention requirement and an anti-hedging policy, and we believe that it is in the best interests of the company and of our shareholders for stock ownership guidelines to remain competitive in attracting top tier talent, the Board does not believe that any further action is necessary or appropriate and, therefore, recommends that you vote AGAINST this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

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PROPOSAL 6 — Shareholder Ratification of Excessive Termination Pay

We received notice that Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, a shareholder owning at least 500 of our common shares as of May 31, 2023, intends to present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board accepts responsibility, are set forth below.

The shareholder proposal and supporting statement read as follows:

Proposal 6 – Shareholder Ratification of Excessive Termination Pay

Shareholders request that the Board adopt a policy to seek shareholder approval of the top 10 senior managers’ new or renewed pay package that provides for termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.

The Board shall retain the option to seek shareholder approval at an annual meeting after material terms are agreed upon.

Generous performance-based pay can sometimes be justified but shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times base salary plus target short-term bonus better aligns management pay with shareholder interests.

This proposal is relevant even if there are current golden parachute limits. A limit on golden parachutes is like a speed limit. A speed limit by itself does not guarantee that the speed limit will never be exceeded. Like this proposal the rules associated with a speed limit provide consequences if the limit is exceeded. With this proposal the consequences are a non-binding shareholder vote is required for unreasonably high golden parachutes.

This proposal places no limits on long-term equity pay or any other type pay.

This proposal has no impact on the ability to attract executive talent because it places no limit on golden parachutes. It simply requires that unreasonably high golden parachutes be subject to a non binding shareholder vote.

This proposal is relevant because the annual say on executive pay vote does not have a separate section for approving or rejecting golden parachutes.

Shareholder Ratification of Excessive Termination Pay, the topic of this proposal, received between 51% and 65% support at:

FedEx
Spirit AeroSystems
Alaska Air
Fiserv

Please vote yes:

Shareholder Ratification of Excessive Termination Pay – Proposal 6

The Board of Directors’ Statement in Opposition to Proposal 6

The Board recommends a vote AGAINST Proposal 6.

We have a longstanding policy that requires shareholder approval of cash severance benefits that exceed 2.99 times base salary and target bonus. The actions required under the proposal are unnecessary because we have long maintained a Policy Regarding Shareholder Approval of Severance Agreements (the “Policy”), which requires shareholder approval prior to our entering into severance agreements with executives that would provide cash severance benefits exceeding 2.99 times base salary and target bonus. If the Board determines that it is not practical to obtain shareholder approval in advance, the Board may seek shareholder ratification after entering into a severance agreement. The Policy applies to our Section 16 officers and defines base salary as the annual rate of base salary in effect at termination and “bonus” as the target incentive amount for the year of termination under the annual and long-term cash incentive compensation plans applicable to the executive. Since the Policy was adopted in 2006, no cash severance pay has ever exceeded the amounts set forth in the Policy. We believe that our existing Policy addresses the issues raised in the proposal and provides shareholders with a voice in limiting excessive severance packages. While the Board and Compensation Committee are aware of concerns surrounding excessive severance compensation, they have already taken appropriate action to address these concerns in adopting our existing Policy.

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The request made by the proposal is overly restrictive and could deter qualified candidates from joining our executive team. We believe our compensation packages must remain competitive with market practices to help us attract and retain top caliber talent in senior leadership roles. The Policy is consistent with market practice and maintains the flexibility that we believe is necessary for the company to attract and retain top talent, which ultimately benefits both the company and our shareholders. The Policy balances this need with providing shareholders an opportunity to voice their opinion on the merits of some larger severance arrangements, should they arise. Furthermore, the Policy is consistent with similar policies adopted by many other companies, and we believe that the Policy already meets the stated purpose of the shareholder proposal.

Our shareholders have the ability to express their approval of our executive compensation program, including our severance policies, through our annual advisory vote on executive compensation. We regularly solicit investor feedback on our executive compensation program through our annual shareholder engagement program, where we solicit investor comments and sentiment regarding the program. In addition, our shareholders have the opportunity to express their approval of our executive compensation program and practices every year with the advisory vote on executive compensation. Last year, our program received strong shareholder support with 91% of the votes cast. We believe that if shareholders viewed our severance policies as requiring modification such as that sought in this proposal, they would not have approved our executive compensation with such strong support. Accordingly, we believe the actions required under the proposal are unnecessary.

Considering that our existing Policy already requires shareholder approval of severance agreements exceeding 2.99 times base salary and target bonus, our executive compensation program must be competitive to attract and retain talent, and our shareholders have expressed support for our existing practices, the Board does not believe that any further action related to executive severance is necessary or appropriate and, therefore, recommends that you vote AGAINST this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

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SHARE OWNERSHIP INFORMATION

Beneficial Ownership

The table below sets forth certain information regarding the beneficial ownership of our common shares by, and the percentage of our outstanding common shares represented by such ownership for:

•	each person known by us to own beneficially more than 5% of our outstanding common shares;
•	our directors;
•	our named executive officers; and
•	all current executive officers and directors as a group.

A person has beneficial ownership of shares if the person has direct or indirect voting or investment power over the shares or the right to acquire such power in 60 days. Investment power means the power to direct the sale or other disposition of the shares. Except as otherwise described in the footnotes below the table, information on the number of shares beneficially owned is as of September 18, 2023 and the listed beneficial owners have sole voting and investment power.

	Common Shares
Name of Beneficial Owner	Number Beneficially Owned	Percent of Class	Additional RSUs and PSUs(8)
The Vanguard Group(1)	31,320,204	12.7	—
BlackRock, Inc.(2)	29,572,939	12.0	—
State Street Corporation(3)	17,568,683	7.1	—
Aaron E. Alt	0	*	29,319
Steven K. Barg(4)	2,774	*	0
Michelle M. Brennan(4)	3,324	*	0
Sujatha Chandrasekaran(4)	2,774	*	0
Carrie S. Cox(4)	25,325	*	16,306
Victor L. Crawford(5)	105,699	*	0
Bruce L. Downey(4)	34,342	*	18,387
Sheri H. Edison(4)	10,086	*	0
Patricia M. English(5)	4,944	*	4,056
David C. Evans(4)	10,611	*	0
Patricia A. Hemingway Hall(4)	24,890	*	2,612
Jason M. Hollar	44,957	*	169,854
Akhil Johri(4)	18,106	*	0
Michael C. Kaufmann(5)(6)	801,597	*	0
Gregory B. Kenny(4)	36,903	*	19,584
Nancy Killefer(4)	22,862	*	0
Stephen M. Mason(6)	20,515	*	31,801
Jessica L. Mayer(6)	51,774	*	41,764
Christine A. Mundkur(4)	2,774	*	0
Deborah L. Weitzman(6)	41,344	*	30,500
All Executive Officers and Directors as a Group (19 Persons)(7)	377,182	*	370,830

*	Indicates beneficial ownership of less than 1% of the outstanding shares.
(1)	Based on information obtained from a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group (“Vanguard”). The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard reported that, as of December 30, 2022, it had shared voting power with respect to 376,824 shares, sole dispositive power with respect to 30,188,205 shares, and shared dispositive power with respect to 1,131,999 shares. The number and percentage of shares held by Vanguard may have changed since the filing of the Schedule 13G/A.
(2)	Based on information obtained from a Schedule 13G/A filed with the SEC on January 26, 2023 by BlackRock, Inc. (“BlackRock”). The address of BlackRock is 55 East 52nd Street, New York, New York 10055. BlackRock reported that, as of December 31, 2022, it had sole voting power with respect to 26,821,695 shares and sole dispositive power with respect to all shares shown in the table. The number and percentage of shares held by BlackRock may have changed since the filing of the Schedule 13G/A.

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(3)	Based on information obtained from a Schedule 13G/A filed with the SEC on February 6, 2023 by State Street Corporation (“State Street”). The address of State Street is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111. State Street reported that, as of December 31, 2022, it had shared voting power with respect to 15,926,135 shares and shared dispositive power with respect to 17,512,676 shares. The number and percentage of shares held by State Street may have changed since the filing of the Schedule 13G/A.
(4)	Common shares listed as being beneficially owned by our non-management directors include: outstanding RSUs that may be settled within 60 days, as follows: Mr. Barg — 2,308 shares; Ms. Brennan — 2,308 shares; Ms. Chandrasekaran — 2,774 shares; Ms. Cox — 24,890 shares; Mr. Downey — 24,890 shares; Ms. Edison — 6,017 shares; Mr. Evans — 10,611 shares; Ms. Hemingway Hall — 14,007 shares; Mr. Johri — 18,106 shares; Mr. Kenny — 36,903 shares; Ms. Killefer — 22,862 shares; and Ms. Mundkur — 2,774 shares.
(5)	Messrs. Kaufmann and Crawford left the company on September 1, 2022 and November 13, 2022, respectively, and Ms. English ceased to serve as Interim CFO on February 10, 2023. Information regarding the number of shares they beneficially own is as of those dates, except for outstanding equity awards. Mr. Kaufmann’s number of shares beneficially owned includes 10 common shares held by his spouse.
(6)	Common shares listed as being beneficially owned by our named executives include outstanding stock options that are currently exercisable, as follows: Mr. Kaufmann — 200,522 shares; Mr. Mason — 14,961 shares; Ms. Mayer — 8,673 shares; and Ms. Weitzman — 27,642 shares; and outstanding RSUs that will be settled within 60 days, as follows: Ms. Mayer — 11,560 shares.
(7)	Common shares listed as being beneficially owned by all executive officers and directors as a group include: 68,943 outstanding stock options that are currently exercisable; and 180,010 RSUs that may or will be settled in common shares within 60 days.
(8)	“Additional RSUs and PSUs” include vested and unvested RSUs and vested PSUs that will not be settled in common shares within 60 days. RSUs and PSUs do not confer voting rights and generally are not considered “beneficially owned” shares under the SEC rules.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the company’s directors and certain officers, as well as persons who beneficially own more than 10% of the outstanding common shares, to file reports regarding their initial share ownership and subsequent changes to their ownership with the SEC.

Based solely on a review of the reports filed for fiscal 2023 and related written representations, we believe that all Section 16(a) reports were filed on a timely basis. During fiscal 2024, a Form 4 reporting two stock purchases in fiscal 2022 through an automatic, broker-administered dividend reinvestment program was filed late by Chief Human Resources Officer Ola M. Snow.

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OTHER MATTERS

General Information About the Annual Meeting

Date, Time, and Place of Meeting

Date: Wednesday, November 15, 2023

Time: 8:00 a.m. Eastern Time

Virtual Meeting Access: www.virtualshareholdermeeting.com/CAH2023

This proxy statement was first mailed to shareholders on September 27, 2023. It is furnished in connection with the solicitation of proxies by the Board of Directors of Cardinal Health, Inc. to be voted during the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy during the meeting. A shareholder may change or revoke their proxy at any time before it is exercised at the Annual Meeting by Internet, telephone, or mail prior to 11:59 p.m. Eastern Time on Tuesday, November 14, 2023, or by attending the virtual Annual Meeting and following the voting instructions provided on the meeting platform.

Proxy Materials are Available on the Internet

We are furnishing proxy materials to our shareholders primarily via the Internet instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. On September 27, 2023, we mailed a notice of internet availability of proxy materials (“Notice”) to certain of our shareholders. The Notice contains instructions about how to access our proxy materials and vote online or vote by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.

Participating in the Annual Meeting

The Annual Meeting will be conducted virtually. We aim to offer shareholders rights and participation opportunities during our virtual meeting that are comparable to those at an in-person annual meetings of shareholders.

Shareholders of record and proxy holders as of the record date will be able to participate in the virtual meeting online, vote shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CAH2023 and entering the 16-digit control number included in the Notice, voting instruction form, or proxy card. Only shareholders and proxy holders who enter a valid control number will be able to participate in the virtual Annual Meeting to submit questions and vote.

The live webcast of the Annual Meeting will begin promptly at 8:00 a.m., Eastern Time. We encourage you to access the webcast early, starting at approximately 7:45 a.m., Eastern Time, to allow yourself time to log in and test your computer. If you encounter technical difficulties accessing the virtual Annual Meeting, please call the technical support telephone number posted on www.virtualshareholdermeeting.com/CAH2023. Shareholders will be able to ask questions during the virtual Annual Meeting. We will post Annual Meeting rules on www.virtualshareholdermeeting.com/CAH2023.

We will make an audio replay of the Annual Meeting available and post questions and answers received at the Annual Meeting that were not addressed (if applicable to Cardinal Health’s business and otherwise appropriate under the Annual Meeting rules) on the Cardinal Health Investor Relations website after the meeting.

Even if you plan to attend the Annual Meeting online, we encourage you to vote in advance of the Annual Meeting as described in this proxy statement, so that your vote will be counted if you later decide not to attend the Annual Meeting or if you encounter technical difficulties. If you wish to submit your vote before the virtual Annual Meeting, then you do not have to vote at the Annual Meeting unless you wish to change your vote.

Attending the Annual Meeting as a Guest

If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. To attend as a guest, please visit www.virtualshareholdermeeting.com/CAH2023 and enter the information requested on the screen to register as a guest. Please note that you will not have the ability to vote or ask questions during the meeting if you participate as a guest.

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Soliciting Proxies

The Board is soliciting the proxy accompanying this proxy statement. Proxies may be solicited by officers, directors, and employees of Cardinal Health, none of whom will receive any additional compensation for their services. Alliance Advisors may solicit proxies at a cost we anticipate will not exceed $19,000. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email, or the Internet. Cardinal Health will pay persons holding common shares in their names or in the names of nominees, but not owning shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. Cardinal Health will pay all proxy solicitation costs.

Shareholders of record at the close of business on September 18, 2023, will be entitled to vote during the meeting on the basis of one vote for each share held. On September 18, 2023, there were 246,354,023 common shares outstanding, held of record by 6,511 shareholders.

Householding

Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any shareholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. In addition, if you currently are a shareholder who shares an address with another shareholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account, or you may notify us if you are a shareholder of record. Shareholders of record may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

Quorum Requirement

We will have a quorum to conduct business at the Annual Meeting if the holders of a majority of our common shares entitled to vote at the Annual Meeting are present or represented by proxy.

Voting Procedures

How to Vote

You may vote either electronically during the Annual Meeting at www.virtualshareholdermeeting.com/CAH2023 or by providing a proxy or voting instructions in advance of the meeting. If you decide to vote prior to the Annual Meeting, you may do so in any one of the following three ways:

•	By telephone. You may vote your shares 24 hours a day by calling the toll-free number 1-800-690-6903 within the United States, U.S. territories, or Canada, and following instructions provided by the recorded message. You will need to enter identifying information that appears on your proxy card, voting instruction form, or the Notice. The telephone voting system allows you to confirm that your votes were properly recorded.
•	By Internet. You may vote your shares 24 hours a day by logging on to a secure website, www.proxyvote.com, and following the instructions provided. You will need to enter identifying information that appears on your proxy card, voting instruction form, or the Notice. As with the telephone voting system, you will be able to confirm that your votes were properly recorded.
•	By mail. If you received proxy materials by mail, you may mark, sign, and date your proxy card or voting instruction form and return it by mail in the enclosed postage-paid envelope.

Telephone and Internet voting is available through 11:59 p.m. Eastern Time on Tuesday, November 14, 2023. If you vote by mail, your proxy card or voting instruction form must be received before the Annual Meeting to assure that your vote is counted. We encourage you to vote promptly.

Voting Shares Held Through Employee Plans

If you hold shares through our 401(k) Savings Plans, you will receive voting instructions from Broadridge Financial Solutions, Inc. and can vote through one of the three methods described above under “How to Vote.” Please note that employee plan shares have an earlier voting deadline of 11:59 p.m. Eastern Time on Thursday, November 9, 2023.

Broker Non-Votes

If you are a beneficial owner whose shares are held by a broker, and you do not provide voting instructions prior to the meeting, your broker is not permitted to vote your shares on the election of directors, the advisory vote to approve the compensation of our named executive officers, the advisory vote on the frequency of future advisory votes to approve executive compensation, or the shareholder proposals. The inability of the broker to vote your shares on these proposals results in a “broker non-vote.” In the absence of voting instructions, the broker can only register your shares as being present at the Annual Meeting for purposes of determining a quorum and may vote your shares on ratification of the appointment of our auditor.

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Majority Vote Standard for Election of Directors

To elect directors under Proposal 1, our governing documents require that a director nominee be elected by a majority of votes cast in an uncontested election. If an incumbent director nominee receives a greater number of votes “against” than votes “for” his or her election, our Corporate Governance Guidelines require the director to promptly tender a resignation to the Chairman of the Board. Within 90 days following the certification of the shareholder vote, the Governance and Sustainability Committee will recommend to the Board whether to accept the resignation. Thereafter, the Board will promptly act and publicly disclose its decision and the rationale behind the decision.

Vote Required; Effect of Abstentions and Broker Non-Votes

You may either vote FOR, AGAINST, or ABSTAIN on each of the proposals, except for Proposal 4 where you may vote for ONE YEAR, TWO YEARS, THREE YEARS, or ABSTAIN. Votes will be tabulated by or under the direction of inspectors of election, who will certify the results following the Annual Meeting.

Each of the proposals requires approval by a majority of votes cast, except for Proposal 4 which requires the majority of the votes cast for one of the options (i.e., one year, two years, or three years). Abstentions and broker non-votes are not considered as votes cast and will not be counted in determining the outcome of the voting results. Proxies may not be voted for more than 11 director nominees, and shareholders may not cumulate their voting power.

How Shares Will Be Voted

The shares represented by all valid proxies received by telephone, by Internet, or by mail will be voted in the manner specified. For shareholders of record who do not specify a choice for a proposal, proxies that are signed and returned will be voted FOR the election of all 11 director nominees, FOR the ratification of the appointment of Ernst & Young LLP as independent auditor, FOR approval of the compensation of our named executive officers, FOR conducting future advisory votes to approve the compensation of our named executive officers every ONE YEAR, and AGAINST the shareholder proposals. If any other matters properly come before the Annual Meeting, the individuals named in your proxy, or their substitutes, will determine how to vote on those matters in their discretion. The Board does not know of any other matters that will be presented for action at the Annual Meeting.

Communicating with the Board

Shareholders and other interested parties may communicate with the Board, any committee of the Board, any individual director or the independent directors as a group, by writing to Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017 or sending an email to bod@cardinalhealth.com. Communications from shareholders will be distributed to the entire Board unless addressed to a particular committee, director or group of directors. The corporate secretary will not distribute communications that are unrelated to the duties of the Board, such as spam, junk mail, mass mailings, business solicitations, and advertisements.

Shareholder Recommendations for Director Nominees

The Governance and Sustainability Committee will consider candidates recommended by shareholders for election as director. Shareholder recommendations will be evaluated against the same criteria used to evaluate other director nominees, which criteria are discussed under “Board Membership Criteria: What we look for” on page 13. Shareholders who wish to recommend a candidate may do so by writing to the Governance and Sustainability Committee in care of Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. To be considered by the Governance and Sustainability Committee for consideration at the 2024 annual meeting of shareholders, a shareholder recommendation must be received no later than May 30, 2024.

Recommendations must include, at a minimum, the following information:

•	the name and address of the shareholder making the recommendation;
•	the name and address of the person recommended for nomination;
•	if the shareholder is not a shareholder of record, a representation and satisfactory proof of share ownership;
•	a statement in support of the shareholder’s recommendation, including sufficient information to permit the Governance and Sustainability Committee to evaluate the candidate’s qualifications, skills, and experience;
•	a description of all direct or indirect arrangements or understandings between the shareholder and the candidate recommended by the shareholder;
•	information regarding the candidate as would be required to be included in a proxy statement filed in accordance with SEC rules; and
•	the candidate’s written, signed consent to serve if elected.

Shareholders who wish to nominate directors directly for election at an annual meeting of shareholders in accordance with the procedures in our Restated Code of Regulations, including under our proxy access provision, should follow the instructions under “Submitting Proxy Proposals and Director Nominations for the Next Annual Meeting of Shareholders” below and the details contained in our Restated Code of Regulations.

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Submitting Proxy Proposals and Director Nominations for the Next Annual Meeting of Shareholders

Shareholder Proposal

If you intend to present a proposal to be included in the proxy statement and form of proxy relating to our 2024 annual meeting of shareholders under Rule 14a-8 under the Exchange Act, we must receive the proposal at our principal executive offices not later than the close of business (5:00 p.m. Eastern Time) on May 30, 2024. The proposal should be addressed to Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. We will not be required to include in our proxy statement or form of proxy a shareholder proposal that we receive after that date or that otherwise fails to meet the requirements for shareholder proposals established by the SEC rules.

Proxy Access Nominee

Our Restated Code of Regulations includes a proxy access provision, under which a shareholder, or a group of up to 20 shareholders, owning at least 3% of our outstanding common shares continuously for at least three years, may nominate and include in our proxy materials director nominees constituting up to the greater of two nominees or 20% of the Board, if the shareholders and the nominees satisfy the requirements specified in our Restated Code of Regulations.

If you intend to request that director nominees be included in our proxy materials under our proxy access provision, you must comply with the notice and other requirements set forth in our Restated Code of Regulations. Among other requirements, you must deliver proper written notice to our corporate secretary at our principal executive offices no earlier than April 30, 2024 and not later than the close of business on May 30, 2024. If the date of the 2024 annual meeting of shareholders is more than 30 days before, or more than 60 days after, November 15, 2024, written notice must be delivered after the close of business on the 150th day prior to the meeting, but before the close of business on the later of the 120th day prior to the meeting or the 10th day after we first publicly announce the date of the meeting.

Advance Notice Provisions for Item of Business or Director Nominee

If you intend to present a proposal for other business or a nomination for election to the Board at our 2024 annual meeting of shareholders (other than any such proposal included in our proxy statement and form of proxy under Rule 14a-8 under the Exchange Act), you must comply with the notice requirements set forth in our Restated Code of Regulations and such business must be a proper matter for shareholder action. Among other requirements, you must deliver proper written notice to our corporate secretary at our principal executive offices no earlier than July 18, 2024 and no later than the close of business on August 17, 2024. If the date of the 2024 annual meeting of shareholders is more than 30 days before, or more than 60 days after, November 15, 2024, written notice must be delivered after the close of business on the 120th day prior to the meeting, but before the close of business on the later of the 90th day prior to the meeting or the 10th day after we first publicly announce the date of the meeting.

Universal Proxy Rules

To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Cardinal Health’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than September 16, 2024. If the date of the 2024 annual meeting of shareholders is more than 30 days before or after November 15, 2024, shareholders who intend to solicit proxies in support of director nominees other than Cardinal Health’s nominees must provide such notice by the later of 60 days prior to the meeting or the 10th day after we first publicly announce the date of the meeting.

Corporate Governance Documents

You can find the full text of our Amended and Restated Articles of Incorporation, Restated Code of Regulations, and Corporate Governance Guidelines on our website at www.cardinalhealth.com under “About Us — Corporate — Investor Relations — Governance — Governance Documents.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

Transfer Agent

Shareholders of record should direct communications regarding change of address, transfer of share ownership, lost share certificates, and other matters regarding their share ownership to Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078. Our transfer agent may also be contacted via the Internet at www.computershare.com/investor or by telephone at (877) 498-8861 or (781) 575-2879.

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ANNEX A: USE OF NON-GAAP FINANCIAL MEASURES

This proxy statement contains financial measures that are not calculated in accordance with GAAP. In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.

Exclusions from Non-GAAP Financial Measures

Management believes it is useful to exclude the following items from the non-GAAP financial measures presented in this proxy statement for its own and for investors’ assessment of the business for the reasons identified below:

•	State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the period in which the expense is incurred. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states’ laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Income from state opioid assessments related to prior fiscal years represents reversals of accruals due to changes in estimates or when the underlying assessments were invalidated by a court or reimbursed by manufacturers.
•	Shareholder cooperation agreement costs includes costs such as legal, consulting, and other expenses incurred in relation to the Cooperation Agreement, including costs incurred to negotiate and finalize the Cooperation Agreement and costs incurred by the Board’s Business Review Committee, which was formed under the Cooperation Agreement. We have excluded these costs from our non-GAAP financial measures because they do not occur in or reflect the ordinary course of our ongoing business operations and may obscure analysis of trends and financial performance.
•	Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.
•	Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current, and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition, but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity, and size of acquisitions.
•	Impairments and gain or loss on disposal of assets, net are excluded because they do not occur in, or reflect the ordinary course of, our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current, and forecasted financial results.
•	Litigation recoveries or charges, net, which include loss contingencies for certain litigation and regulatory matters and income from the favorable resolution of litigation, are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business, and are inherently unpredictable in timing and amount.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax, and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

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Fiscal 2023 GAAP to Non-GAAP Reconciliations

(in millions, except for per share amounts)	Operating Earnings ($)	Operating Earnings Growth Rate (%)	Earnings Before Income Taxes ($)	Provision For Income Taxes ($)	Net Earnings Attributable to Cardinal Health, Inc. ($)	Diluted Earnings Per Share Attributable to Cardinal Health, Inc. ($)	Diluted Earnings Per Share Attributable to Cardinal Health, Inc. Growth Rate (%)
GAAP	727	N.M.	638	376	261	1.00	N.M.
State opioid assessment related to prior fiscal years	(6)		(6)	(2)	(4)	(0.02)
Shareholder cooperation agreement costs	8		8	2	6	0.02
Restructuring and employee severance	95		95	21	74	0.28
Amortization and other acquisition-related costs	285		285	74	211	0.80
Impairments and (gain)/loss on disposal of assets, net(1)	1,250		1,250	86	1,164	4.44
Litigation (recoveries)/charges, net(2)	(302)		(302)	(109)	(193)	(0.73)
NON-GAAP	2,057	3	1,968	448	1,519	5.79	14
(1)	Impairments and (gain)/loss on disposals of assets, net includes pre-tax goodwill impairment charges of $1.2 billion ($1.1 billion after tax or $4.38 per share) related to the Medical segment.
(2)	Litigation (recoveries)/charges, net includes $13 million ($0.04 per share) in net charges related to opioid litigation. Historically, we have excluded litigation recoveries and charges from our non-GAAP earnings measures, which is common in our industry. This practice ensures that executives have incentives to efficiently resolve litigation when it is in the best interest of the company, helps focus our incentives on underlying business performance, and aligns our incentives with performance during the performance period. We did not adjust our non-GAAP financial measures to exclude ordinary, recurring opioid-related litigation defense costs, which adversely impacted our fiscal 2023 non-GAAP operating earnings by approximately $55 million. We also did not adjust for opioid-related compliance costs.

The sum of the components and certain computations may reflect rounding adjustments.

Definitions

Non-GAAP operating earnings is operating earnings excluding state opioid assessment related to prior fiscal years, shareholder cooperation agreement costs, restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, net, and litigation (recoveries)/charges, net.

Non-GAAP earnings before income taxes is earnings before income taxes excluding state opioid assessment related to prior fiscal years, shareholder cooperation agreement costs, restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, net, and litigation (recoveries)/charges, net.

Non-GAAP net earnings attributable to Cardinal Health, Inc. is net earnings attributable to Cardinal Health, Inc. excluding state opioid assessment related to prior fiscal years, shareholder cooperation agreement costs, restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, net, and litigation (recoveries)/charges, net, each net of tax.

Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc. is non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted average shares outstanding.

CARDINALHEALTH   2023 Proxy Statement  |  83

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Corporate Offices
Cardinal Health
7000 Cardinal Place
Dublin, Ohio 43017

614.757.5000
cardinalhealth.com

© 2023 Cardinal Health. All Rights Reserved. CARDINAL HEALTH and the Cardinal Health LOGO are trademarks of Cardinal Health and may be registered in the US and/or in other countries. All other trademarks are the property of their respective owners. Patent cardinalhealth.com/patents. Lit. No. 5PR23-2542999 (09/2023)

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CARDINAL HEALTH, INC.
7000 CARDINAL PLACE
DUBLIN, OH 43017

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on November 14, 2023 for shares held directly and by 11:59 p.m. Eastern Time on November 9, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CAH2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on November 14, 2023 for shares held directly and by 11:59 p.m. Eastern Time on November 9, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V22443-P97705-Z85852 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CARDINAL HEALTH, INC.

The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3, a vote of "1 YEAR" on Proposal 4, and a vote AGAINST Proposals 5 and 6.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Steven K. Barg	☐	☐	☐
1b. Michelle M. Brennan	☐	☐	☐
1c. Sujatha Chandrasekaran	☐	☐	☐
1d. Sheri H. Edison	☐	☐	☐
1e. David C. Evans	☐	☐	☐
1f. Patricia A. Hemingway Hall	☐	☐	☐
1g. Jason M. Hollar	☐	☐	☐
1h. Akhil Johri	☐	☐	☐
1i. Gregory B. Kenny	☐	☐	☐
1j. Nancy Killefer	☐	☐	☐
1k. Christine A. Mundkur	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. To vote, on a non-binding advisory basis, on the frequency of future advisory votes to approve the compensation of our named executive officers	☐	☐	☐	☐

	For	Against	Abstain
5. Shareholder proposal regarding executives retaining significant stock, if properly presented	☐	☐	☐
6. Shareholder proposal regarding shareholder ratification of excessive termination pay, if properly presented	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V22444-P97705-Z85852

CARDINAL HEALTH, INC.
Annual Meeting of Shareholders
November 15, 2023 8:00 AM Eastern Time
This proxy is solicited by the Board of Directors

Jason M. Hollar, Jessica L. Mayer, and Patrick C. Pope (the "Proxies"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Cardinal Health, Inc. to be held at 8:00 AM Eastern Time on November 15, 2023 at www.virtualshareholdermeeting.com/CAH2023, or at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted FOR each of the nominees listed in Proposal 1, FOR Proposals 2 and 3, for conducting future advisory votes to approve compensation of our named executive officers every 1 YEAR and AGAINST Proposals 5 and 6.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Continued and to be signed on reverse side